Form 10-K, Exhibit 13
period 1998-12-31
REPUBLIC BANCORP INC /KY/
filed 1999-04-01
CIK 921557

Exhibit 13 Excerpts from the 1998 Annual Report to Shareholders

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth Republic's selected historical financial information from 1994 through 1998. This information should be read in conjunction with the Consolidated Financial Statements and the related Notes. Factors affecting the comparability of certain indicated periods are discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


dollars in thousands,                                           Years Ended December 31,
except per share data)                 1998             1997           1996         1995          1994
                                       ----             ----           ----         ----          ----
Income Statement Data:
Interest income.........             $92,667          $91,194      $81,986       $71,133       $47,375
Interest expense........              50,174           50,856       43,855        37,720        22,513
Net interest income.....              42,493           40,338       38,131        33,413        24,862
Provision for loan losses              3,110            7,251        9,149         4,268           537
Non-interest income.....              11,396            7,743        7,097         7,520         6,997
Gain on sale of deposits               4,116            7,527
Gain on sale of Bankcard                                3,660
Non-interest expense....              33,533           32,880       31,409        24,505        22,216
Income before taxes.....              21,362           19,137        4,670        12,160         9,106
Net income..............              13,756           12,259        2,727         7,788         6,170

Balance Sheet Data:
Total assets............          $1,207,684       $1,054,950   $1,140,882      $891,347      $736,009
Total securities........             216,921          192,372      281,855       114,654       100,705
Total loans, net........             870,031          794,939      759,424       668,193       571,950
Allowance for loan losses              7,862            8,176        6,241         3,695         1,827
Total deposits..........             747,147          731,598      783,141       734,443       590,036
Repurchase agreements and
  other short-term
  borrowings............             148,659          111,137      181,634        21,729        12,732
Other borrowed funds....             190,222          124,405      106,974        68,063        77,060
Total stockholders' equity           103,842           68,386       59,019        58,502        47,045

Per Share Data:(1)
Basic Class A common
  earnings per share....               $0.87            $0.82        $0.16          $N/A          $N/A
Basic Class B common
  earnings per share....                0.86             0.81         0.15           N/A           N/A
Net income per common...                 N/A              N/A          N/A          0.52          0.43
Book value..............                6.03             4.58         3.74          3.71          3.28
Cash dividends per Class A
  common................                0.11             0.11         0.11           N/A           N/A
Cash dividends per Class B
  common................                0.10             0.10         0.10           N/A           N/A
Cash dividend per common
                                         N/A              N/A          N/A        0.0850           N/A

Performance ratios:
Return on average assets                1.20%            1.12%         .29%          .95%          .93%
Return on average common
  equity................               15.82            18.81         4.57         14.46         13.71
Net interest margin.....                3.84             3.85         4.21          4.25          3.96
Efficiency ratio........                  62(2)            68(3)        64(4)         60            70

Asset quality ratios:
Nonperforming assets to
  total loans...........                0.63%            0.90%        1.06%         0.41%         0.46%
Net loan charge-offs to
  average loans.........                0.40             0.66         0.91          0.38          0.06
Allowance for loan losses
  to total loans........                0.89             1.02         0.81          0.55          0.32
Allowance for loan losses
  to non-performing loans                158              115           78           168            97

    Capital ratios:
    Leverage ratio..........            9.29%            6.99%        5.76%         6.62%         6.40%
    Average stockholders'
      equity to average total
      assets................            7.58             5.97         6.30          6.56          6.65
    Tier 1 risk-based capital          14.63            10.57         9.14         10.29         10.19
      ratio.................
    Total risk-based capital
      ratio.................           15.68            11.73        10.10         10.96         10.60
    Dividend payout ratio...              13               13           68            16           N/A

-----------

(1) In 1996 the Company's common stock was replaced by Class A Common Stock and Class B Common Stock.

(2)      Excludes pre-tax gain on sale of deposits of $4.1 million.

(3) Excludes pre-tax gain on sale of deposits of $7.5 million and pre-tax gain on sale of Bankcard of $3.7 million.

(4) Excludes one time Savings Association Insurance Fund ("SAIF") assessment of $2.3 million.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Management's Discussion and Analysis of Financial Condition and Results of Operations of Republic Bancorp, Inc. ("Republic" or "the Company") analyzes the major elements of Republic's balance sheets and statements of income. Republic, a bank holding company headquartered in Louisville, Kentucky, is the parent of Republic Bank & Trust Company (the "Bank"). This section should be read in conjunction with the Company's Consolidated Financial Statements and accompanying Notes and other detailed information.

         This discussion includes various forward-looking statements with respect to credit quality (including delinquency trends and the allowance for loan losses), corporate objectives and other financial and business matters. When used in this discussion the words "anticipate," "project," "expect," "believe," and similar expressions are intended to identify forward-looking statements. Republic cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from forward-looking statements.

In addition to factors disclosed by Republic elsewhere in this discussion, the following factors, among others, could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions both nationally and in the Bank's markets; the extent and timing of actions of the Federal Reserve Board; clients' acceptance of the Bank's products and services; Year 2000 issues experienced by Republic or by governmental or private entities; and the extent and timing of legislative and regulatory actions and reforms.
HIGHLIGHTS

         Republic reported record earnings of $13.8 million in 1998, an increase from $12.3 million reported in 1997. On a per share basis, Class A Common Stock diluted earnings per share for 1998 were $0.83 up from $0.79 per share in 1997. The increase in earnings for 1998 reflects strong performance in many areas of the Company. The favorable interest rate environment resulted in record loan origination volume for Republic. Total loan originations at the banking centers and the mortgage banking operations increased to a record $770 million for 1998 compared to $563 million during 1997. The increased loan origination volume resulted in additional interest income from those loans retained in the Bank's portfolio, as well as increased fee income realized from the sale of loans into the secondary market. Gain on sale of securities was significant during 1998 as a result of active management of the investment portfolio and favorable market conditions. Earnings also improved as a result of a significant decrease in the provisions required for the loan loss allowance due to reduced loss experience in the unsecured consumer loan portfolio.

The  following  table  summarizes  selected  financial   information   regarding
Republic's financial performance.

Table 1 - Summary


For the Years Ended December 31, (dollars in thousands)       1998           1997           1996
                                                            -------------------------------------
Net income                                             $    13,756    $    12,259     $     2,727
Net income excluding asset dispositions                     11,122          5,099           2,727
Diluted Class A earnings per share                            0.83           0.79            0.16
Diluted Class B earnings per share                            0.82           0.78            0.15
ROA                                                           1.20%          1.12%           0.29%
ROA excluding asset dispositions                              0.97           0.47            0.29
ROE                                                          15.82          18.81            4.57
ROE excluding asset dispositions                             13.19           8.11            4.57


         During 1998, Republic's total assets grew 14% to a record $1.2 billion. Republic's loan portfolio increased by $75 million or 9% since December 31, 1997. This growth was achieved despite the scheduled paydowns of the unsecured consumer loan portfolio and paydowns of loans by customers in the communities where the Western Kentucky banking centers were sold. Overall, Republic experienced healthy loan demand in its markets and had further development of the commercial and business banking initiatives. Loan growth was funded by retail deposits and additional advances from the Federal Home Loan Bank. Republic achieved an overall increase in total deposits, even though $66 million in deposits from the Mayfield banking center were sold during 1998.

         In July of 1998 Republic sold 2 million shares of its Class A Common Stock at an initial offering price of $13 per share and received approximately $23.6 million in proceeds. The stock offering proceeds are being utilized for continued banking center expansion, the broadening of existing business lines and other general corporate purposes. Republic's Class A Common Stock is traded on the NASDAQ National Market under the symbol "RBCAA".

         During 1998, Republic completed its program, initiated in 1997, of refocusing its resources on its North Central and Central Kentucky markets. Under this program, Republic sold its banking centers and their associated deposits in the Western Kentucky cities of Murray, Benton, Paducah, and Mayfield. The Murray, Benton and Paducah sales were closed in the second half of 1997. During the first quarter of 1998, Republic completed the sale of deposits and fixed assets at the Mayfield banking center, realizing a pre-tax gain of approximately $4.1 million. This sale was comprised of approximately $66 million in deposits and certain other fixed assets. Republic retained substantially all of its Mayfield banking center loan portfolio in that transaction. The Mayfield transaction represented the final Western Kentucky banking center sale. Management funded these transactions with additional advances from the Federal Home Loan Bank, deposits at its existing retail banking centers and liquidation of selected investment securities and overnight federal funds.

         Also during 1997, Republic sold its $17 million Bankcard portfolio, its merchant processing assets and its $6 million, 50% interest in a joint venture Bankcard arrangement. Collectively, these asset sales resulted in a pre-tax gain of $3.7 million. Under the terms of the joint venture Bankcard arrangement, Republic was subject to a recourse provision of $1.2 million. During 1998, Republic settled all of its obligations under the joint venture arrangement for approximately $272,000. Republic had previously expensed $18,000 under the arrangement prior to the final settlement.

RESULTS OF OPERATIONS

NET INTEREST INCOME

         The principal source of Republic's revenue is net interest income. Net interest income is the difference between interest income on interest-earning assets such as loans and securities and the interest expense on liabilities used to fund those assets, such as interest-bearing deposits and borrowings. Net interest income is impacted by both changes in the amount and composition of interest-earning assets and interest-bearing liabilities and market interest rates.

         The change in net interest income is typically measured by changes in net interest spread and net interest margin. Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. Net interest margin is determined by dividing net interest income by average interest-earning assets.

         Average interest-earning assets increased 6% in 1998, compared to a 16% increase in 1997. The 1998 and 1997 growth resulted from increased loan volume supported by an increase in investment securities.

         During 1998, average interest-bearing liabilities grew $20 million to $965 million, an increase of 2% over 1997. The increase was primarily in money market accounts and other borrowings. In 1997, average interest-bearing liabilities grew 15% over 1996. The increase of $127 million during 1997 was primarily in certificates of deposit, other time deposits and overnight repurchase agreements.

         For 1998, net interest income was $42 million, up $2 million over the $40 million attained during 1997. Overall, the net interest rate spread decreased from 3.33% during 1997 to 3.18% in 1998. The Bank's net interest margin decreased slightly from 3.85% in 1997 to 3.84% in 1998. The decrease in the net interest spread and margin in 1998 occurred because the yield on interest earning assets decreased 33 basis points while the rate paid on liabilities only decreased 18 basis points. As a result of an overall decline in market interest rates during 1998, Republic's yield on interest earning assets and the rate paid on interest bearing liabilities both declined during the period. The average rate on earning assets decreased faster than the average rate paid on liabilities due, in part, to Republic's higher yielding unsecured consumer loans being replaced with lower yielding real estate secured loans. Net interest margin declined at a slower rate than net interest spread because during 1998 Republic was able to fund a greater portion of its interest earning assets through equity and non-interest bearing deposits.

         Net interest income increased 6% in 1997, following a 14% increase in 1996. The increase in 1997 was attributable to Republic's loan growth, particularly residential and home equity lending. The increase in 1996 was due to substantial growth in the unsecured consumer loan portfolio which also favorably impacted the Bank's net interest spread.

         Table 2 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for 1996 through 1998. Table 3 provides an analysis of the changes in net interest income attributable to changes in rates and changes in volume of interest-earning assets and interest-bearing liabilities.

Table 2  - Average Balance Sheets and Rates for December 31, 1998, 1997 and 1996


                                                   1998                            1997                           1996
                                                   ----                            ----                           ----
                                       Average                Average     Average             Average   Average              Average
(dollars in thousands)                 Balance     Interest     Rate      Balance   Interest    Rate    Balance    Interest   Rate

ASSETS
Earning assets:
U.S. Treasury and U.S. Government
  Agency Securities...............      $168,862     $9,798      5.80%   $209,599    $12,473     5.95%  $147,376   $9,040     6.13%
State and political subdivision
  securities......................         4,195        368      8.77       4,447        381     8.57      4,557      390     8.56
Mortgage-backed securities........        42,572      2,591      6.09       4,415        263     5.96        705       36     5.11
Other investments.................        15,365      1,061      6.91       6,952        497     7.15      5,303      414     7.79
Federal funds sold................        16,472        930      5.65      12,452        691     5.55     23,847    1,275     5.35
Total loans and fees(1)(2)........       858,420     77,919      9.08     809,700     76,889     9.50    724,669   70,831     9.77

Total earning assets..............     1,105,886     92,667      8.38   1,047,565     91,194     8.71    906,457   81,986     9.04

Less: Allowance for loan losses...        (8,150)                          (6,278)                        (6,196)
Non-earning assets:
Cash and due from banks...........        19,942                           20,338                         20,830
Bank premises and equipment, net..        14,123                           16,793                         14,391
Other assets......................        14,934                           13,198                         10,974

Total assets......................    $1,146,735                       $1,091,616                       $946,456


LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts..............      $102,231     $3,263      3.19    $124,062     $4,250     3.43   $149,383   $5,163     3.46
Money market accounts.............       105,668      4,977      4.71      47,036      2,329     4.95     35,557    1,622     4.56
Individual retirement accounts....        22,549      1,316      5.84      35,641      2,090     5.86     34,956    2,156     6.17
Certificates of deposits and other
  time deposits...................       425,721     24,665      5.79     512,260     30,271     5.91    450,759   27,143     6.02
Repurchase agreements and other
  borrowings......................       308,744     15,953      5.17     226,400     11,916     5.26    148,026    7,771     5.25

Total interest bearing liabilities       964,913     50,174      5.20     945,399     50,856     5.38    818,681   43,855     5.36

Non-interest bearing liabilities:
Non-interest bearing deposits.....        79,636                           68,184                         57,041
Other liabilities.................        15,218                           12,875                         11,090
Stockholders' equity..............        86,968                           65,158                         59,644

Total liabilities and stockholders'   $1,146,735                       $1,091,616                       $946,456
  equity..........................

Net interest income...............                  $42,493                          $40,338                      $38,131

Net interest spread...............                               3.18%                           3.33%                        3.68%

Net interest margin...............                               3.84%                           3.85%                        4.21%

-----------

(1) The amount of fee income included in interest on loans was $1,367,000, $837,000, and $520,000 for the years ended December 31, 1998, 1997, and 1996, respectively.

(2) Calculations include non-accruing loans in the average loan amounts outstanding

         The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected Republic's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

Table 3 - Volume/Rate Variance Analysis

                                                                  1998 compared to 1997                      1997 compared to 1996
                                                             Total Net                             Total Net
(dollars in thousands)                                        Change      Volume      Rate          Change       Volume      Rate

Interest income:
U.S. Treasury and Government Agency Securities.....          $(2,675)    $(2,424)      $(251)       $3,433      $3,817     $(384)
State and political subdivision securities.........              (13)        (22)          9            (9)        (10)        1
Mortgage backed securities.........................            2,328       2,273          55           227         189        38
Other investments..................................              564         601         (37)           83         127       (44)
Federal funds sold.................................              239         223          16          (584)       (609)       25
Total loans and fees(1)(2).........................            1,030       4,626      (3,596)        6,058       8,311    (2,253)

Total increase (decrease) in interest income.......            1,473       5,277      (3,804)        9,208      11,825    (2,617)


Interest expense:
Interest bearing transaction accounts..............             (987)       (748)       (239)         (913)       (875)      (38)
Money market accounts..............................            2,648       2,903        (255)          707         524       183
Individual retirement accounts.....................             (774)       (768)         (6)          (66)         42      (108)
Certificates of deposit and other time deposits....           (5,606)     (5,114)       (492)        3,128       3,703      (575)
Repurchase agreements and other borrowings.........            4,037       4,334        (297)        4,145       4,114        31

Total increase (decrease) in interest expense......             (682)        607      (1,289)        7,001       7,508      (507)

Increase (decrease) in net interest income.........           $2,155      $4,670     $(2,515)       $2,207      $4,317   $(2,110)

-----------

(1) Interest income for loans on non-accrual status has been excluded from interest income.

(2) The amount of fee income included in interest on loans was $1,367,000, $837,000, and $520,000 for the years ended December 31, 1998, 1997, and 1996, respectively.


NON-INTEREST INCOME

         Non-interest income was $15.5 million during 1998, $18.9 million during 1997, and $7.1 million during 1996. The decrease from 1997 to 1998 was primarily due to the gains from the sale of deposits and Bankcard during 1997 of $11.2 million. Excluding the sale of deposits and Bankcard during 1998 and 1997, non-interest income increased by $3.7 million. The increase during 1998 was principally a result of gains generated from sales of loans into the secondary market and sales of investment securities. The $11.8 million increase in non-interest income in 1997 from 1996 was due primarily to the sale of Western Kentucky deposits and Bankcard.


Table 4 - Analysis of Non-Interest Income
                                                                                        Percent Increase (Decrease)
Year Ended December 31,(dollars in thousands)             1998        1997       1996      1998/97     1997/96
                                                          ----        ----       ----      -------     -------
Service charges on deposit accounts................      $3,255     $3,284     $2,642       (1%)          24%
Other service charges and fees.....................         821        661        445       24            49
Bankcard services..................................                    508      1,010       NM           (50)
Net gain on available for sale securities..........       1,139         81               1,306            NM
Net gain on sale of loans..........................       4,326      1,852      1,212      134            53
Loan servicing income..............................         598        734        829      (19)          (12)
Other..............................................       1,257        623        959      102           (35)
   Subtotal........................................      11,396      7,743      7,097       47             9

Net gain on sale of deposits.......................       4,116      7,527                  45            NM
Net gain on sale of Bankcard.......................                  3,660                  NM            NM

   Total...........................................     $15,512    $18,930     $7,097      (18%)         167%

         Service charges on deposit accounts were constant at $3.3 million for 1998 and 1997, even with the sale of five banking centers in Western Kentucky. Republic continues to open additional transaction accounts at its existing banking centers which has minimized the impact of the banking center sales on deposit fee income. Other service charges and fees increased from $661,000 to $821,000 for 1998 due to increased volume associated with Republic's participation in a rapid tax refund joint venture with Refunds Now, Inc. Revenues generated from this joint venture are primarily realized during the first quarter of the year, the tax-filing season. During the fourth quarter of 1998, Refunds Now, Inc. was merged into Republic. Republic issued 230,000 shares of Class B Common Stock for the stock of Refunds Now, Inc. in a business combination accounted for as a pooling of interest. During the first quarter of 1999, Republic expects to realize additional fee income resulting from its ownership of Refunds Now, Inc.

         Revenue from mortgage banking activities during 1996 through 1998 has been positively influenced by increases in originations, sales volume, and the sale of most loans with servicing released. Proceeds from sales of loans were $272 million, $124 million, and $104 million in 1998, 1997, and 1996, respectively. Secondary market residential loan originations are heavily influenced by the favorable interest rate environment, which is the primary factor for increased volume. Net gains from sales of loans closely track loan origination volume. Net gains as a percentage of loans sold were 1.59%, 1.49%, and 1.16% in 1998, 1997, and 1996, respectively. Management changed from selling loans with servicing retained to servicing released in 1995 in order to offset downward market pressure on loan pricing. The sale of a significant number of loans with servicing released, coupled with normal loan paydowns and payoffs, has resulted in a continued decline in the size of the loan servicing portfolio and a corresponding decline in loan servicing income. As of December 31, 1998, Republic was servicing $220 million in mortgage loans for other investors, compared to $263 million at December 31, 1997.

         Management cannot determine how long the strong loan originations and sales may continue. Relatively low interest rates are a key factor in consumer decisions to acquire new homes and to refinance existing home loans. However, as rates continue to remain low, the number of consumers who stand to benefit financially from refinancing decisions declines. Further, certain lenders, including secondary market investors, now offer current borrowers the option to reduce their rate for a one-time fee, bypassing the underwriting process, thus preempting an opportunity for Republic to provide refinancing.

NON-INTEREST EXPENSE

         As shown in Table 5, total non-interest expense increased by 2% to $33.5 million in 1998, compared to $32.9 million in 1997, and $31.4 million in 1996. Republic received the benefit from reduced non-interest expenses during 1998 following the Western Kentucky banking center sales. However, the costs associated with Republic's addition of seven new banking centers since 1996 and continued technology enhancements during 1997 resulted in an overall increase in non-interest expense during 1997 and 1998.

         Non-interest expense levels are often measured using an efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income). Excluding its one-time gains from the sale of deposits and related fixed assets and Bankcard, Republic's efficiency ratio was 62% in 1998 compared to 68% in 1997 and 69% in 1996 (64% exclusive of a one-time SAIF deposit insurance assessment).


Table 5 - Analysis of Non-Interest Expense
                                                                                    Percent Increase/(Decrease)
Year Ended December 31,(dollars in thousands)     1998        1997         1996       1998/97     1997/96
                                                  ----        ----         ----       -------     -------
Salaries and employee benefits.............     $16,968     $15,444      $13,236         10%         17%
Occupancy and equipment....................       7,423       8,562        6,623        (13)         29
Communication and transportation...........       1,703       1,796        1,548         (5)         16
Marketing and development..................       1,372       1,299        1,620          6         (20)
FDIC deposit insurance.....................         307         107        3,277        187         (97)
Supplies...................................       1,066       1,013          973          5           4
Other......................................       4,694       4,659        4,132          1          13
Total......................................     $33,533     $32,880      $31,409          2%          5%


         Salary and employee benefits expense increased approximately 10% and 17% in 1998 and 1997, respectively. This rise in 1998 was primarily due to increased staffing and commissions paid for Republic's mortgage banking activities as a result of higher loan volumes. Also in 1998 Republic had increases in the number of higher salaried technical and lending staff additions and annual merit salary increases.

         Occupancy and equipment expenses declined 13% in 1998 following a 29% increase during 1997. The 1998 decrease was primarily due to reduced depreciation and maintaince expenses resulting from the sale of Western Kentucky banking centers. The $1.9 million increase in 1997 reflects a full year of operating expenses associated with the opening of five new banking centers in 1996 in Louisville (3), Frankfort and Paducah.

         FDIC deposit insurance expense decreased $3.2 million from 1996 to 1997. This decrease is principally a result of the federally mandated one-time assessment of $2.3 million on the Bank's deposits insured in the FDIC's Savings Association Insurance Fund (SAIF) during 1996. The 1996 federal legislation which mandated the one-time assessment provided for a future ongoing reduction in the FDIC's insurance rate premiums on SAIF insured deposits. Republic benefited from this one time charge as it resulted in a reduction of the FDIC's overall insurance rate premium charges during 1997 and 1998.

FINANCIAL CONDITION

LOAN PORTFOLIO

         Republic experienced record loan growth throughout its markets in 1998. Total loans increased 9% to $879 million at December 31, 1998 compared to $805 million at December 31, 1997. The increase in lending was primarily in residential and commercial loans.

         The residential real estate lending portfolio increased $40 million to $521 million at December 31, 1998. The rise in residential real estate loan volume was a result of a continued favorable rate environment. During 1998, Republic introduced two new adjustable rate mortgage products with initial 5 and 10 year fixed rate terms. At December 31, 1998 Republic had $58 million outstanding in these products. These portfolio products were specifically designed to compete effectively with secondary market products. Management determined that the interest rate risk associated with fixed rate features of these adjustable-rate assets was acceptable, particularly since Republic has historically been asset-sensitive.

         Republic's commercial real estate loan portfolio increased by 55% to $118 million at December 31, 1998. Republic's commercial banking initatives are directed by seasoned senior loan executives and are targeted principally toward the Bank's existing customer base. As a result of increased client demand, Republic allocated additional resources to the commercial lending function. Commercial real estate lending remains primarily concentrated within the Bank's existing markets, which are principally comprised of multifamily investment properties and small business owner-occupied office and warehouse facilities. In conjunction with its commercial real estate lending, emphasis has also been placed on acquiring the associated deposit relationships from these clients.

         Republic's consumer loans decreased from $86 million at December 31, 1997 to $60 million at December 31, 1998. The consumer loan portfolio consists of both secured and unsecured loans. Republic's consumer portfolio includes the "All Purpose" and "Pre Approved" unsecured loan products. Republic's "All Purpose" loans, with total outstandings of $8 million at December 31, 1998 and $13 million at December 31 1997, are originated through Republic's banking centers. "Pre Approved" loans decreased from $25 million at December 31, 1997 to $12 million at December 31, 1998. These loans were originated through direct mail. Management plans to continue to allow the "All Purpose" and "Pre Approved" portfolios to reduce.

         Republic's home equity portfolio increased slightly from $103 million at December 31, 1997 to $107 million at December 31, 1998. Following strong origination in this product during 1997, credit utilization by existing customers has moderated. Loan originations have grown with total lines available of $202 million at December 31, 1998 compared to $184 million at December 31, 1997.

         Republic expects overall loan originations to continue at strong levels in the near term based on current interest rates. The rate of loan growth on the balance sheet may, however, slightly lag behind the rate of originations. Republic's loan portfolio is comprised primarily of adjustable rate single family loans which are subject to refinancing pressures in a declining interest rate environment. Also, Republic anticipates that the loan portfolio retained from the Western Kentucky deposit sales will continue to be subjected to a higher level of prepayments than its overall loan portfolio in general. During 1998, loans associated with Republic's Western Kentucky banking centers decreased from $142 million at December 31, 1997 to $87 million at December 31, 1998. Republic will continue to provide service to these clients through its centralized loan operations, but a number of these clients will elect to refinance with other local institutions. Republic is not able to predict the rate at which the Western Kentucky loan portfolio will pre-pay.


Table 6 - Loans by Type

As of December 31, (dollars in thousands)       1998          1997         1996          1995          1994
                                                ----          ----         ----          ----          ----
Real estate:
  Residential............................      $520,583     $480,874      $457,204      $371,846     $346,649
  Construction...........................        47,396       37,940        32,130        31,230       21,919
  Commercial.............................       118,293       76,306        59,086        75,648       76,725
Commercial...............................        26,381       21,552        25,115        21,042       18,542
Consumer.................................        59,874       86,061       124,974       127,735       72,684
Home Equity..............................       106,845      102,512        69,572        48,244       42,309
Total Loans..............................      $879,372     $805,245      $768,081      $675,745     $578,828

         The mortgage banking operation provides for the origination and the sale of first mortgage residential loans into the secondary market. This operation primarily sells fixed rate originations in the secondary market without recourse. During 1998, Republic sold $272 million of residential mortgage loans into the secondary market compared to $124 million in 1997. At the end of 1998, Republic was servicing $220 million in mortgage loans for other investors compared to $263 million in 1997 and $297 million in 1996. The decline in the mortgage banking servicing portfolio from 1996 to 1998 resulted from management's election to sell a majority of its originations on a servicing released basis combined with regular loan principal paydowns.

         Table 7 illustrates Republic's fixed rate maturities and repricing frequency for the loan portfolio:

Table 7 - Selected Loan Distribution

                                                                       One         Over One        Over
                                                                       Year      Through Five      Five
As of December 31, 1998(dollars in thousands)             Total       or Less       Years         Years
Fixed rate maturities.............................       $181,396     $55,986      $66,594       $58,816
Variable rate repricing frequency.................        697,976     405,763      226,549        65,664
Total.............................................       $879,372    $461,749     $293,143      $124,480


Allowance and Provision for Loan Losses

         The provision for loan losses was $3.1 million for the year ended December 31, 1998, compared to $7.3 million for 1997 and $9.1 million for 1996. Net charge-offs were $3.4 million during 1998 compared to $5.3 million and $6.6 million for 1997 and 1996, respectively. Republic's unsecured consumer loan portfolio accounted for 57% of total net charge-offs for the year ended December 31, 1998. The net charge-offs in the unsecured loan portfolio were primarily comprised of $654,000 in the "All Purpose" program compared to $1.8 million during 1997 and $1.3 million in the "Pre-Approved" program compared to $2.3 million during 1997 (see description of programs under "Loan Portfolio). These unsecured consumer loan portfolio's outstandings, consisting primarily of fully amortizing loans with initial terms of 5 years, are expected to continue to reduce.

         The allowance for loan losses decreased slightly from $8.2 million at December 31, 1997 to $7.9 million at December 31, 1998. Republic's allowance to total loan ratio was .89% at December 31, 1998 compared to 1.02% at December 31, 1997. This change in the allowance reflects a reduction in overall portfolio risk due to the decreased outstandings in the Bank's unsecured consumer loan portfolio and Republic's sale of its Bankcard portfolio during 1997. Both of these portfolios had higher than expected loan losses in 1996 and 1997. In addition to the decrease in the level of the unsecured consumer loan portfolio, management believes that the average quality of the remaining balance of the portfolio has steadily improved. While the overall loan portfolio balance has increased, higher risk unsecured consumer loans have been principally replaced by lower risk, secured residential real estate loans. There has also been an increase in commercial real estate lending, which is generally considered to carry greater risk of loss than residential real estate. Management is monitoring this portfolio closely, and believes it has provided an adequate component within the allowance for this expanded activity.

         The allowance for loan losses is regularly evaluated by management and maintained at a level believed to be adequate to absorb loan losses in the Bank's lending portfolios. Periodic provisions to the allowance are made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance is based upon an assessment of current economic conditions, analysis of periodic internal loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries, and other information. Management believes, based on information presently available, that it has adequately provided for loan losses at December 31, 1998. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ significantly from the loan portfolio's actual performance.


Table 8 - Summary of Loan Loss Experience


Year Ended December 31,(dollars in thousands)                            1998         1997          1996        1995       1994
                                                                         ----         ----          ----        ----       ----
Allowance for loan losses at beginning of year...................      $8,176        $6,241       $3,695     $1,827     $1,627
Charge-offs:
  Real estate....................................................      (1,017)         (358)        (242)      (313)       (83)
  Commercial.....................................................         (79)          (43)         (22)      (107)       (14)
  Consumer.......................................................      (2,828)       (5,458)      (6,865)    (2,069)      (362)
  Total..........................................................      (3,924)       (5,859)      (7,129)    (2,489)      (459)


Recoveries:
  Real estate...................................................            7            23          290         22
  Commercial....................................................            4                                    25         29
  Consumer......................................................          489           520          236         42         93
  Total.........................................................          500           543          526         89        122
Net loan charge-offs............................................       (3,424)       (5,316)      (6,603)    (2,400)      (337)
Provision for loan losses.......................................        3,110         7,251        9,149      4,268        537
Allowance for loan losses at end of year........................       $7,862        $8,176       $6,241     $3,695     $1,827

Ratios:
  Allowance for loan losses to total loans......................          .89%         1.02%         .81%       .55%       .32%
  Net loan charge-offs to average loans outstanding for the               .40           .66          .91        .38        .06
       period...................................................
  Allowance for loan losses to non-performing loans.............          158           115           78        168         97

         The following table is management's allocation of the allowance for loan losses by loan type. Allowance funding and allocation is based on management's assessment of economic conditions, past loss experience, loan volume, past due history and other factors. Since these factors are subject to change, the allocation is not necessarily predictive of future portfolio performance.

Table 9 - Management's Allocation of the Allowance for Loan Losses


                                                1998                         1997                        1996
                                                ----                         ----                        ----
                                                      Percent                      Percent                     Percent
                                                     of Loans                     of Loans                    of Loans
                                                     to Total                     to Total                    to Total
                                       Allowance       Loans       Allowance        Loans       Allowance       Loans
As of December 31,(dollars in thousands)

Real estate.......................        $5,729          78%         $3,590           74%         $1,771          71%
Commercial........................           265           3              46            3              46           3
Consumer..........................         1,868          19           4,540           23           4,424          25
Total.............................        $7,862         100%         $8,176          100%         $6,241         100%

Asset Quality

         Loans (including impaired loans under SFAS 114 and 118 but excluding consumer loans) are placed on non-accrual status when they become past due 90 days or more as to principal or interest, unless they are adequately secured and in the process of collection. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Consumer loans are not placed on non-accrual status, but are reviewed and charged off when they reach 120 days past due. At December 31, 1998, Republic had $256,000 in consumer loans 90 days or more past due compared to $497,000 at December 31, 1997.

         Table 10 provides information related to non-performing assets and loans 90 days or more past due. Total non-performing loans decreased from $7.1 million at December 31, 1997, to $5.0 million at December 31, 1998. These loans are primarily secured 1-4 family residential loans. Should the underlying collateral be determined to be insufficient to satisfy the obligation, the loan is classified and the Bank's allowance is increased accordingly. Historically, Republic's security in residential loans has been generally adequate and has acted to limit the Bank's exposure to loss.

Table 10 - Non-Performing Assets


As of December 31, (dollars in thousands)                   1998       1997      1996       1995       1994


Loans on non-accrual status(1)(2).....................     $3,258     $2,676    $3,055       $742     $1,285
Loans past due 90 days or more........................      1,731      4,459     4,955      1,463        606
Total non-performing loans............................      4,989      7,135     8,010      2,205      1,891
Other real estate owned...............................        540         22       104        552        791
Total non-performing assets...........................     $5,529     $7,157    $8,114     $2,757     $2,682
Percentage of non-performing loans to total loans.....        .57%       .90%     1.04%       .33%       .33%
Percentage of non-performing assets to total loans....        .63%       .90%     1.06%       .41%       .46%

-----------
(1) Loans on non-accrual status include impaired loans. See note 4 to the Consolidated Financial Statements for additional discussion on impaired loans.
(2) The interest income that would have been earned and received on non-accrual loans was not material.

         Republic defines impaired loans to be those commercial real estate and other commercial loans greater than $499,999 that management has classified as doubtful (collection of all amounts due is highly questionable or improbable) or loss (all or a portion of the loan has been written off or a specific allowance for loss has been provided). Republic's policy is to charge off all or that portion of its investment in an impaired loan upon a determination that it is probable the full amount will not be collected. Impaired loans decreased from $1.6 million at December 31, 1997 to $1.1 million at December 31, 1998.

Investment Securities

Table 11 - Securities Portfolio


As of December 31(in thousands)                      1998         1997          1996         1995          1994
                                                     ----         ----          ----         ----          ----
Securities Available for Sale:
 U.S. Treasury and government agencies........     $123,976       $44,559     $107,937
 Agency mortgage-backed securities............       47,806        49,267
 Corporate bonds..............................       15,154
       Total Securities Available for Sale....     $186,936       $93,826     $107,937
Securities Held to Maturity:
 U.S. Treasury and government agencies........      $25,422       $93,693     $168,797      $109,282       $96,014
 States and political subdivisions............        4,077         4,270        4,458         4,629         4,691
 Agency mortgage-backed securities............          486           583          663           743
       Total Securities Held to Maturity......      $29,985       $98,546     $173,918      $114,654      $100,705
          Total...............................     $216,921      $192,372     $281,855      $114,654      $100,705

         The investment portfolio primarily consists of U.S. Treasury and U.S. Government Agency Obligations, corporate bonds and mortgage-backed securities. The mortgage-backed securities (MBS's) consist of 15 year fixed and 7.5 year balloon mortgage securities, underwritten and guaranteed by FNMA, a government-sponsored agency. Republic sold $143 million in securities during 1998 compared to $83 million in 1997. The change resulted from continued efforts to actively manage the investment portfolio.

         Securities available for sale increased from $94 million at December 31, 1997 to $187 million at December 31, 1998. Republic elected to invest funds from maturing securities previously held to maturity into securities available for sale in order to provide for more flexibility in administering the investment portfolio in changing market conditions. Securities available for sale have a weighted average maturity of 5.2 years.

Table 12 - Investment Securities Available For Sale

                                                                                             Average       Weighted
                                                            Amortized                       Maturity       Average
As of December 31, 1998(dollars in thousands)                 Cost         Fair Value       in Years        Yield
U.S. Treasury and U.S. Government Agencies:
  Within one year                                            $52,171          $52,416         0.68          5.58%
  Over one through five years..........................       71,349           71,560         2.54          5.49%
  Total U.S. Treasury and Government Agencies                123,520          123,976         1.75          5.53%
Corporate Bonds
  Over one through five years..........................       10,104           10,041         4.18          5.81%
  Over five through ten years..........................        5,222            5,113         5.54          5.19%
  Total corporate bonds................................       15,326           15,154         4.64          5.61%
Mortgage-backed securities.............................       47,771           47,806                       5.97%
Total available for sale investment securities.........     $186,617         $186,936         5.18          5.65%


         Securities to be held to maturity decreased from $99 million at December 31, 1997 to $30 million at December 31, 1998. The decrease was due to management's decision to reinvest maturing securities into securities available for sale. Securities to be held to maturity have a weighted average maturity of
2.6 years.

Table 13 -Investment Securities Held to Maturity

                                                                                           Average       Weighted
                                                            Amortized                      Maturity      Average
As of December 31, 1998(dollars in thousands)                  Cost        Fair Value      in Years       Yield
U.S. Treasury and U.S. Government Agencies:
  Within one year......................................      $18,120          $18,152         0.15          6.33%
  Over one through five years..........................        7,302            7,191         1.70          4.86%
  Total U.S. Treasury and Government Agencies..........       25,422           25,343         0.59          5.91%
Obligations of states and political subdivision:
  Within one year                                                 85               85         0.00          7.76%
  Over one through five years..........................          658              684         2.50          8.87%
  Over five through ten years..........................          700              821         6.84         11.44%
  Over ten years.......................................        2,634            2,646        17.09         10.01%
  Total obligations of state and political subdivisions        4,077            4,236        12.63         10.03%
Mortgage-Backed Securities.............................          486              460                       7.75%
Total held to maturity investment securities...........      $29,985          $30,039         2.59          6.50%

Deposits

         Total deposits were $747 million at December 31, 1998 compared to $732 million at December 31, 1997. The slight increase in deposits was achieved even though $66 million in deposits at the Mayfield banking center were sold during the first quarter of 1998. Excluding the sale of deposits at the Mayfield banking center, total deposits would have reflected an increase of $81 million, or 11%. Republic was also successful in changing its deposit mix by increasing its low cost deposits (Checking, NOW and Money Market). Republic's growth in deposits was the result of management's emphasis on retail deposit gathering and its commercial cash management program. Republic's commercial cash management program has added approximately 890 accounts representing $27 million in demand and non-interest-bearing deposits from 1997 to 1998. Republic plans to continue its deposit gathering initiatives by utilizing aggressive pricing strategies and offering competitive products in its existing markets.

Table 14 - Deposits

As of December 31(in thousands)                          1998          1997          1996         1995          1994
                                                         ----          ----          ----         ----          ----
Demand (NOW, SuperNOW and Money Market)...........     $179,804      $118,870     $116,180      $103,744       $84,957
Savings...........................................       12,330        12,165       14,840        15,395        15,905
Money market certificates of deposit..............       35,139        41,307       63,423        58,599        85,388
Individual retirement accounts....................       23,353        30,167       35,845        34,275        22,636
Certificates of deposit, $100,000 and over........       77,365        63,045       60,890        55,708        43,321
Other certificates of deposit.....................      309,938       352,478      374,864       355,344       279,019
Brokered deposits.................................       28,873        47,653       50,130        48,074             0
Total interest bearing deposits...................      666,802       665,685      716,172       671,139       531,226

Total non-interest bearing deposits...............       80,345        65,913       66,969        63,304        58,795

Total.............................................     $747,147      $731,598     $783,141      $734,443      $590,021


Republic's $48 million in brokered deposits at the end of 1997 decreased $19 million during 1998 due to maturities. Republic did not solicit or add any additional brokered deposits during 1998. The brokered deposits have stated rates ranging from 5.35% to 6.15% and original contractual maturities ranging from 3 to 5 years. The entire balance of brokered deposits matures in the next two years, $12.5 million in 1999 and $16.4 million in 2000.

Securities Sold Under Agreements to Repurchase and Other Short-Term Borrowings

         Short-term borrowings consist of short term excess funds from correspondent banks, repurchase agreements and overnight liabilities to deposit clients arising from Republic's cash management program. During 1998, short-term borrowings increased from $111 million at December 31, 1997, to $149 million at December 31, 1998.

Other Borrowed Funds

         Other borrowed funds which consist principally of FHLB advances, increased from $124 million at December 31, 1997 to $190 million at December 31, 1998. These additional advances from the FHLB were primarily used to replace deposits associated with the sale of the Mayfield banking center. Additional borrowings were also used to fund loan growth and purchase investment securities that were used to collateralize deposits due to the bank's growth in public funds and high balance commercial accounts. Republic's management expects to continue to use FHLB borrowings as a source of funds in addition to retail deposits. The need for additional FHLB borrowings above current levels will be evaluated by management, with consideration given to the growth of the Bank's loan portfolio, liquidity needs, cost of retail deposits, market conditions and other factors. As of December 31, 1998, Republic had the capacity to increase its borrowings from the FHLB an additional $130 million.

Liquidity

         Republic maintains sufficient liquidity in order to fund loan demand and deposit withdrawals. Liquidity is managed by retaining sufficient liquid assets in the form of investment securities and core deposits to meet demand. Funding and cash flows can also be realized from the investment portfolio and paydowns from within the loan portfolio. Republic's banking centers also provide access to the retail deposit market. In addition, Republic has established lines of credit with other financial institutions, the FHLB and brokerage firms. While Republic utilizes numerous funding sources in order to meet its liquidity requirements, FHLB borrowings remain a material component of management's balance sheet strategies.

         Republic's objectives include preserving an adequate liquidity position. Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve an acceptable net interest margin. Republic continues to experience strong loan demand and management continues to monitor interest rate and liquidity risk while implementing appropriate funding and balance sheet strategies.

Capital

         In July of 1998 Republic sold 2 million shares of its Class A Common Stock at an initial offering price of $13 per share and received approximately $23.6 million in proceeds. The stock offering proceeds strengthened Republic's capital base and are being utilized for continued banking center expansion, broadening existing business lines and other general corporate purposes

         To further enhance Republic's capital position, management has utilized alternative capital sources. During 1997, Republic issued $6.4 million in 8.5% Quarterly Income Trust Preferred Securities (the "Trust Preferred securities") through a subsidiary, Republic Capital Trust. The effective cost of these securities is 5.5%. The interest paid on these securities is deductible to Republic. Each Trust Preferred security, par value $100, can be converted to ten shares of Class A Common Stock. Holders of the Trust Preferred securities are entitled to the payments made on Republic's subordinated convertible debentures issued to that subsidiary which have a thirty year maturity with a right of redemption at par after five years, subject to certain restrictions.

         On December 31, 1997, Republic redeemed its $5 million outstanding Series A Convertible Preferred stock. At the option of each shareholder, each security was either convertible into 10 shares of Class A Common Stock and 2 shares of Class B Common Stock, or redeemable in cash for the initial offering price of $100 per share plus a 20% premium. As a result of this redemption approximately 80% of the outstanding securities were converted to Common Stock. The remaining securities were redeemed for cash. The $1.2 million payout to those shareholders included the 20% premium of $203,000 which was charged to retained earnings.

         Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Republic improved its capital position during 1998 and 1997 due to capital raised during the offerings mentioned above and increased retained earnings achieved during the periods. As a result of the improved capital position, Republic's capital to average assets ratio increased to 7.58% at December 31, 1998 compared to 5.97% and 6.30% at year end 1997 and 1996. Republic continues to exceed the regulatory requirements for Tier I, Tier I leverage and total risk-based capital. The Bank intends to maintain a capital position that meets or exceeds the "well capitalized" requirements as defined by the FDIC. See Note 13 to the Consolidated Financial Statements.

Asset/Liability Management and Market Risk

         Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve acceptable net interest income. Management considers interest rate risk to be Republic's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income as a result of market fluctuations in interest rates.

         Management regularly monitors interest rate risk in relation to prospective market and business conditions. The Bank's board of directors sets policy guidelines establishing maximum limits on the Bank's interest rate risk exposure. Republic's management monitors and adjusts exposure to interest rate fluctuations as influenced by the Bank's loan and deposit portfolios.

         Republic uses an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effect on interest income are then evaluated. The model projects the effect of instantaneous movements in interest rates of both 100 and 200 basis points. Assumptions based on the historical behavior of Republic's deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and the application of various management strategies.

         Interest rate risk management focuses on maintaining acceptable net interest income within policy limits approved by the board of directors. The Bank's Asset/Liability Management Committee monitors and manages interest rate risk to maintain an acceptable level of change to net interest income resulting from market interest rate changes.

         Tables 15 & 16 illustrate Republic's estimated annualized earnings sensitivity profile:

Table 15 - Interest Rate Sensitivity for 1998


                                         Decrease in Rates                              Increase in Rates
As of December 31, 1998                 200             100           BASE            100              200
dollars in thousands)               Basis Points    Basis Points                  Basis Points      Basis Points
Projected interest income
Loans........................         $63,043         $68,835       $75,394         $81,537            $86,959
Investments..................          11,111          12,011        13,060          13,583             14,102
Short-term investments.......             240             354           493             635                773
Total interest income........         $74,394         $81,200       $88,947         $95,755           $101,834

Projected interest expense
Deposits.....................         $27,287         $29,197       $31,126         $33,111            $35,446
Other borrowings.............          12,368          14,366        16,364          18,361             20,359
Total interest expense.......          39,655          43,563        47,490          51,472             55,805

Net interest income..........         $34,739         $37,637       $41,457         $44,283            $46,029
Change from base.............         $(6,718)        $(3,820)                       $2,826             $4,572
% Change from base...........          (16.20)%         (9.21)%                        6.82%             11.03%

Table 16 - Interest Rate Sensitivity for 1997

                                         Decrease in Rates                              Increase in Rates
As of December 31, 1997                 200             100           BASE            100               200
(dollars in thousands)               Basis Points    Basis Points                  Basis Points      Basis Points
Projected interest income
Loans........................         $65,254         $70,528       $75,721         $80,555            $85,190
Investments..................          11,061          11,655        12,337          12,692             13,045
Short-term investments.......              39              69           109             148                182
Total interest income........         $76,354         $82,252       $88,167         $93,395            $98,417

Projected interest expense
Deposits.....................         $32,209         $33,735       $35,261         $36,844            $38,877
Other borrowings.............           7,418           9,584        11,750          13,916             16,081
Short-term borrowings........              95             117           136             157                179
Total interest expense.......          39,722          43,436        47,147          50,917             55,137

Net interest income..........         $36,632         $38,816       $41,020         $42,478            $43,280
Change from base.............         $(4,388)        $(2,204)                       $1,459             $2,260
% Change from base...........          (10.70)%         (5.37)%                        3.56%              5.51%

          Republic's interest sensitivity profile changed from 1997 to 1998 as a result of an increase in fixed rate long-term borrowings. In a declining interest rate environment these borrowings reduce net interest income. Given a sustained 200 basis point downward shock to the yield curve used in the simulation model, Republic's base net interest income would decrease by an estimated 10.70% in 1997 compared to 16.20% for 1998. In a rising interest rate environment the fixed rate borrowings act to enhance net interest income. Given a 200 basis point rise in the yield curve Republic's base net interest income would increase by an estimated 5.51% in 1997 compared to 11. 03% for 1998.

         These interest rate sensitivity profiles of Republic at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities as well as their relative repricing schedules. The tables above may not be a precise measurement of the effect of changing interest rates on Republic in the future.

Year 2000

Management has assessed the operational and financial implications of its year 2000 needs and developed a plan to ensure that data processing systems, as well as essential non-information technology systems, can properly handle the century change. Management has determined that if a business interruption as a result of the year 2000 issue occurred, that such an interruption could be material to the Bank's overall financial performance. The primary task required to prevent a potential business interruption is the installation of the most current software releases for major mainframe applications developed by Republic's third party software application providers. Mainframe software upgrades and modifications for major mission critical applications have been installed and placed into production. Year 2000 Script Testing for the dates of September 9, 1999, December 31, 1999, January 3-4, 2000, and February 29, 2000 has been completed. The Bank's personal computer network was also reviewed and upgraded as necessary. Software upgrades and modifications will also be required for selected lower priority non mission critical data processing applications during 1999.

Republic has identified selected employees whose primary function is year 2000 compliance. While Republic does not foresee that it will experience any significant Year 2000 staffing changes in the coming year, the loss of these employees could have a material adverse effect on the implementation of Republic's year 2000 plan. Republic has initiated a year 2000 retention program designed to encourage and promote the retention of these employees.

          Year 2000 remediation has resulted in some delay in other data processing projects, none of which are deemed material to the Bank's financial performance. Management believes its current state of year 2000 readiness to be satisfactory and in accordance with general industry and regulatory recommendations. Management has also contacted its major suppliers and customers and inquired about the status of their year 2000 readiness. At this time, the Bank has no reason to believe that its software providers will not be able to adequately address the Bank's needs for year 2000 software functionality. However, Republic must also rely to some extent on the year 2000 readiness of not only hardware and software providers, but other third party entities such as public utilities and governmental units. These and other like entities provide important ongoing services to the Bank. Management is therefore developing and implementing contingency plans that are scheduled to be in place by the end of the first quarter, 1999. The Bank has also established and recently successfully tested its disaster recovery capabilities at its back-up operational site in Little Rock, Arkansas.

          In carrying out its overall year 2000 plan, Republic will incur certain operational expenses and may replace some existing software that has not been fully amortized. Most of the expenditures associated with software application upgrades represent capitalizable costs that would have been incurred in the normal course of business. The operating expenses will be expensed as incurred, and the unamortized cost of software replaced, if any, will be charged off when the applicable software is removed from service. Republic has expensed approximately $563,000 in costs attributable to year 2000 remediation and anticipates total costs and charges to be in an approximate range of $1.2 to $1.7 million. Actual expenses could vary from management's estimates.

Market and Dividend Information

         Republic's Class A common stock is traded on the Nasdaq National Market System (NASDAQ) under the symbol "RBCAA". The following table sets forth the high and low prices of the Class A common stock since July 23, 1998, the date the Class A common stock began trading on NASDAQ.


                                                        1998
Quarter Ended                               High                    Low
--------------------------------------------------------------------------------
September 30                            $   16.44              $   12.63
December 31                                 14.13                  11.88


         There is no established public trading market for the Class B common stock, and there was no established public trading market for the Class A common stock prior to July 22, 1998. At February 8, 1999, the Class A common stock was held by 852 shareholders of record, and the Class B common stock was held by 392 shareholders of record. Note 24 to Republic's Consolidated Financial Statements provides the amount of quarterly cash dividends paid on the Class A and Class B Common Stock for both 1998 and 1997. The Company currently intends to continue its policy of paying quarterly cash dividends although there is no assurance that such dividends will continue to be paid in the future. The payment of dividends is subject to the discretion of the board of directors. The payment of dividends in the future is dependent on future income, financial position, capital requirements and other considerations. In addition, the payment of dividends is subject to the restrictions described in note 13 to the Company's consolidated financial statements.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
 of Republic Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Republic Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ending December 31, 1998. These financial statements are the responsibility of Republic's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancorp, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1998, in conformity with generally accepted accounting principles.




Crowe, Chizek and Company LLP
Louisville, Kentucky
January 11, 1999


REPUBLIC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 1998 and 1997 (dollars in thousands)

                                                                                        1998             1997
ASSETS:
     Cash and cash equivalents:
         Cash and due from banks                                                    $     37,446    $     24,546
         Federal funds sold                                                                2,500
                                                                                    ------------    ------------
              Total cash and cash equivalents                                             39,946          24,546

     Securities available for sale                                                       186,936          93,826
     Securities to be held to maturity                                                    29,985          98,546
     Mortgage loans held for sale                                                         38,167           9,970
     Loans, less allowance for loan losses
       of $7,862 (1998) and $8,176 (1997)                                                870,031         794,939
     Federal Home Loan Bank stock                                                         14,036           8,124
     Accrued interest receivable                                                           8,825           8,803
     Premises and equipment, net                                                          15,870          12,774
     Other assets                                                                          3,888           3,422
                                                                                    ------------    ------------

         TOTAL                                                                      $  1,207,684    $  1,054,950
                                                                                    ============    ============

LIABILITIES:
     Deposits:
         Non-interest bearing                                                       $     80,345    $     65,913
         Interest bearing                                                                666,802         665,685
     Securities sold under agreements to repurchase
       and other short-term borrowings                                                   148,659         111,137
     Other borrowed funds                                                                190,222         124,405
     Accrued interest payable                                                              3,769           6,233
     Guaranteed preferred beneficial interests in
       Republic's subordinated debentures                                                  6,402           6,452
     Other liabilities                                                                     7,643           6,739
                                                                                    ------------    ------------

         Total liabilities                                                             1,103,842         986,564

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
     Preferred stock, no par value, 100,000 shares authorized,
       Series A 8.5% noncumulative convertible
     Class A common stock, no par value, 30,000,000 shares
       authorized,  14,868,741 shares (1998) and 12,531,062 shares (1997) issued and  outstanding;  Class B common stock, no par value,  5,000,000  shares authorized, 2,304,928 shares (1998) and 2,418,074
       shares (1997) issued and outstanding                                                4,149           3,613
     Additional paid-in capital                                                           34,014          10,833
     Retained earnings                                                                    65,469          53,994
     Net unrealized appreciation (depreciation) on securities available
       for sale, net of tax                                                                  210             (54)
                                                                                    ------------    ------------

         Total Stockholders' equity                                                      103,842          68,386
                                                                                    ------------    ------------

         TOTAL                                                                      $  1,207,684    $  1,054,950
                                                                                    ============    ============
See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996 (in thousands, except per share data)

                                                                           1998            1997             1996
INTEREST INCOME:
     Loans, including fees                                         $      77,919    $     76,889    $     70,831
     Securities available for sale                                         8,816           5,748             569
     Securities to be held to maturity:
         Taxable                                                           4,035           7,249           8,806
         Non-taxable                                                         112             123             127
     FHLB dividends                                                          855             494             378
     Other                                                                   930             691           1,275
                                                                   -------------    ------------    ------------
         Total interest income                                            92,667          91,194          81,986
                                                                   -------------    ------------    ------------

INTEREST EXPENSE:
     Deposits                                                             34,221          38,940          36,084
     Securities sold under agreements to
       repurchase and short-term borrowings                                4,869           4,533           3,481
     Other borrowed funds                                                 11,084           7,383           4,290
                                                                   -------------    ------------    ------------
         Total interest expense                                           50,174          50,856          43,855
                                                                   -------------    ------------    ------------

NET INTEREST INCOME                                                       42,493          40,338          38,131

PROVISION FOR LOAN LOSSES                                                  3,110           7,251           9,149
                                                                   -------------    ------------    ------------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                         39,383          33,087          28,982
                                                                   -------------    ------------    ------------

NON-INTEREST INCOME:
     Service charges on deposit accounts                                   3,255           3,284           2,642
     Other service charges and fees                                          821             661             445
     Net gain on sale of mortgage loans                                    4,326           1,852           1,212
     Net gain on sale of deposits                                          4,116           7,527
     Net gain on sale of Bankcard                                                          3,660
     Net gain on sale of securities                                        1,139              81
     Loan servicing income                                                   598             734             829
     Bankcard services                                                                       508           1,010
     Other                                                                 1,257             623             959
                                                                   -------------    ------------    ------------
         Total non-interest income                                        15,512          18,930           7,097
                                                                   -------------    ------------    ------------

NON-INTEREST EXPENSE:
     Salaries and employee benefits                                       16,968          15,444          13,236
     Occupancy and equipment                                               7,423           8,562           6,623
     Communication and transportation                                      1,703           1,796           1,548
     Marketing and development                                             1,372           1,299           1,620
     FDIC Deposit Insurance                                                  307             107           3,277
     Supplies                                                              1,066           1,013             973
     Other                                                                 4,694           4,659           4,132
                                                                   -------------    ------------    ------------
         Total non-interest expense                                       33,533          32,880          31,409
                                                                   -------------    ------------    ------------

INCOME BEFORE INCOME TAXES                                                21,362          19,137           4,670

INCOME TAXES                                                               7,606           6,878           1,943
                                                                   -------------    ------------    ------------

NET INCOME                                                           $    13,756      $   12,259      $    2,727
                                                                   =============    ============    ============


- Continued -

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 1998, 1997 and 1996 (in thousands, except for per share data)

                                                                        1998            1997            1996

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
     Change in unrealized gain (loss) on securities                  $  1,403        $    246        $   (219)
     Reclassification of realized amount                               (1,139)            (81)              -
                                                                     ---------       ---------       ---------
     Net unrealized gain (loss) recognized in comprehensive
       income                                                             264             165            (219)

COMPREHENSIVE INCOME                                                 $ 14,020        $ 12,424        $  2,508
                                                                     =========       =========       =========

EARNINGS PER SHARE, BASIC
     Class A                                                         $    .87        $    .82        $    .16
     Class B                                                         $    .86        $    .81        $    .15

EARNINGS PER SHARE ASSUMING DILUTION
     Class A                                                         $    .83        $    .79        $    .16
     Class B                                                         $    .82        $    .78        $    .15

See accompanying notes to consolidated financial statements.



REPUBLIC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996 (in thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                     Net Unrealized
                                                                                                      Appreciation
                                                            Common Stock      Additional            (Depreciation) on     Total
                                  Preferred Stock  Class A   Class B           Paid-In   Retained  Available for Sale  Stockholders'
                                  Shares   Amount  Shares    Shares    Amount  Capital   Earnings      Securities         Equity

BALANCE, January 1, 1996            50    $ 5,000   12,036   2,408     $3,491  $  6,817  $ 43,194                       $ 58,502

Conversions of Class B Common
 to Class A Common                                      68     (68)

Dividends declared:
 Preferred ($8.50 per share)                                                                 (425)                          (425)
 Common:  Class A($. 11 per share)                                                         (1,330)                        (1,330)
          Class B($. 10 per share)                                                           (236)                          (236)

Net changes in unrealized
 appreciation (depreciation) on
 securities available for sale,
 net of tax                                                                                              $ (219)            (219)

Net income                                                                                  2,727                          2,727
                                 -------   -------  ------  ------     ------   --------   -------       --------        --------
BALANCE, December 31, 1996          50      5,000   12,104   2,340      3,491     6,817    43,930          (219)          59,019

Exercise of Common Stock options                        27                  7       146                                      153

Redemption of preferred stock      (10)    (1,015)                                           (203)                        (1,218)

Conversion of preferred stock into
 Common Stock                      (40)    (3,985)     398      80        115     3,870

Conversion of Class B Common to
 Class A Common                                          2      (2)

Dividends declared:
 Preferred ($8.50 per share)                                                                 (425)                          (425)
 Common:   Class A($ .11 per share)                                                        (1,335)                        (1,335)
           Class B($ .10 per share)                                                          (232)                          (232)

Net changes in unrealized appreciation
 (depreciation) on securities available
 for sale, net of tax                                                                                       165              165

Net income                                                                                 12,259                         12,259
                                 -------   -------  ------  ------     ------   --------   -------       --------        -------
BALANCE, December 31, 1997                          12,531   2,418      3,613    10,833    53,994           (54)          68,386

Exercise of Common Stock options                        34       5          7       148                                      155

Issuance of Class A Common                           2,000                484    23,097                                   23,581
Repurchase of Class A Common                           (52)               (12)     (100)     (574)                          (686)
Acquisition of Refunds Now                                     230         55       (53)       30                             32
Employee stock grant                                     3                  1        40                                       41

Conversion of Class B Common to
 Class A Common                                        348    (348)
Conversion of Capital Trust Preferred
 to Class A Common                                       5                  1        49                                       50

Dividends declared Common:
 Class A  ($ .11 per share)                                                                (1,501)                        (1,501)
 Class B  ($ .10 per share)                                                                  (236)                          (236)

Net changes in unrealized appreciation
 (depreciation) on securities available
 for sale, net of tax                                                                                       264              264

Net income                                                                                 13,756                         13,756
                                 -------   -------  ------  ------     ------   --------   -------       --------        -------
BALANCE, December 31, 1998                          14,869   2,305     $4,149  $ 34,014  $ 65,469        $  210         $103,842
                                 =======   =======  ======  ======     ======   ========   =======       ========        =======

See accompanying notes to consolidated financial statements.


REPUBLIC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996 (in thousands)

                                                                               1998            1997             1996
OPERATING ACTIVITIES:
     Net income                                                         $      13,756    $     12,259    $      2,727
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Depreciation and amortization of premises and equipment                3,313           4,683           3,179
         Amortization and accretion of securities                                 331             606            (124)
         FHLB stock dividends                                                    (855)           (456)           (372)
         Provision for loan losses                                              3,110           7,251           9,149
         Net gain on sale of deposits                                          (4,116)         (7,527)
         Net gain on sale of bank card                                                         (3,660)
         Net gain on sale of mortgage loans                                    (4,326)         (1,852)         (1,212)
         Net gain on sale of securities                                        (1,139)            (81)
         Proceeds from sale of loans held for sale                            272,080         123,909         104,115
         Origination of mortgage loans held for sale                         (295,951)       (124,403)       (104,539)
         Employee stock grant                                                      41
         Changes in assets and liabilities:
              Accrued interest receivable                                         (22)            882          (2,441)
              Other assets                                                        617              17             415
              Accrued interest payable                                         (2,464)            590           1,329
              Other liabilities                                                   841           2,268              83
                                                                        -------------    ------------    ------------
                  Net cash provided by (used in) operating activities         (14,784)         14,486          12,309

INVESTING ACTIVITIES:
     Purchases of securities available for sale                              (235,129)        (69,355)       (108,350)
     Purchases of securities to be held to maturity                                           (11,189)       (215,655)
     Purchases of FHLB stock                                                   (5,057)         (2,120)
     Proceeds from maturities of securities to be held to maturity             68,827          86,746         156,596
     Proceeds from sales of securities available for sale                     142,961          83,006
     Proceeds from sale of Bankcard                                                            26,590
     Net increase in loans                                                    (79,421)        (66,654)       (100,484)
     Purchases of premises and equipment                                       (7,394)         (3,364)         (8,673)
     Proceeds from sales of premises and equipment                                985           3,416
     Cash acquired in acquisition of Refunds Now                                   32
                                                                        -------------    ------------    ------------
         Net cash provided by (used in) investing activities                 (114,196)         47,076        (276,566)

FINANCING ACTIVITIES:
     Net increase in deposits                                                  81,229          63,593          48,698
     Sale of deposits                                                         (61,564)       (107,609)
     Net increase (decrease) in securities sold under agree-
       ments to repurchase and other short-term borrowings                     37,522         (70,497)        159,905
     Payments on other borrowed funds                                        (336,453)       (296,819)        (77,089)
     Proceeds from other borrowed funds                                       402,270         314,250         116,000
     Proceeds from issuance of Class A common stock                            23,581
     Repurchase of Class A common stock                                          (686)
     Proceeds from issuance of guaranteed preferred beneficial
        interests in Republic's subordinated debentures                                         6,452
     Proceeds from common stock options exercised                                 155             153
     Redemption of preferred stock                                                             (1,218)
     Cash dividends paid                                                       (1,674)         (1,992)         (1,899)
                                                                        --------------   ------------    ------------
         Net cash provided by (used in) financing activities                  144,380         (93,687)        245,615
                                                                        --------------   ------------    ------------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                         15,400         (32,125)        (18,642)

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                                         24,546          56,671          75,313
                                                                        -------------    ------------    ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                $      39,946    $     24,546    $     56,671
                                                                        =============    ============    ============


CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT.)
YEARS ENDED DECEMBER 31, 1998, 1997 and 1996 (in thousands)

                                                                              1998           1997             1996
SUPPLEMENTAL DISCLOSURES
  OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                       $      52,638    $     50,266    $     42,526
         Income taxes                                                   $       9,500    $      6,095    $      2,902

REPUBLIC BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION AND BUSINESS - The consolidated financial statements include the accounts of Republic Bancorp, Inc. (Parent Company) and its wholly-owned subsidiaries; Republic Bank & Trust Company (Bank), and its subsidiary Republic Financial Services (d/b/a Refunds Now), Republic Capital Trust, Republic Mortgage Company and Republic Insurance Agency, Inc. (collectively Republic). All significant intercompany balances and transactions have been eliminated.

     Republic operates 19 banking centers primarily in the retail banking industry and conducts its operations predominately in metropolitan Louisville and in Central Kentucky. Republic's consolidated results of operations are dependent upon net interest income, which is the difference between the interest income on interest-earning assets and the interest expense on interest-bearing liabilities. Principal interest-earning assets are securities and real estate mortgage, commercial, and consumer loans. Interest-bearing liabilities consist of interest-bearing deposit accounts and short-term and long-term borrowings.

     Other sources of income include fees charged to customers for a variety of banking services such as transaction deposit accounts, and trust services. Republic also generates revenue from its mortgage banking activities which include the origination and sale of loans in the secondary market and servicing loans for others.

     Republic's operating expenses consist primarily of salaries and employee benefits, occupancy and equipment expenses, marketing and development, communications and transportation costs and other general and administrative expenses. Republic's results of operations are significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory agencies.

     CASH FLOWS - Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

     SECURITIES - Securities to be held to maturity are those which Republic has the positive intent and ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

     Securities available for sale carried at fair value, consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     Federal Home Loan Bank stock is carried at cost.

     MORTGAGE BANKING ACTIVITIES - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Republic controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by entering into agreements to sell loans. The aggregate market value of mortgage loans held for sale considers the sales prices of such agreements. Republic also provides currently for any losses on uncovered commitments to lend or sell.

     Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance. Republic's loans sold in the secondary market have been primarily servicing released. Accordingly, servicing rights have not had a material impact on Republic's financial position or results of operations.

     Loan servicing income is recorded as principal payments are collected and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Costs of loan servicing are charged to expense as incurred.

     Mortgage loans originated in mortgage banking activities may be converted into securities. A new accounting standard for 1999 will allow classifying these securities as available for sale, trading, or held to maturity, instead of the current requirement to classify as trading. This is not expected to have a material effect, but the effect will vary depending on the level and designation of securitizations as well as on market price movements.

     LOANS - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

     Interest on loans is computed on the principal balance outstanding. Loan origination fees and certain direct loan origination costs relating to successful loan origination efforts are deferred and recognized over the lives of the related loans as an adjustment to yield.

     Generally, the accrual of interest on loans, including impaired loans, is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loan is well secured and in the process of collection. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. Such loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Consumer loans generally are not placed on non-accrual status but are reviewed periodically and charged off when deemed uncollectible.

     Republic recognizes interest income on an impaired loan when earned, unless the loan is on non-accrual status, in which case interest income is recognized when received.

     ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is an amount that management believes will be adequate to absorb probable credit losses on existing loans, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Although management believes it uses the best information available to make determinations with respect to Republic's allowance for loan losses, future adjustments, which could be material, may be necessary if original assumptions differ from actual performance.

     A loan is defined as "impaired" when it is probable that a creditor will be unable to collect all principal and interest due according to the contractual terms of the loan agreement. Republic has defined its population of impaired loans to be those commercial real estate and commercial loans over $499,999 that management has classified as doubtful (collection of all amounts due under the terms of the loan is highly questionable or improbable) or loss (all or a portion of the loan has been written off or a specific allowance for loss has been provided). Republic's policy is to charge off all or that portion of its investment in an impaired loan upon determination that it is probable the amount will not be collected.

     Impairment of smaller balance, homogeneous loans (commercial real estate and commercial loans less than $500,000, residential real estate, consumer, home equity, and credit card loans) is measured on an aggregate basis giving consideration to historical charge-off experience of the related portfolios.

     PREMISES AND EQUIPMENT - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the related assets on the straight-line method. Estimated lives are 25 to 31 1/2 years for buildings and improvements, 3 to 5 years for furniture, fixtures and equipment and 3 to 9 years for leasehold improvements.

     LONG LIVED ASSETS - Long lived assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

     STOCK OPTION PLANS - Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro-forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

     INCOME TAXES - Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     EARNINGS PER SHARE - Earnings per share is based on income less preferred stock dividends (and, in the case of Class B Common Stock, less the dividend preference on Class A Common Stock) divided by the weighted average number of shares outstanding during the period. Earnings per share assuming dilution shows the effect of additional common shares issuable under stock options, convertible preferred stock and guaranteed preferred beneficial interests in Republic's subordinated debentures. All per share amounts have been restated to reflect the stock splits occurring during the periods presented.

     USE OF  ESTIMATES  -  Financial  statements  prepared  in  conformity  with
     generally  accepted  accounting   principles  require  management  to  make
     estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

     COMPREHENSIVE INCOME - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for 1998, with prior information restated to be comparable.

     SEGMENT INFORMATION - Public companies are required to report information about operating segments. Segments are parts of a company evaluated by management with separate financial information. Republic's internal information is primarily reported and evaluated in two lines of business - banking and mortgage banking.

     ACQUISITIONS - During 1998, Republic acquired Refunds Now for 230,000 shares of Class B Common Stock. Refunds Now provides electronic tax return filing and refund anticipation loan services through approximately 1,000 locations nationwide. The transaction was accounted for using the pooling of interests method. As reflected in the changes in shareholders' equity and cash flows, prior periods have not been restated for the acquisition as the impact to those periods is not material. As of and for the year ended 1998, Refunds Now had $507,000 in total assets and net income of $169,000.

     CURRENT ACCOUNTING ISSUES - Beginning January 1, 2000, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

2.   RESTRICTIONS ON CASH AND DUE FROM BANKS

     Republic is required by the Federal Reserve Bank to maintain average reserve balances. Cash and due from banks in the consolidated balance sheet includes $5.2 million of reserve balances at December 31, 1998.

3.   SECURITIES

     Securities available for sale:



                                                                         Gross            Gross
                                                     Amortized        Unrealized       Unrealized
    As of December 31, 1998 (in thousands)             Cost              Gains            Losses         Fair Value
     U.S. Treasury securities and U.S.
       government agencies                         $   123,520       $       532      $       (76)      $   123,976
     Mortgage-backed securities                         47,771               185             (150)           47,806
     Corporate bonds                                    15,326                               (172)           15,154
                                                   -----------       -----------      ------------      -----------
         Total securities available for sale       $   186,617       $       717      $      (398)      $   186,936
                                                   ===========       ===========      ============      ===========


                                                                         Gross           Gross
                                                     Amortized        Unrealized      Unrealized
     As of December 31, 1997 (in thousands)            Cost              Gains           Losses          Fair Value
     U.S. Treasury securities and U.S.
       government agencies                         $    44,586       $         6      $       (33)      $    44,559
     Mortgage-backed securities                         49,322                28              (83)           49,267
                                                   -----------       -----------      -----------       -----------
         Total securities available for sale       $    93,908       $        34      $      (116)      $    93,826
                                                   ===========       ===========      ===========       ===========


     Securities to be held to maturity:

                                                                         Gross           Gross
                                                     Amortized        Unrealized      Unrealized
     As of December 31, 1998 (in thousands)            Cost              Gains           Losses          Fair Value
     U.S. Treasury securities and U.S.
       government agencies                         $    25,422       $        32      $      (111)      $    25,343
     Obligations of state and political
       subdivisions                                      4,077               159                              4,236
     Mortgage-backed securities                            486                                (26)              460
                                                   -----------       -----------      ------------      -----------
         Total securities to be held to maturity   $    29,985       $       191      $      (137)      $    30,039
                                                   ===========       ===========      ============      ===========


                                                                         Gross           Gross
                                                     Amortized        Unrealized      Unrealized
     As of December 31, 1997 (in thousands)            Cost              Gains           Losses          Fair Value
     U.S. Treasury securities and U.S.
       government agencies                         $    93,693       $       229      $      (378)      $    93,544
     Obligations of state and political
       subdivisions                                      4,270               177                              4,447
     Mortgage-backed securities                            583                                (34)              549
                                                   -----------       -----------      -----------       -----------
         Total securities to be held to maturity   $    98,546       $       406      $      (412)      $    98,540
                                                   ===========       ===========      ===========       ===========


     Securities having an amortized cost of $168.1 million and $168.6 million and fair value of $168.4 million and $168.1 million at December 31, 1998 and 1997, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes, as required or permitted by law. Gross gains of $1.1 million and losses of $2,000 were recognized in 1998 from proceeds of $143 million on sales of available for sale securities. In 1997, gross gains of $194,000 and losses of $113,000 were recognized from proceeds of $83 million on sales of available for sale securities.

     The amortized cost and fair value of securities, by contractual maturity, are as follows:

                                                          Securities to be                    Securities
                                                          held to maturity                available for sale
                                                          ----------------                ------------------
                                                      Amortized                        Amortized
     As of December 31, 1998 (in thousands)             Cost          Fair Value         Cost         Fair Value
     Due in one year or less                       $     18,205    $      18,237    $     52,171    $     52,416
     Due after one year through
       five years                                         7,960            7,875          81,453          81,601
     Due after five through ten years                       700              821           5,222           5,113
     Due after ten years                                  2,634            2,646
     Mortgage-backed securities                             486              460          47,771          47,806
                                                   ------------    -------------    ------------    ------------
         Total                                     $     29,985    $      30,039    $    186,617    $    186,936
                                                   ============    =============    ============    ============

4.   LOANS

     As of December 31 (in thousands)                                               1998             1997

     Residential real estate                                                 $    520,583     $    480,874
     Commercial real estate                                                       118,293           76,306
     Real estate construction                                                      47,396           37,940
     Commercial                                                                    26,381           21,552
     Consumer                                                                      56,728           81,967
     Home equity                                                                  106,845          102,512
     Other                                                                          3,146            4,094
                                                                             ------------     ------------
              Total loans                                                         879,372          805,245
         Less:
     Unearned interest income
       and unamortized loan fees                                                    1,479            2,130
     Allowance for loan losses                                                      7,862            8,176
                                                                             ------------     ------------
         Loans, net                                                          $    870,031     $    794,939
                                                                             ============     ============

     During 1997, Republic sold its Bankcard loans. A gain of $3.7 million was recognized on these sales and includes $500,000 of gain recognized on the sale of the associated merchant processing.

     Activity in the allowance for loan losses is summarized as follows:


     As of December 31 (in thousands)                             1998            1997            1996
     Balance, beginning of year                              $      8,176    $      6,241    $      3,695
     Provision for loan losses charged to income                    3,110           7,251           9,149
     Charge-offs                                                   (3,924)         (5,859)         (7,129)
     Recoveries                                                       500             543             526
                                                             ------------    ------------    ------------
     Balance, end of year                                    $      7,862    $      8,176    $      6,241
                                                             ============    ============    ============

     The level of charge offs in 1997 and 1996 exceeded losses incurred in prior periods and were directly related to two unsecured credit programs initiated in 1995. The net charge-offs related to loans arising under these programs were $1.9 million, $4.2 million and $4.8 million in 1998, 1997 and 1996, and accounted for 57%, 71% and 73% of net charge offs in each of those years. Originations of loans under these programs were significantly reduced in 1997 and 1996, and such originations were underwritten to more restrictive standards than in 1995.

     Information about Republic's investment in impaired loans is as follows:

     As of and for the Year Ended December 31 (in thousands)      1998            1997            1996
     Gross impaired loans which have allowances              $      1,116    $      1,640     $      1,638
     Less:  related allowances for loan losses                        100             240              240
                                                             ------------    ------------     ------------
     Net impaired loans with related allowances                     1,016           1,400            1,398
     Impaired loans with no related allowances                          0               0                0
                                                             ------------    ------------     ------------
         Total                                               $      1,016    $      1,400     $      1,398
                                                             ============    ============     ============
     Average impaired loans outstanding                      $      1,116    $      1,639     $      1,638
                                                             ============    ============     ============
     Interest income recognized                              $        100    $         93     $        110
                                                             ============    ============     ============
     Interest income received                                $        100    $         93     $        110
                                                             ============    ============     ============

     Loans made to executive officers and directors of Republic and their related interests in the ordinary course of business, subject to substantially the same credit policies as other loans and current in their terms, are as follows:

                                                     Balance,                                             Balance,
                                                    Beginning            New                                End
                                                    Of Period           Loans          Repayments        Of Period
     (in thousands)
     Year ended December 31, 1998                  $     4,662       $     3,995      $     5,137       $     3,520
                                                   ===========       ===========      ===========       ===========

5.   LOAN SERVICING

     Republic was servicing loans for others (primarily FHLMC) totaling $220 million and $263 million at December 31, 1998 and 1997, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and processing foreclosures. In connection with these loans serviced for others, Republic held borrowers' escrow balances of $400,000 and $500,000 at December 31, 1998 and 1997, respectively.

6.   PREMISES AND EQUIPMENT

     December 31 (in thousands)                                                   1998             1997
     Land                                                                    $      1,502     $      1,007
     Office buildings and improvements                                              9,458            6,991
     Furniture, fixtures and equipment                                             18,322           17,735
     Leasehold improvements                                                           960              869
                                                                             ------------     ------------
     Total premises and equipment                                                  30,242           26,602
     Less accumulated depreciation and amortization                                14,372           13,828
                                                                             ------------     ------------
     Net premises and equipment                                              $     15,870     $     12,774
                                                                             ============     ============

7.   DEPOSITS

     Time deposits of $100,000 or more were approximately $77 million and $63 million at year-end 1998 and 1997.

     The scheduled maturities of time deposits of $100,000 or more are as follows:

                                                                                          Weighted
                                                                                        Average Rate
     As of December 31, 1998 (in thousands)
     Less than 1 year                                               $     45,673           5.55%
     Over 1 year through 3 years                                          30,640           5.17%
     Over 3 years through 5 years                                          1,052           5.64%
                                                                    ------------
                                                                    $     77,365
                                                                    ============

8.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND
     OTHER SHORT TERM BORROWINGS

     These borrowings consist of short-term excess funds from correspondent banks, repurchase agreements and overnight liabilities to deposit customers arising from a cash management program offered by Republic. While effectively deposit equivalents, such arrangements are in the form of repurchase agreements. The repurchase agreements are treated as financings; accordingly, the securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. All securities underlying the agreements were under Republic's control.

     As of December 31 (in thousands)                                         1998             1997

     Average outstanding balance during the year                         $    115,280     $    100,291
     Average interest rate during the year                                       4.21%            4.57%
     Maximum month end balance during the year                           $    148,659     $    111,137

9.   OTHER BORROWED FUNDS

     As of December 31(in thousands)                                                      1998            1997
     Federal Home Loan Bank convertible fixed rate
       advance (see comment below)                                                 $     50,000
     Federal Home Loan Bank  variable  interest  rate  advances,  with  weighted
       average interest rate of 5.38% at December 31, 1998, due through 1999             52,800     $    116,000
     Federal Home Loan Bank fixed interest rate advances,  with weighted average
       interest rate of 5.57% at December 31, 1998, due through 2003                     87,422            8,405
                                                                                     ------------     ------------
                                                                                   $    190,222     $    124,405
                                                                                     ============     ============

     Republic has entered into convertible fixed rate advances ranging from 3 to 5 years with the Federal Home Loan Bank (FHLB) totaling $50 million. The advances are fixed from one to three years at rates varying from 4.26% to 5.11%. At the end of the fixed term, the FHLB has the right to convert the fixed rate advance on a quarterly basis to a variable rate advance tied to the three months LIBOR index. The advances can be prepaid at any quarterly date without penalty, but may not be prepaid at any time during the fixed rate term.

     The Federal Home Loan Bank advances are collateralized by a blanket pledge of eligible real estate loans with an unpaid principal balance of greater than 150% of the outstanding advances. Republic has available collateral to borrow an additional $130 million from the Federal Home Loan Bank. Republic also has unsecured lines of credit totaling $40 million and secured lines of credit of $115 million available through various financial institutions.

     Aggregate future principal payments on borrowed funds as of December 31, 1998 are as follows:

     December 31, 1998(in thousands)

     1999                                                            $   93,840
     2000                                                                26,098
     2001                                                                10,284
     2002                                                                     -
     2003                                                                60,000
                                                                     ----------
                                                                     $  190,222
                                                                     ==========

10.  GUARANTEED PREFERRED BENEFICIAL INTERESTS

      In February 1997, Republic Capital Trust (RCT), a trust subsidiary of Republic Bancorp, Inc., completed the private placement of 64,520 shares of cumulative trust preferred securities (Trust Preferred Securities) with a liquidation preference of $100 per security. Each security can be converted into ten shares of Class A Common Stock at the option of the holder. The proceeds of the offering were loaned to Republic Bancorp, Inc. in exchange for subordinated debentures with terms that are similar to the Trust Preferred Securities. Distributions on the securities are payable quarterly at the annual rate of 8.5% of the liquidation preference and are included in interest expense in the consolidated financial statements. Republic undertook the issuance of these securities to enhance its regulatory capital position. The Bank has utilized the capital for general business purposes and to support the Bank's future opportunities for growth. These securities are considered as Tier I capital under current regulatory guidelines.

      The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date of April 1, 2027 at the option of Republic on or after April 1, 2002, or upon the occurrence of specific events, defined within the trust indenture. Republic has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters.


11.  INCOME TAXES


      Income tax expense is summarized as follows:


         For the Years Ended December 31 (in thousands)           1998            1997              1996
         Current                                              $      6,918    $      7,587     $      2,560
         Deferred expense (benefit)                                    688            (709)            (617)
                                                              ------------    ------------     ------------
              Total                                           $      7,606    $      6,878     $      1,943
                                                              ============    ============     ============

     The provision for income taxes differs from the amount computed at the statutory rate as follows:



     For the Years Ended December 31,                             1998            1997            1996
     Federal statutory rate                                        35.0%           35.0%           34.0
     Increase (decrease) resulting from:
         Tax-exempt interest income                                (0.1)           (0.3)           (1.4)
         Acquisition intangibles                                                                    6.5
         Other                                                      0.7             1.2             2.5
                                                               --------         -------         -------
     Effective rate                                                35.6%           35.9%           41.6%
                                                               ========         =======         =======

     The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

     As of December 31(in thousands)                                                    1998            1997
     Deferred tax assets:
         Depreciation                                                         $        511     $        448
         Loan fees                                                                                      168
         Allowance for loan losses                                                   1,802            1,860
         FAS 115 valuation reserve                                                                       28
                                                                              ------------     ------------
              Total deferred tax assets                                              2,313            2,504
                                                                              ------------     ------------

     Deferred tax liabilities:
         FHLB dividends                                                                920              662
         FAS 115 valuation reserve                                                     197
         Other                                                                         476              209
                                                                              ------------     ------------
              Total deferred tax liabilities                                         1,593              871
                                                                              ------------     ------------
     Net deferred tax asset, included in other assets                         $        720     $      1,633
                                                                              ============     ============

12.  EARNINGS PER SHARE

     A reconciliation of the combined Class A and B Common Stock numerators and denominators of the earnings per share and earnings per share assuming dilution computations is as follows:


     Years Ended December 31(in thousands)                         1998            1997            1996
     Earnings Per Share
         Net Income                                           $     13,756    $     12,259     $      2,727
         Less:  Dividends declared on preferred stock                                 (425)            (425)
                                                              ------------    ------------     ------------
         Net Income available to common shares
           outstanding                                        $     13,756    $     11,834     $      2,302
                                                              ============    ============     ============
         Weighted average shares outstanding                        15,886          14,450           14,444
                                                              ============    ============     ============



     Years Ended December 31 (in thousands)                         1998            1997            1996
     Earnings Per Share Assuming Dilution
         Net Income                                           $     13,756    $     12,259     $      2,727
         Less:  Dividends declared on preferred stock                                                  (425)
         Add:  Interest expense, net of tax benefit,
           on assumed conversion of guaranteed
           preferred beneficial interests in
           Republic's subordinated debentures                          356             320
                                                              ------------    ------------     ------------
         Net Income available to common shareholder
           assuming conversion                                $     14,112    $     12,579     $      2,302
                                                              ============    ============     ============


     Years Ended December 31(in thousands)                           1998            1997            1996
     Weighted average shares outstanding                            15,886          14,450           14,444
     Add dilutive effects of assumed
       conversion and exercise:
         Convertible preferred stock                                                   600
         Convertible guaranteed preferred
           beneficial interest in Republic's
           subordinated debentures                                     645             564
         Stock options                                                 498             320              198
                                                              ------------    ------------     ------------
     Weighted average shares and dilutive
       potential shares outstanding                                 17,029          15,934           14,642
                                                              ============    ============     ============

     The difference in earnings per share between the two classes of common stock result solely from the dividend premium paid to Class A over Class B Common Stock.

     The 50,000 shares of preferred stock were not considered converted to 600,000 shares of common stock for 1996 in computing earnings per share assuming dilution because the impact of their conversion was antidilutive.

13.  STOCKHOLDERS' EQUITY

     COMMON STOCK - The Class A shares are entitled to cash dividends equal to 110% of the dividend paid per share on the Class B Common Stock. Class A shares have one vote per share and Class B shares have ten votes per share. Class B Common Stock may be converted, at the option of the holder, to Class A stock on a share-for-share basis. The Class A Common Stock is not convertible into any other class of Republic's capital stock.

     On June 30, 1998, the shareholders approved an amendment to Republic's Articles of Incorporation to increase the authorized Class A Common Stock to 30,000,000 shares and the authorized Class B Common Stock to 5,000,000 shares. Concurrently, the shareholders approved a 2-for-1 stock split affecting both classes of Common Stock. All per share amounts have been retroactively restated to reflect the split.

     On July 21, 1998, Republic issued 2 million shares of Class A Common Stock in an initial public offering at $13.00 per share.

     PREFERRED STOCK - On December 31, 1997, Republic redeemed the $5 million outstanding Series A Convertible Preferred stock. At the option of shareholder, each security was either convertible to 10 shares of Class A Common Stock and 2 shares of Class B Common Stock, or redeemable in cash for the initial offering price of $100 per share plus a 20% premium.

     DIVIDEND LIMITATIONS - Banking regulations limit the amount of dividends that may be paid to the Parent Company without prior approval of the Bank's regulatory agency. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years, less any dividends declared during those periods. At December 31, 1998, the Bank had $20 million of retained earnings available for such purposes.

     REGULATORY CAPITAL REQUIREMENTS - The Parent Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Republic's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent Company and the Bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Parent Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Parent Company and the Bank meet all capital adequacy requirements to which it is subject.

     The most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total Risk-Based, Tier I Risk-Based, and Tier I Leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                                                                      Minimum
                                                                                               Minimum              Requirement
                                                                                             Requirement             To Be Well
                                                                                             For Capital          Capitalized Under
                                                                                              Adequacy            Prompt Corrective
                                                                       Actual                 Purposes            Action Provisions
                                                                 Amount      Ratio        Amount     Ratio         Amount  Ratio
     As of December 31, 1998 (dollars in thousands)
         Total  Risk Based Capital (to Risk Weighted Assets)
              Consolidated                                     $ 117,878    15.68%     $  60,146      8%        $  75,192    10%
              Bank only                                        $ 117,528    15.63%     $  60,144      8%        $  75,181    10%

         Tier I Capital (to Risk Weighted Assets)
              Consolidated                                     $ 110,016    14.63%     $  30,073      4%        $  45,109     6%
              Bank only                                        $ 109,666    14.59%     $  30,072      4%        $  45,108     6%

         Tier I Leverage Capital (to Average Assets)
              Consolidated                                     $ 110,016     9.29%     $  47,374      4%        $  59,217     5%
              Bank only                                        $ 109,666     9.26%     $  47,368      4%        $  59,211     5%

     As of December 31, 1997
         Total  Risk Based Capital (to Risk Weighted Assets)
              Consolidated                                     $  83,069    11.73%     $  56,672      8%        $  70,841    10%
              Bank only                                        $  83,149    11.74%     $  56,670      8%        $  70,837    10%

         Tier I Capital (to Risk Weighted Assets)
              Consolidated                                     $  74,893    10.57%     $  28,336      4%        $  42,504     6%
              Bank only                                        $  74,973    10.58%     $  28,335      4%        $  42,502     6%

         Tier I Leverage Capital (to Average Assets)
              Consolidated                                     $  74,893     6.99%     $  42,866      4%        $  53,583     5%
              Bank only                                        $  74,973     7.00%     $  42,865      4%        $  53,581     5%


14.  STOCK OPTION PLAN

     Under a stock option plan, certain key employees and directors are granted options to purchase shares of Republic's common stock at fair value at the date of the grant. Options granted become fully exercisable at the end of two to six years of continued employment and must be exercised within one year.

     A summary of Republic's stock option activity, and related information for the years ended December 31 follows:

                                                   1998                                          1997
                             --------------------------------------------   -------------------------------------------

                               Options    Weighted    Options     Weighted    Options     Weighted   Options    Weighted
                               Class A     Average    Class B      Average    Class A      Average   Class B     Average
                               Shares     Exercise    Shares      Exercise    Shares      Exercise   Shares     Exercise
                                            Price                   Price                   Price                 Price
     Outstanding
     beginning of year         993,000    $   5.36     57,000     $   3.81    937,000     $   5.16    68,000    $   3.73

     Granted                   281,000       12.52                            227,000     $   6.00

     Exercised                 (32,500)       4.34     (4,500)        3.61    (27,000)    $   5.54    (1,000)   $   3.61

     Forfeited                 (24,000)       5.97                           (144,000)    $   5.04   (10,000)   $   3.28
                             ---------               --------                --------                -------
     Outstanding
     year end                1,217,500    $   7.03     52,500     $   3.83    993,000     $   5.36    57,000    $   3.81
                             =========               ========                 =======                =======
     Exercisable
     (vested) end
     of year                       ---                    ---                    ---                     ---


                                                   1996

                               Options    Weighted    Options     Weighted
                               Class A     Average    Class B      Average
                               Shares     Exercise    Shares      Exercise
                                            Price                   Price
     Outstanding
     beginning of year         380,000    $   3.86     76,000     $   3.86

     Granted                   623,000        5.97

     Exercised

     Forfeited                 (66,000)       5.38     (8,000)        5.00
                              --------                -------
     Outstanding
     year end                  937,000    $   5.16     68,000     $   3.73
                              ========                =======
     Exercisable
     (vested) end
     of year                       ---                    ---

Options outstanding at year-end 1998 were as follows.

                                                                              Outstanding
                                                              Class A                          Class B
                                                   ----------------------------     ----------------------------
                                                                      Weighted                         Weighted
                                                                       Average                          Average
                                                                     Remaining                        Remaining
                                                                    Contractual                      Contractual
                                                      Number            Life           Number            Life
     Range of Exercise Prices
     $3.28 - $5.97                                      713,500            2.32           52,500            1.49
     $6.00 - $13.00                                     504,000            4.37
                                                   ------------    ------------     ------------    ------------
         Outstanding                                  1,217,500            3.16           52,500            1.49
                                                   ============    ============     ============    ============

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Republic had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model. The weighted average assumptions for options granted during the year and the resulting estimated weighted average fair values per share used in computing pro forma disclosures are as follows:


     As of December 31                                       1998                1997                1996
                                                            ---------------------------------------------
         Assumptions:
              Risk-free interest rate                        5.53%               6.25%              6.29%
              Expected dividend yield                         .89                1.84%              1.84%
              Expected life (years)                          5.94                5.78               6.00
              Expected common stock
                 market price volatility                       13%                 13%                13%

         Estimated fair value per share                     $3.21               $1.38              $1.40

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on an accelerated basis. Republic's pro forma information follows (in thousands except for earnings per share information):

     As of December 31                                       1998           1997            1996
                                                          ---------------------------------------
         Pro forma net income                             $ 13,461       $ 12,058         $ 2,574

         Pro forma earnings per share
              Class A                                     $    .85       $    .81         $   .15
              Class B                                     $    .84       $    .80         $   .14

         Pro forma earnings per share
          assuming dilution
              Class A                                     $    .81       $    .79          $  .15
              Class B                                     $    .80       $    .78          $  .14


     Future pro forma net income will be negatively impacted should Republic choose to grant additional options.

15.  EMPLOYEE BENEFIT PLAN

     Republic maintains a 401(k) plan for full-time employees who have been employed for 1,000 hours in a plan year and have reached the age of 21. Participants in the plan may elect to contribute from 1% to 15% of their annual compensation. Republic matches 50% of participant contributions up to 5% of each participant's annual compensation. Republic's contribution may increase if certain operating ratios are achieved. Republic's matching contributions were $372,000, $313,000, and $284,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

16.   LEASES AND TRANSACTIONS WITH AFFILIATES

     Republic leases office facilities from Republic's Chairman and from partnerships in which Republic's Chairman and Chief Executive Officer are partners under operating leases. Rent expense for the years ended December 31, 1998, 1997 and 1996 under these leases was $1,251,000, $1,064,000 and
     $1,054,000, respectively. Total rent expense on all operating leases was $1,563,000, $1,533,000 and $1,343,000, for the years ended December 31,
     1998, 1997 and 1996, respectively. The total minimum lease commitments under noncancelable operating leases are as follows:

     As of December 31, 1998 (in thousands)                     Affiliate         Other           Total
               1999                                           $      1,251    $        312     $      1,563
               2000                                                  1,236             237            1,473
               2001                                                    958             120            1,078
               2002                                                    403              98              501
               Thereafter                                              327             574              901
                                                              ------------    ------------     ------------

                                                              $      4,175    $      1,341     $      5,516
                                                              ============    ============     ============

     Republic made payments to companies owned by directors of the Bank for the construction of branches totaling $245,000 and $711,000 for the years ended December 31, 1997 and 1996, respectively.

     A director of Republic is a former partner at Wyatt, Tarrant & Combs. Fees paid by Republic to this firm totaled $207,000, $88,000, and $22,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

17.  SALE OF DEPOSITS AND BANKING CENTERS

     During 1997, Republic entered into agreements to sell deposits totaling $180 million and fixed assets of $3.7 million associated with its Western Kentucky banking centers. Substantially all loans originated by these banking centers were retained by Republic.

     Sales of four of the five banking centers were finalized during 1997, resulting in a pretax gain of $7.5 million. The sale of the remaining banking center was finalized during January 1998 for a pretax gain of $4.1 million. Federal Home Loan Bank advances of $36 million and $60 million were used, in part, to fund the 1997 and 1998 sales.

18.  SAIF ASSESSMENT

     In November 1994, Republic completed a merger with its affiliated savings association, Republic Savings Bancorp, Inc. Subsequent to the merger, a portion of Republic's deposits continue to be insured by the Savings Association Insurance Fund (SAIF). A bill was passed on September 30, 1996, which included a provision to replenish the SAIF through a special assessment. The one-time assessment was imposed on SAIF assessable deposits held at March 31, 1995. Republic's assessment of approximately $2.3 million is included in 1996 FDIC deposit insurance expense in the accompanying consolidated statements of income.

19.  OFF-BALANCE SHEET RISKS, COMMITMENTS AND CONTINGENT LIABILITIES

     Republic is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit and standby letters of credit. The contract or notional amounts of these instruments reflect the extent of involvement Republic has in particular classes of financial instruments. Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Republic's credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors.

     Republic extends binding commitments to prospective customers. Such commitments assure the borrower of financing for a specified period of time at a specified rate. The risk to Republic under such loan commitments is limited by the terms of the contract. For example, Republic may not be obligated to advance funds if the customer's financial condition deteriorates or if the customer fails to meet specific covenants. An approved, but undrawn, loan commitment represents a potential credit risk once the funds are advanced to the customer, a liquidity risk since the customer may demand immediate cash that would require a funding source, and an interest rate risk since interest rates may rise above the rate committed to the customer. Republic's current liquidity position continues to meet its need for funds. In addition, since a portion of these loan commitments normally expire unused, the total amount of outstanding commitments at any point in time will not require a funding source. As of December 31, 1998, Republic had outstanding loan commitments totaling $123 million which includes unused home equity lines of credit totaling $95 million. These commitments are substantially all at variable rates.

     At December 31, 1998, Republic's mortgage banking activities included commitments to extend credit, primarily representing fixed rate mortgage loans, totaling $61 million. Of commitments to originate loans, borrowers with commitments totaling $4 million have elected to wait until closing to lock the rate on the loan. Republic has also entered into forward commitments to deliver loans into the secondary market of $50 million at December 31, 1998.

     Standby letters of credit are conditional commitments issued by Republic to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. Commitments outstanding under standby letters of credit totaled $2.0 million for December 31, 1998 and $1.9 million for December 31, 1997.

20.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value amounts have been determined by Republic using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts Republic could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                1998                               1997
                                                   -----------------------------       ----------------------------

                                                     Carrying             Fair          Carrying             Fair
     As of December 31 (in thousands)                 Amount              Value          Amount              Value

     Assets:
       Cash and cash equivalents                   $    39,946       $    39,946      $    24,546       $    24,546
       Securities available for sale                   186,936           186,936           93,826            93,826
       Securities to be held to maturity                29,985            30,039           98,546            98,540
       Mortgage loans held for sale                     38,167            38,525            9,970            10,070
       Loans, net                                      870,031           874,253          794,939           796,577
       Federal Home Loan Bank stock                     14,036            14,036            8,124             8,124

     Liabilities:
       Deposits:
         Certificate of deposit and individual
           retirement accounts                     $   439,529       $   442,962      $   493,343       $   495,776
         Non interest-bearing accounts                  80,345            80,345           65,913            65,913
         Transaction accounts                          227,273           227,279          172,342           172,608
       Securities sold under agreements to
           repurchase and other short-term
           borrowings                                  148,659           148,659          111,137           111,134
         Other borrowed funds                          190,222           190,608          124,405           124,403
       Guaranteed preferred beneficial interests
         in Republic's subordinated debentures           6,402             6,402            6,452             6,452

     CASH AND CASH EQUIVALENTS - The carrying amount is a reasonable estimate of fair value.

     SECURITIES AVAILABLE FOR SALE, SECURITIES TO BE HELD TO MATURITY AND FEDERAL HOME LOAN BANK STOCK - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For Federal Home Loan Bank stock, the carrying amount is a reasonable estimate of fair value.

     LOANS - The fair value is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     MORTGAGE LOANS HELD FOR SALE - Estimated fair value is defined as the current quoted secondary market price for such loans without regard to Republic's other commitments to make and sell loans.

     DEPOSITS - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS - The carrying amount is a reasonable estimate of fair value.

     GUARANTEED PREFERRED BENEFICIAL INTERESTS - The fair value is estimated based on the estimated present value of future cash flows using the current rates at which similar financings with the same remaining maturities could be obtained.

     OTHER BORROWED FUNDS - The fair value is estimated based on the estimated present value of future cash outflows using the current rates at which similar loans with the same remaining maturities could be obtained.

     COMMITMENTS TO EXTEND CREDIT - The fair value of commitments to extend credit is based upon the difference between the interest rate at which Republic is committed to make the loans and the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for the estimated volume of loan commitments actually expected to close. The fair value of such commitments is not material.

     COMMITMENTS TO SELL LOANS - The fair value of commitments to sell loans is based upon the difference between the interest rates at which Republic is committed to sell the loans and the current quoted secondary market price for similar loans. The fair value of such commitments is not material.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

21.  PARENT COMPANY CONDENSED FINANCIAL INFORMATION

     BALANCE SHEETS
     As of December 31 (in thousands)                      1998             1997
     Assets:
         Cash and cash equivalents                    $     1,238      $       596
         Due from subsidiaries                              1,493            2,220
         Investment in subsidiaries                       110,217           75,271
         Other                                                 19               20
                                                      -----------      -----------

              Total assets                            $   112,967      $    78,107
                                                      ===========      ===========

     Liabilities:
         Long-term debt                               $     6,702      $     6,752
         Other                                              2,423            2,969
                                                      -----------      -----------
              Total liabilities                             9,125            9,721
                                                      -----------      -----------

     Stockholders' equity:
         Common stock                                       4,149            3,613
         Additional paid-in capital                        34,014           10,833
         Retained earnings                                 65,469           53,994
         Net unrealized depreciation on
           securities available for sale, net of tax          210              (54)
                                                      -----------      -----------

              Total stockholders' equity                  103,842           68,386
                                                      -----------      -----------

     Total                                            $   112,967      $    78,107
                                                      ===========      ===========

     STATEMENTS OF INCOME
     Years Ended December 31, (in thousands)               1998             1997             1996

     Income:
         Dividends from subsidiary                    $     2,826      $     4,446      $     2,400
         Interest                                              24               38              115
                                                      -----------      -----------      -----------

              Total income                                  2,850            4,484            2,515
                                                      -----------      -----------      -----------

     Expenses:
         Interest expense                                     574              590              166
         Other expense                                         73               67               42
                                                      -----------      -----------      -----------

              Total expenses                                  647              657              208
                                                      -----------      -----------      -----------

     Income before income taxes                             2,203            3,827            2,307
     Income tax benefit                                       222              283               33
                                                      -----------      -----------      -----------

     Income before equity in undistributed
       net income of subsidiaries                           2,425            4,110            2,340

     Equity in undistributed net income of subsidiaries    11,331            8,149              387
                                                      -----------      -----------      -----------

     Net income                                       $    13,756      $    12,259      $     2,727
                                                      ===========      ===========      ===========

     STATEMENTS OF CASH FLOWS

     Years Ended December 31, (in thousands)               1998             1997             1996

     Operating activities:
         Net income                                   $    13,756      $    12,259      $     2,727
         Adjustments to reconcile net income to net
           cash provided by operating activities:
              Undistributed net income of subsidiaries    (11,331)          (8,149)            (387)
              Change in due from subsidiary                   727           (1,678)             (35)
              Change in other assets                            1              (38)             (63)
              Change in other liabilities                    (609)           1,480              (15)
                                                      -----------      -----------      -----------
                  Net cash provided by operating
                    activities                              2,544            3,874            2,227
                                                      -----------      -----------      -----------

     Investment activities:
         Purchase of common stock of subsidiary bank      (23,278)          (6,775)          (3,999)
         Proceeds from maturities of repurchase
           agreements                                                          889            3,999
                                                      -----------      -----------      -----------
              Net cash used in investing activities       (23,278)          (5,886)
                                                      -----------      -----------      -----------

     Financing activities:
         Dividends paid                                    (1,674)          (1,992)          (1,899)
         Proceeds from stock options exercised                155              153
         Proceeds from issuance of guaranteed
           preferred beneficial interests in
           Republic's subordinated debentures                                6,752
         Proceeds from issuance of Class A
           Common Stock                                    23,581
         Repurchase of Class A common stock                  (686)
         Payments on long-term debt                                         (1,638)            (350)
         Redemption of preferred stock                                      (1,218)
                                                      -----------      -----------      -----------
              Net cash provided by (used in)
                financing activities                       21,376            2,057           (2,249)
                                                      -----------      -----------      -----------

     Net increase (decrease) in cash and
       cash equivalents                                       642               45              (22)

     Cash and cash equivalents, beginning of year             596              551              573
                                                      -----------      -----------      -----------

     Cash and cash equivalents, end of year           $     1,238      $       596      $       551
                                                      ===========      ===========      ===========

22.  SEGMENT INFORMATION

     The reportable segments are determined by the products and services offered, primarily distinguished between banking and mortgage banking operations. Loans, investments, and deposits provide the revenues in the banking operation, and servicing fees and loan sales provide the revenues in mortgage banking. All operations are domestic.

     The accounting policies used are the same as those described in the summary of significant accounting policies. Income taxes are allocated and indirect expenses are allocated on revenue. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.


                                                                                  1998

                                                                                Mortgage      Consolidated
     (in thousands)                                              Banking         Banking         Totals

     Net interest income                                     $     42,126    $        367     $     42,493
     Other revenues                                                11,329           4,183           15,512
     Noncash items:
          Provision for loan loss                                 3,110                            3,110
          Net gain on sale of loans                                                 4,326            4,326
     Income tax expense                                             6,758             848            7,606
     Segment profit                                                12,111           1,645           13,756
     Segment assets                                             1,168,562          39,122        1,207,684

                                                                                  1997

                                                                                Mortgage      Consolidated
     (in thousands)                                              Banking         Banking         Totals

     Net interest income                                     $     40,114    $        224     $     40,338
     Other revenues                                                16,631           2,299           18,930
     Noncash items:
          Provision for loan loss                                   7,251                            7,251
          Net gain on sale of loans                                                 1,852            1,852
     Income tax expense                                             6,470             408            6,878
     Segment profit                                                11,466             793           12,259
     Segment assets                                             1,044,396          10,554        1,054,950


                                                                                  1996
                                                                                Mortgage      Consolidated
     (in thousands)                                              Banking         Banking         Totals

     Net interest income                                     $     37,979    $        152     $     38,131
     Other revenues                                                 5,195           1,902            7,097
     Noncash items:
            Provision for loan loss                                 9,149                            9,149
          Net gain on sale of loans                                                 1,212            1,212
     Income tax expense                                             1,645             298            1,943
     Segment profit                                                 2,149             578            2,727
     Segment assets                                             1,131,682           9,180        1,140,862

23.  SUBSEQUENT EVENT (UNAUDITED)

     On January 29,  1999,  Republic  formed an Employee  Stock  Ownership  Plan
     (ESOP) for the benefit of its employees. The ESOP borrowed $3.9 million from the Parent Company and directly and indirectly purchased 300,000 shares of Class A Common Stock from Republic's largest beneficial owner at a market value of $12.91 per share. The purchase price, determined by an independent pricing committee, was the average closing price for the thirty trading days immediately prior to the transaction. Shares in the ESOP will be allocated to eligible employees over the term of the loan, which is ten years. Republic will record compensation expense based on the market price of the shares as they are committed to be released for allocation to participants' accounts.

24.  SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 1998 and 1997.

                                                          Fourth       Third        Second        First
(dollars in thousands, except per share data)            Quarter      Quarter      Quarter       Quarter
1998:
     Interest income                                     $23,336      $23,517      $23,029       $22,785
     Net interest income                                  11,096       10,710       10,317        10,370
     Provision for loan losses                             1,423          303          741           643
     Income (loss) before income taxes                     4,334        4,409        4,054         8,565
     Net income (loss)                                     2,830        2,800        2,602         5,524
     Earnings per share:
         Class A Common                                     0.17         0.17         0.17          0.37
         Class B Common                                     0.16         0.17         0.17          0.37
     Earnings per share assuming dilution:
         Class A Common                                     0.16         0.16         0.17          0.35
         Class B Common                                     0.16         0.16         0.17          0.35
     Weighted average common shares outstanding:
         Basic Common                                     17,116       16,480       14,959        14,958
         Diluted Common                                   18,382       17,751       15,873        15,898
     Cash Dividends declared
         Class A Common                                    .0275        .0275        .0275         .0275
         Class B Common                                    .0250        .0250        .0250         .0250

1997:
     Interest income                                     $22,431      $22,911      $23,242       $22,610
     Net interest income                                   9,892       10,199       10,240        10,007
     Provision for loan losses                             3,401        1,136        1,416         1,298
     Income (loss) before income taxes                     3,684        6,953        5,690         2,810
     Net income (loss)                                     2,331        4,392        3,656         1,880
     Earnings per share:
         Class A                                            0.15         0.30         0.25          0.12
         Class B                                            0.15         0.29         0.24          0.12
     Earnings per share assuming dilution:
         Class A                                            0.15         0.28         0.24          0.12
Class B                                                     0.15         0.28         0.23          0.12
     Weighted average common shares outstanding:
         Basic                                            14,450       14,449       14,443        14,444
         Diluted                                          15,429       16,054       15,894        14,624
     Cash Dividends declared:
         Class A                                           .0275        .0275        .0275         .0275
         Class B                                           .0250        .0250        .0250         .0250