Form 10-K, Exhibit 13
period 1999-12-31
REPUBLIC BANCORP INC /KY/
filed 2000-03-29
CIK 921557

SELECTED CONSOLIDATED FINANCIAL DATA

           The following table sets forth Republic's selected historical financial information from 1995 through 1999. This information should be read in conjunction with the Consolidated Financial Statements and the related Notes. Factors affecting the comparability of certain indicated periods are discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                                                       1999            1998              1997              1996              1995
                                                       ----            ----              ----              ----              ----
                                                                               Years Ended December 31,
(dollars in thousands, except per share data)

Income Statement Data:
Interest income ..............................     $   97,157      $   92,667        $   91,194        $   81,986        $   71,133
Interest expense .............................         49,552          50,174            50,856            43,855            37,720
Net interest income ..........................         47,605          42,493            40,338            38,131            33,413
Provision for loan losses ....................          1,806           3,110             7,251             9,149             4,268
Non-interest income ..........................         10,084          11,396             7,743             7,097             7,520
Gain on sale of deposits .....................                          4,116             7,527
Gain on sale of Bankcard .....................                                            3,660
Non-interest expense .........................         37,383          33,533            32,880            31,409            24,505
Income before taxes ..........................         18,500          21,362            19,137             4,670            12,160
Net income ...................................         12,252          13,756            12,259             2,727             7,788

Balance Sheet Data:
Total assets .................................     $1,368,983      $1,207,684        $1,054,950        $1,140,882        $  891,347
Total securities .............................        214,558         216,921           192,372           281,855           114,654
Total loans, net .............................      1,031,512         870,031           794,939           759,424           668,193
Allowance for loan losses ....................          7,862           7,862             8,176             6,241             3,695
Total deposits ...............................        800,909         747,147           731,598           783,141           734,443
Repurchase agreements and other
   short-term borrowings .....................        215,718         148,659           111,137           181,634            21,729
Other borrowed funds .........................        231,383         190,222           124,405           106,974            68,063
Total stockholders' equity ...................        103,770         103,842            68,386            59,019            58,502

Per Share Data:(1)
Basic Class A common earnings
   per share .................................     $     0.73      $     0.87        $     0.82        $     0.16        $      N/A
Basic Class B common earnings
   per share .................................           0.72            0.86              0.81              0.15               N/A
Basic common earnings per share ..............            N/A             N/A               N/A               N/A              0.52
Book value (2) ...............................           6.46            6.03              4.58              3.74              3.71
Cash dividends per Class A common ............           0.12            0.11              0.11              0.11               N/A
Cash dividends per Class B common ............           0.11            0.10              0.10              0.10               N/A
Cash dividend per common .....................            N/A             N/A               N/A               N/A              0.09

Performance ratios:
Return on average assets .....................           0.98%           1.20%             1.12%              .29%              .95%
Return on average common equity ..............          11.90           15.82             18.81              4.57             14.46
Net interest margin ..........................           3.96            3.84              3.85              4.21              4.25
Efficiency ratio .............................             65              62(3)             68(4)             64(5)             60

Asset quality ratios:
Non-performing assets to total
   loans .....................................           0.38%           0.63%             0.90%             1.06%             0.41%
Net loan charge-offs to average
   loans .....................................           0.19            0.40              0.66              0.91              0.38
Allowance for loan losses to
   total loans ...............................           0.76            0.89              1.02              0.81              0.55
Allowance for loan losses to
   non-performing loans ......................            213             158               115                78               168

Capital ratios:
Leverage ratio ...............................           8.61%           9.29%             6.99%             5.76%             6.62%
Average stockholders' equity to
   average total assets ......................           8.27            7.58              5.97              6.30              6.56
Tier 1 risk-based capital ratio ..............          13.36           14.63             10.57              9.14             10.29
Total risk-based capital ratio ...............          14.28           15.68             11.73             10.10             10.96
Dividend payout ratio ........................             16              13                13                68                16

Other key data:
End-of-period full-time
   equivalent employees ......................            467             425               418               419               363
Number of bank offices .......................             20              19                18                21                17

-----------

(1) In 1996 the Company's common stock was replaced by Class A Common Stock and Class B Common Stock.
(2)  Exclusive of accumulated other comprehensive income.
(3)  Excludes pre-tax gain on sale of deposits of $4.1 million.
(4) Excludes pre-tax gain on sale of deposits of $7.5 million and pre-tax gain on sale of Bankcard of $3.7 million.
(5) Excludes one-time Savings Association Insurance Fund ("SAIF") assessment of $2.3 million.

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

     In addition to factors disclosed by Republic elsewhere in this Annual Report, the following factors, among others, could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions both nationally and in the Bank's markets; the extent and timing of actions of the Federal Reserve Board; clients' acceptance of the Bank's products and services; and the extent and timing of legislative and regulatory actions and reforms.

HIGHLIGHTS

     Republic reported earnings of $12.3 million during 1999 compared with $13.8 million for 1998. Excluding a one-time gain on sale of deposits during 1998, net income increased by 11% during 1999. Republic's 1999 performance was supported by steady increases in net interest income and continued declining provisions due to reduced loan losses. These improvements more than offset a reduction in gains on sales of loans in the secondary market, due to rising interest rates, and increases in non-interest expenses arising from banking center expansion. Republic's book value per common share, exclusive of accumulated other comprehensive income, increased from $6.03 at December 31, 1998 to $6.46 per share at December 31, 1999.
The following table summarizes selected financial information regarding Republic's financial performance.

TABLE 1 - SUMMARY
Years Ended December 31, (dollars in thousands)         1999          1998          1997

Net income                                           $  12,252     $  13,756     $  12,259
Net income excluding asset dispositions                 12,252        11,122         5,099
Diluted Class A earnings per share                        0.71          0.83          0.79
Diluted Class A earnings per share
     excluding asset dispositions                         0.71          0.68          0.32
ROA                                                       0.98%         1.20%         1.12%
ROA excluding asset dispositions                          0.98          0.97          0.47
ROE                                                      11.90         15.82         18.81
ROE excluding asset dispositions                         11.90         13.19          8.11

     Republic's total assets at December 31, 1999 grew more than 13% over 1998 to approximately $1.4 billion. Net loans increased $161 million from December 31, 1998 to over $1 billion at December 31, 1999. The residential real estate portfolio grew $115 million while the commercial real estate portfolio increased $45 million. This growth was attributable to continued loan demand in Republic's markets and the further development of Republic's commercial and business banking services. While loan growth remained strong, the Bank's level of delinquent loans declined favorably to 1.29% at December 31, 1999, compared to 2.29% at December 31, 1998.

     Funding for the growth in the loan portfolio was derived from deposits, repurchase agreements and Federal Home Loan Bank advances. Deposits and repurchase agreements increased to over $1.0 billion as of December 31, 1999 compared to $896 million at year-end 1998. A significant portion of this increase was in lower cost deposits such as demand and money market accounts. Republic's Internet banking (Republicbank.com) accounted for $42 million of the increase in deposits, while Republic's corporate cash management accounts reflected a 43% increase in balances over year-end 1998. FHLB advances increased from $190 million at December 31, 1998 to $231 million at December 31, 1999.

     During 1999 Republic continued to expand its banking centers. Republic moved into newly completed facilities in the Springhurst and Fern Creek areas in Louisville. The Bank also opened a loan production office in Southern Indiana, its first location outside of Kentucky.

     Republic continues to expand its product lines and service delivery through Republicbank.com. Sixteen percent of the Bank's checking account clients now utilize Republic's Internet banking services. Republicbank.com has deposits from 44 states and the District of Columbia as of December 31, 1999. During 2000 Republic intends to make available on-line tax preparation and on-line brokerage.

     During 1999, Republic began offering investment management and personal trust services. During 1999, Republic was awarded an $800 million custodial account relationship. In less than a year of operation, this division now has in excess of $850 million in trust assets under management

REFUNDS NOW(R)

     During November 1998, a wholly owned subsidiary of the Bank acquired Refunds Now, Inc. Republic exchanged 230,000 shares of Class B Common Stock for the stock of Refunds Now, Inc. in a business combination accounted for as a pooling of interest. Refunds Now(R) is a rapid refund tax processing service for taxpayers receiving both federal and state tax refunds through a nationwide network of tax preparers. Refund anticipation loans ("RALs") are made to taxpayers filing income tax returns electronically. The RALs are repaid by the taxpayer when the taxpayer's refunds are electronically received by the Bank from governmental taxing authorities. Refunds Now(R) also provides electronic refund checks ("ERCs") to taxpayers. After receiving refunds electronically from governmental taxing authorities, checks are issued to taxpayers for the amount of their refund, less fees. During 1999, Refunds Now(R) generated $944,000 in electronic tax refund loan fees and $1.2 million in electronic tax refund check fees. During 1999, Republic successfully marketed its products to new tax preparers for the year 2000. These additional relationships are projected to increase revenues for Refunds Now(R) during 2000. The projected increase in Refunds Now(R) earnings is not expected to materially impact the earnings of Republic in 2000.

DISPOSITION OF ASSETS

     During 1997, Republic elected to focus its resources on its North Central and Central Kentucky markets. Consistent with this focus, Republic sold its banking centers in the Western Kentucky cities of Murray, Benton, Paducah, and Mayfield. The Murray, Benton and Paducah sales were closed in the second half of 1997, of which Republic realized a net gain of approximately $7.5 million. During 1998, Republic completed the sale of deposits and fixed assets at the Mayfield banking center. Republic realized a pre-tax gain of approximately $4.1 million from the Mayfield banking center sale. Republic retained substantially all of its Western Kentucky banking center loan portfolios in those transactions. The Mayfield transaction represented the final Western Kentucky banking center sale. Management funded these transactions with additional advances from the Federal Home Loan Bank, deposits at its existing retail banking centers and liquidation of selected investment securities and overnight federal funds.

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

     Average interest-earning assets increased 9% in 1999, compared to a 6% increase in 1998. The 1999 and 1998 growth resulted from increased loan volume coupled with an increase in investment securities.

     During 1999, average interest-bearing liabilities grew $77 million to $1.0 billion, an increase of 8% over 1998. The increase was primarily in transaction accounts, money market accounts and other borrowings. In 1998, average interest-bearing liabilities grew 2% over 1997. The increase of $20 million during 1998 was primarily in certificates of deposit, other time deposits and overnight repurchase agreements.

     For 1999, net interest income was $48 million, up $6 million over the $42 million attained during 1998. Overall, the net interest rate spread increased from 3.18% during 1998 to 3.34% in 1999. The Bank's net interest margin also increased from 3.84% in 1998 to 3.96% in 1999. The increase in the net interest spread and margin in 1999 occurred because the yield on interest earning assets decreased 29 basis points while the rate paid on liabilities decreased 45 basis points. As a result, the average rate on earning assets decreased slower than the average rate paid on liabilities as Republic continues to focus efforts on attracting additional lower-cost transaction accounts, Internet banking and cash management accounts. Net interest margin also grew because during 1999 Republic funded a greater portion of its interest earning assets through equity and non-interest bearing deposits.

     Net interest income increased 5% in 1998 over 1997. The increase in 1998 was attributable to Republic's loan growth, particularly residential and commercial lending.

     Table 2 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for 1997 through 1999. Table 3 provides an analysis of the changes in net interest income attributable to changes in rates and changes in volume of interest-earning assets and interest-bearing liabilities.

TABLE 2 - AVERAGE BALANCE SHEETS AND RATES FOR DECEMBER 31, 1999, 1998 AND 1997

                                                   1999                           1998                             1997
                                                   ----                           ----                             ----
                                        Average              Average    Average              Average    Average              Average
                                        Balance    Interest    Rate     Balance    Interest    Rate     Balance    Interest    Rate
(dollars in thousands)
ASSETS
Earning assets:
U.S. Treasury and U.S. Government
   Agency Securities ............... $   127,492    $ 6,938   5.44%   $   168,862   $ 9,798   5.80%   $   209,599   $12,473   5.95%
State and political subdivision
   securities ......................       3,915        339   8.66          4,195       368   8.77          4,447       381   8.57
Mortgage-backed securities .........      32,781      2,104   6.42         42,572     2,591   6.09          4,415       263   5.96
Other investments ..................      65,493      4,015   6.13         15,365     1,061   6.91          6,952       497   7.15
Federal funds sold .................       3,487        180   5.16         16,472       930   5.65         12,452       691   5.55
Total loans and fees(1)(2) .........     967,751     83,581   8.64        858,420    77,919   9.08        809,700    76,889   9.50

Total earning assets ...............   1,200,919     97,157   8.09      1,105,886    92,667   8.38      1,047,565    91,194   8.71

Less: Allowance for loan losses ....      (7,911)                          (8,150)                         (6,278)
Non-earning assets:
Cash and due from banks ............      20,931                           19,942                          20,338
Bank premises and equipment, net ...      17,597                           14,123                          16,793
Other assets .......................      13,552                           14,934                          13,198

Total assets ....................... $ 1,245,088                      $ 1,146,735                     $ 1,091,616

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts ............... $   124,435    $ 3,311   2.66%   $   102,231   $ 3,263   3.19%   $   124,062   $ 4,250   3.43%
Money market accounts ..............     139,567      6,285   4.50        105,668     4,977   4.71         47,036     2,329   4.95
Individual retirement accounts .....      26,359      1,407   5.34         22,549     1,316   5.84         35,641     2,090   5.86
Certificates of deposits and other
   time deposits ...................     414,406     21,683   5.23        425,721    24,665   5.79        512,260    30,271   5.91
Repurchase agreements and other
   borrowings ......................     337,590     16,866   5.00        308,744    15,953   5.17        226,400    11,916   5.26

Total interest bearing liabilities .   1,042,357     49,552   4.75        964,913    50,174   5.20        945,399    50,856   5.38

Non-interest bearing liabilities:
Non-interest bearing deposits ......      87,760                           79,636                          68,184
Other liabilities ..................      12,002                           15,218                          12,875
Stockholders' equity ...............     102,969                           86,968                          65,158

Total liabilities and stockholders'
   equity .......................... $ 1,245,088                      $ 1,146,735                     $ 1,091,616

Net interest income ................                $47,605                         $42,493                         $40,338

Net interest spread ................                          3.34%                           3.18%                           3.33%

Net interest margin ................                          3.96%                           3.84%                           3.85%

-----------

(1) The amount of fee income included in interest on loans was $2,050,000, $1,367,000, and $837,000 for the years ended December 31, 1999, 1998, and
     1997, respectively.

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

TABLE 3 - VOLUME/RATE VARIANCE ANALYSIS

                                                               Year Ended December 31, 1999           Year Ended December 31, 1998
                                                                        compared to                            compared to
                                                               Year Ended December 31, 1998           Year Ended December 31, 1997
                                                                   INCREASE/(DECREASE)                    INCREASE/(DECREASE)
                                                                         Due to                                 Due to
                                                          Total Net                              Total Net
                                                            Change       Volume        Rate        Change       Volume        Rate
                                                                                     (dollars in thousands)

Interest income:
U.S. Treasury and Government Agency Securities .......     $(2,860)     $(2,400)     $  (460)     $(2,675)     $(2,424)     $  (251)
State and political subdivision securities ...........         (29)         (25)          (4)         (13)         (22)           9
Mortgage backed securities ...........................        (487)        (596)         109        2,328        2,273           55
Other investments ....................................       2,954        3,461         (507)         564          601          (37)
Federal funds sold ...................................        (750)        (733)         (17)         239          223           16
Total loans and fees(1)(2) ...........................       5,662        9,924       (4,262)       1,030        4,626       (3,596)

Total increase (decrease) in interest income .........       4,490        9,631       (5,141)       1,473        5,277       (3,804)

Interest expense:
Interest bearing transaction accounts ................          48          709         (661)        (987)        (748)        (239)
Money market accounts ................................       1,308        1,597         (289)       2,648        2,903         (255)
Individual retirement accounts .......................          91          222         (131)        (774)        (768)          (6)
Certificates of deposit and other time deposits ......      (2,982)        (656)      (2,326)      (5,606)      (5,114)        (492)
Repurchase agreements and other borrowings ...........         913        1,490         (577)       4,037        4,334         (297)

Total increase (decrease) in interest expense ........        (622)       3,362       (3,984)        (682)         607       (1,289)

Increase (decrease) in net interest income ...........     $ 5,112      $ 6,269      $(1,157)     $ 2,155      $ 4,670      $(2,515)

-----------

(1) Interest income for loans on non-accrual status has been excluded from interest income.

(2) The amount of fee income included in interest on loans was $2,050,000, $1,367,000, and $837,000 for the years ended December 31, 1999, 1998, and
     1997, respectively.

NON-INTEREST INCOME

     Non-interest income was $10.1 million during 1999, $15.5 million during 1998, and $18.9 million during 1997. The decrease from 1997 and 1998 was primarily due to the gains from the sale of deposits and Bankcard. Also during 1998 Republic benefited from gains generated from sales of loans into the secondary market and sales of investment securities.

TABLE 4 - ANALYSIS OF NON-INTEREST INCOME

                                                                                                                     Percent
                                                                                                               Increase (Decrease)

Years Ended December 31, (dollars in thousands)                1999            1998            1997         1999/98          1998/97
                                                               ----            ----            ----         -------          -------
Service charges on deposit accounts ................         $ 3,653         $ 3,255         $ 3,284           12%              (1%)
Electronic refund check fees .......................           1,238             380             247          226               54
Other service charges and fees .....................             489             441             414           11                7
Bankcard services ..................................                                             508           NM               NM
Net gain on available for sale securities ..........             184           1,139              81          (84)           1,306
Net gain on sale of mortgage loans .................           2,974           4,326           1,852          (31)             134
Loan servicing income ..............................             455             598             734          (24)             (19)
Other ..............................................           1,091           1,257             623          (13)             102
   Subtotal ........................................          10,084          11,396           7,743          (12)              47

Net gain on sale of deposits .......................                           4,116           7,527           NM              (45)
Net gain on sale of Bankcard .......................                                           3,660           NM               NM

   Total ...........................................         $10,084         $15,512         $18,930          (35%)            (18%)

     Service charges on deposit accounts were $3.7 million for 1999, compared with $3.3 million for 1998. Electronic refund check fees increased by $858,000 due to Republic's acquisition of Refunds Now, Inc., and increased volume following the acquisition.

     The interest rate environment heavily influences revenue from mortgage banking activities. This revenue during early 1999, 1998 and 1997 reflected increases in secondary market originations, sales volume, and the sale of most loans with servicing released. This period generally had low, stable interest rates. During mid to late 1999, the increase in rates led to fewer secondary market loan originations resulting in reduced mortgage banking revenue. Proceeds from sales of loans were $211 million, $272 million, and $124 million in 1999, 1998, and 1997, respectively. Net gains from sales of loans closely track secondary market loan origination volume. Net gains as a percentage of loans sold were 1.43%, 1.59%, and 1.49% in 1999, 1998, and 1997, respectively. As of
December 31, 1999, Republic was servicing $199 million in mortgage loans for other investors, compared to $220 million at December 31, 1998.

NON-INTEREST EXPENSE

     Total non-interest expense increased by 11% to $37.4 million in 1999, compared to $33.5 million in 1998, and $32.9 million in 1997. Republic received the benefit from reduced non-interest expenses during 1998 following the Western Kentucky banking center sales. However, the costs, including related salary expense, associated with Republic's addition of three new banking centers since 1997, opening the Indiana loan production office, expanded facilities at two locations and continued technology enhancements resulted in an overall increase in non-interest expense during 1998 and 1999.

     Non-interest expense levels are often measured using an efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income). Excluding its one-time gains from the sale of deposits and related fixed assets and Bankcard, Republic's efficiency ratio was 65% in 1999 compared to 62% in 1998 and 68% in 1997.

TABLE 5 - ANALYSIS OF NON-INTEREST EXPENSE

                                                                                                                     Percent
                                                                                                               Increase/(Decrease)

Years Ended December 31, (dollars in thousands)                1999            1998            1997         1999/98          1998/97
                                                               ----            ----            ----         -------          -------
Salaries and employee benefits .....................         $20,661         $16,968         $15,444           22%              10%
Occupancy and equipment ............................           7,632           7,423           8,562            3              (13)
Communication and transportation ...................           1,716           1,703           1,796            1               (5)
Marketing and development ..........................           1,266           1,372           1,299           (8)               6
Supplies ...........................................             940           1,066           1,013          (12)               5
Other ..............................................           5,168           5,001           4,766            3                5

Total ..............................................         $37,383         $33,533         $32,880           11%               2%

     Salary and employee benefits expense increased approximately 22% and 10% in 1999 and 1998, respectively. Republic's overall staffing level increased to 467 full-time equivalent employees ("FTE's") at December 31, 1999, compared to 425 FTE's at December 31, 1998. The increases in salaries and employee benefits during 1999 were attributable to several factors. Republic opened a new banking center, loan production office and moved into permanent facilities in Springhurst banking center, while also expanding its commercial lending, cash management and trust activities. Annual merit salary increases were also awarded during the year. Additional expense was also recognized as a result of the formation of the Employee Stock Ownership Plan ("ESOP"). The rise in 1998 was primarily due to increased staffing and commissions paid for Republic's mortgage banking activities as a result of higher loan volumes. Also in 1998 Republic had increases in the number of higher salaried technical and lending staff additions and annual merit salary increases.

     Occupancy  and  equipment  expenses  increased  3% in 1999  following a 13%
decrease   during  1998.   The  1998  decrease  was  primarily  due  to  reduced
depreciation and maintenance expenses resulting from the sale of western Kentucky banking centers. The increase in 1999 is largely attributable to the costs associated with Republic's continued banking center expansion. These expenses may continue to increase in the near term as the Bank intends to open an additional location during 2000.

FINANCIAL CONDITION

LOAN PORTFOLIO

     Republic experienced record loan growth and healthy loan demand throughout its markets in 1999. During 1999 residential loan demand shifted from longer term fixed rate secondary market products to the Bank's portfolio products. The shift in demand was prompted by increases in rates for longer term fixed rate products. As a result, total portfolio loans increased 18% to over $1.0 billion at December 31, 1999 compared to $879 million at December 31, 1998. Republic also experienced strong loan demand for its commercial loan products.

     The residential real estate lending portfolio increased 22% to $636 million at December 31, 1999. The increase in the residential real estate portfolio was a result of a strong demand for the Bank's adjustable-rate mortgage products. Republic's adjustable rate mortgage products consist of 3,5,7 and 10 year initial fixed rate terms. At December 31, 1999 Republic had $216 million outstanding in these products. These portfolio products were specifically designed to compete effectively with long term fixed rate secondary market products.

     Republic's commercial real estate loan portfolio increased by 38% to $163 million at December 31, 1999. Republic's commercial banking initiatives are targeted principally toward the Bank's existing customer base. As a result of increased client demand, Republic allocated additional resources to the commercial lending function. Commercial real estate lending remains primarily concentrated within the Bank's existing markets, and are principally comprised of loans secured by multifamily investment properties, medical facilities, small business owner-occupied office and retail properties. In conjunction with its commercial real estate lending, emphasis has also been placed on acquiring the associated deposit relationships from these loan clients.

     By design, Republic's consumer loans decreased from $60 million at December 31, 1998 to $42 million at December 31, 1999. The consumer loan portfolio consists of both secured and unsecured loans. Republic's consumer portfolio also includes the "All Purpose" and "Pre Approved" unsecured loan products. Republic is currently not originating these unsecured products and has elected to allow the remaining portfolios to paydown. These portfolios had $20 million outstanding at December 31, 1998 compared to $8 million at December 31, 1999.

     Republic anticipates that the loan portfolio retained from the Western Kentucky deposit sales will continue to be subjected to a higher level of prepayments than its overall loan portfolio in general. During 1999, loans associated with Republic's Western Kentucky banking centers decreased from $87 million at December 31, 1998 to $58 million at December 31, 1999. Republic continues to provide service to these clients through its centralized loan operations, but expects a number of these clients will elect to refinance with other local institutions. Republic is not able to predict the rate at which the Western Kentucky loan portfolio will pre-pay.

TABLE 6 - LOANS BY TYPE
As of December 31, (dollars in thousands)         1999               1998               1997               1996               1995
                                                  ----               ----               ----               ----               ----
Real estate:
   Residential ....................           $  636,012           $520,583           $480,874           $457,204           $371,846
   Commercial .....................              163,064            118,293             76,306             59,086             75,648
   Construction ...................               63,928             47,396             37,940             32,130             31,230
Commercial ........................               31,411             26,381             21,552             25,115             21,042
Consumer ..........................               42,408             59,874             86,061            124,974            127,735
Home Equity .......................              103,833            106,845            102,512             69,572             48,244
Total Loans .......................           $1,040,656           $879,372           $805,245           $768,081           $675,745

     The mortgage banking operation provides for the origination and the sale of first mortgage residential loans into the secondary market. This operation primarily sells fixed rate originations in the secondary market without recourse. During 1999, Republic sold $208 million of residential mortgage loans into the secondary market compared to $268 million in 1998. At the end of 1999, Republic was servicing $199 million in mortgage loans for other investors compared to $220 million in 1998 and $263 million in 1997. The decline in the mortgage banking servicing portfolio from 1997 to 1999 resulted from management's election to sell a majority of its originations on a servicing released basis combined with regular loan principal paydowns.

     Table  7  illustrates   Republic's  fixed  rate  maturities  and  repricing
frequency for the loan portfolio:

TABLE 7 - SELECTED LOAN DISTRIBUTION
                                                                                      One               Over One              Over
                                                                                      Year            Through Five            Five
As of December 31, 1999 (dollars in thousands)                   Total              Or Less              Years                Years

Fixed rate maturities ............................            $  131,551            $ 70,171            $ 37,730            $ 23,650
Variable rate repricing frequency ................               909,105             477,017             348,531              83,557

Total ............................................            $1,040,656            $547,188            $386,261            $107,207

ALLOWANCE AND PROVISION FOR LOAN LOSSES

     The provision for loan losses was $1.8 million for the year ended December 31, 1999, compared to $3.1 million for 1998 and $7.3 million for 1997. Net charge-offs were $1.8 million during 1999 compared to $3.4 million and $5.3 million for 1998 and 1997, respectively. Republic's unsecured consumer loan portfolio accounted for 34% of total net charge-offs for the year ended December 31, 1999.

     The allowance for loan losses remained constant at $7.9 million for both December 31, 1999 and 1998. Republic's allowance to total loan ratio was .76% at December 31, 1999 compared to .89% at December 31, 1998. This change in the allowance reflects a reduction in overall portfolio risk due to the decreased outstandings in the Bank's unsecured consumer loan portfolio. As the overall loan portfolio outstandings have increased, higher risk unsecured consumer loans have been principally replaced by lower risk, secured residential real estate loans. There has also been an increase in commercial real estate lending, which is generally considered to carry greater risk of loss than residential real estate. Management is monitoring this portfolio closely, and believes it has provided an adequate component within the allowance for this expanded activity.

     The allowance for loan losses is regularly evaluated by management and maintained at a level believed to be adequate to absorb loan losses in the Bank's lending portfolios. Periodic provisions to the allowance are made as needed. The amount of the provision for loan losses necessary to maintain an adequate allowance is based upon an assessment of current economic conditions, analysis of periodic internal loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries, and other information. Management believes, based on information presently available, that it has adequately provided for loan losses at December 31, 1999. Although management believes it uses the best information available to make allowance provisions, future adjustments which could be material may be necessary if management's assumptions differ significantly from the loan portfolio's actual performance.

TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE

Years Ended December 31, (dollars in thousands)                          1999         1998         1997         1996         1995
                                                                         ----         ----         ----         ----         ----
Allowance for loan losses at beginning of year ....................    $ 7,862      $ 8,176      $ 6,241      $ 3,695      $ 1,827
Charge-offs:
   Real estate ....................................................       (593)      (1,017)        (358)        (242)        (313)
   Commercial .....................................................        (97)         (79)         (43)         (22)        (107)
   Consumer .......................................................     (1,708)      (2,828)      (5,458)      (6,865)      (2,069)
        Total .....................................................     (2,398)      (3,924)      (5,859)      (7,129)      (2,489)

Recoveries:
   Real estate ....................................................         15            7           23          290           22
   Commercial .....................................................          8            4                                     25
   Consumer .......................................................        569          489          520          236           42
        Total .....................................................        592          500          543          526           89

Net loan charge-offs ..............................................     (1,806)      (3,424)      (5,316)      (6,603)      (2,400)
Provision for loan losses .........................................      1,806        3,110        7,251        9,149        4,268

Allowance for loan losses at end of year ..........................    $ 7,862      $ 7,862      $ 8,176      $ 6,241      $ 3,695

Ratios:
   Allowance for loan losses to total loans .......................        .76%         .89%        1.02%         .81%         .55%
   Net loan charge-offs to average loans outstanding for the period        .19          .40          .66          .91          .38
   Allowance for loan losses to non-performing loans ..............        213          158          115           78          168

     The following table is management's allocation of the allowance for loan losses by loan type. Allowance funding and allocation is based on management's assessment of economic conditions, past loss experience, loan volume, past due history and other factors. Since these factors are subject to change, the allocation is not necessarily indicative of future portfolio performance.

TABLE 9 - MANAGEMENT'S ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

As of December 31, (dollars in thousands)               1999                            1998                          1997
                                                        ----                            ----                          ----
                                                              Percent                         Percent                       Percent
                                                              of Loans                        of Loans                      of Loans
                                                              to Total                        to Total                      to Total
                                              Allowance        Loans          Allowance        Loans          Allowance       Loans
Real estate ........................           $6,235            83%           $5,729            78%           $3,590           74%
Commercial .........................              483             3               265             3                46            3
Consumer ...........................            1,144            14             1,868            19             4,540           23

Total ..............................           $7,862           100%           $7,862           100%           $8,176          100%

ASSET QUALITY

     Loans (including impaired loans under SFAS 114 and 118 but excluding consumer loans) are placed on non-accrual status when they become past due 90 days or more as to principal or interest, unless they are adequately secured and in the process of collection. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Consumer loans are not placed on non-accrual status, but are reviewed and charged off when they reach 120 days past due. At December 31, 1999, Republic had $97,000 in consumer loans 90 days or more past due compared to $256,000 at December 31, 1998.

     Total non-performing loans decreased from $5.0 million at December 31, 1998, to $3.7 million at December 31, 1999. These loans are primarily secured 1-4 family residential loans. Should the underlying collateral be determined to be insufficient to satisfy the obligation, the loan is classified as non-performing and the Bank's allowance is increased accordingly. Historically, Republic's security in residential loans has been generally adequate and has acted to limit the Bank's exposure to loss.

TABLE 10 - NON-PERFORMING ASSETS

As of December 31, (dollars in thousands)                             1999          1998          1997          1996          1995
                                                                      ----          ----          ----          ----          ----
Loans on non-accrual status(1)(2) ............................       $2,721        $3,258        $2,676        $3,055        $  742
Loans past due 90 days or more ...............................          968         1,731         4,459         4,955         1,463
Total non-performing loans ...................................        3,689         4,989         7,135         8,010         2,205
Other real estate owned ......................................          218           540            22           104           552
Total non-performing assets ..................................       $3,907        $5,529        $7,157        $8,114        $2,757

Percentage of non-performing loans to total loans ............          .35%          .57%          .90%         1.04%          .33%
Percentage of non-performing assets to total loans ...........          .38           .63           .90          1.06           .41

-------------
(1) Loans on non-accrual status include impaired loans. See note 4 to the Consolidated Financial Statements for additional discussion on impaired loans.

(2) The interest income that would have been earned and received on non-accrual loans was not material.

     Republic defines impaired loans to be those commercial real estate and other commercial loans greater than $499,999 that management has classified as doubtful (collection of all amounts due is highly questionable or improbable) or loss (all or a portion of the loan has been written off or a specific allowance for loss has been provided). Republic's policy is to charge off all or that portion of its investment in an impaired loan upon a determination that it is probable the full amount will not be collected. Impaired loans, consisting of one commercial real estate loan, decreased slightly from December 31, 1998 to $1.1 million at December 31, 1999.

INVESTMENT SECURITIES

TABLE 11 - SECURITIES PORTFOLIO

As of December 31, (dollars in thousands)                     1999            1998            1997            1996            1995
                                                              ----            ----            ----            ----            ----
Securities Available for Sale:
  U.S. Treasury and government agencies ............        $ 97,029        $123,976        $ 44,559        $107,937
  Agency mortgage-backed securities ................          66,340          47,806          49,267
  Corporate bonds ..................................          18,258          15,154
        Total Securities Available for Sale ........         181,627         186,936          93,826         107,937

Securities Held to Maturity:
  U.S. Treasury and government agencies ............          25,353          25,422          93,693         168,797        $109,282
  States and political subdivisions ................           3,775           4,077           4,270           4,458           4,629
  Agency mortgage-backed securities ................           3,803             486             583             663             743
        Total Securities Held to Maturity ..........          32,931          29,985          98,546         173,918         114,654
           Total ...................................        $214,558        $216,921        $192,372        $281,855        $114,654

     The investment portfolio primarily consists of U.S. Treasury and U.S. Government Agency obligations, corporate bonds and mortgage-backed securities. The mortgage-backed securities (MBS's) consist of 15-year fixed and 7.5-year balloon mortgage securities, underwritten and guaranteed by FNMA, a government-sponsored agency.

     Securities available for sale decreased slightly from $187 million at December 31, 1998 to $182 million at December 31, 1999. Securities available for sale have a weighted average maturity of 6.1 years. Securities to be held to maturity increased slightly from $30 million at December 31, 1998 to $33 million at December 31, 1999. Securities to be held to maturity have a weighted average maturity of 3.6 years.

TABLE 12 - INVESTMENT SECURITIES AVAILABLE FOR SALE

                                                                                                             Average        Weighted
                                                                      Amortized                              Maturity        Average
As of December 31, 1999 (dollars in thousands)                           Cost            Fair Value          in Years         Yield
                                                                         ----            ----------          --------         -----
U.S. Treasury and U.S. Government Agencies:
   Within one year .........................................           $ 24,029           $ 23,876              0.6            5.12%
   Over one through five years .............................             74,989             73,153              2.4            5.33
   Total U.S. Treasury and Government Agencies .............             99,018             97,029              2.0            5.28

Corporate Bonds
   Over one through five years .............................             19,267             18,258              3.7            5.64
   Total corporate bonds ...................................             19,267             18,258              3.7            5.64

   Total mortgage-backed securities ........................             69,292             66,340                             6.05

Total available for sale investment securities .............           $187,577           $181,627              6.1            5.60

TABLE 13 -INVESTMENT SECURITIES HELD TO MATURITY

                                                                                                             Average        Weighted
                                                                      Amortized                              Maturity        Average
As of December 31, 1999 (dollars in thousands)                           Cost            Fair Value          in Years         Yield
                                                                         ----            ----------          --------         -----
U.S. Treasury and U.S. Government Agencies:
   Within one year .........................................            $ 6,300            $ 6,280              0.2            4.96%
   Over one through five years .............................             19,053             18,939              2.0            6.19
   Total U.S. Treasury and Government Agencies .............             25,353             25,219              1.6            5.89

Obligations of states and political subdivision:
   Within one year .........................................                225                228              0.5            9.38
   Over one through five years .............................                276                277              2.7            7.90
   Over five through ten years .............................                824                909              6.5           11.26
   Over ten years ..........................................              2,450              2,450             16.4           10.00
   Total obligations of state and political subdivisions ...              3,775              3,864             12.3           10.09

   Total mortgage-backed securities ........................              3,803              3,753                             6.97

Total held to maturity investment securities ...............            $32,931            $32,836              3.6            6.49

DEPOSITS

     Total deposits were $801 million at December 31, 1999 compared to $747 million at December 31, 1998. Republic was also successful in changing its deposit mix by increasing its low cost deposits (Checking, NOW and Money Market). Republic's growth in deposits was the result of management's emphasis on retail deposit gathering and its commercial cash management program.

TABLE 14 - DEPOSITS
As of December 31, (dollars in thousands)                     1999            1998            1997            1996            1995
                                                              ----            ----            ----            ----            ----
Demand (NOW, SuperNOW and Money Market) ............        $204,071        $179,804        $118,870        $116,180        $103,744
Savings ............................................          12,158          12,330          12,165          14,840          15,395
Money market certificates of deposit ...............          43,152          35,139          41,307          63,423          58,599
Individual retirement accounts .....................          29,380          23,353          30,167          35,845          34,275
Certificates of deposit, $100,000 and over .........          91,848          77,365          63,045          60,890          55,708
Other certificates of deposit ......................         319,558         309,938         352,478         374,864         355,344
Brokered deposits ..................................          16,486          28,873          47,653          50,130          48,074
Total interest bearing deposits ....................         716,653         666,802         665,685         716,172         671,139
Total non-interest bearing deposits ................          84,256          80,345          65,913          66,969          63,304
Total ..............................................        $800,909        $747,147        $731,598        $783,141        $734,443

     Republic's $16 million in brokered deposits at the end of 1999 decreased $12 million from 1998 due to maturities. Republic did not solicit or add any additional brokered deposits during 1999. The brokered deposits have stated rates ranging from 5.35% to 6.15% and original contractual maturities ranging from 3 to 5 years. The entire balance of brokered deposits matures in 2000.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS

     Short-term borrowings consist of repurchase agreements and overnight liabilities to deposit clients arising from Republic's cash management program. While effectively deposit equivalents, these arrangements consist of securities sold under agreements to repurchase and liabilities secured by private insurance. Short-term borrowings increased from $149 million at December 31, 1998, to $215 million at December 31, 1999. Included in December 31, 1999 balances are approximately $28 million in deposits from public funds entities which are expected to be withdrawn during the first quarter of 2000.

OTHER BORROWED FUNDS

     Other borrowed funds, which consist principally of FHLB advances, increased from $190 million at December 31, 1998 to $231 million at December 31, 1999. Additional borrowings were also used to fund loan growth and purchase investment securities that were used to collateralize deposits due to the bank's growth in public funds and high balance commercial accounts. Republic's management expects to continue to use FHLB borrowings as a source of funds in addition to retail deposits. The need for additional FHLB borrowings above current levels will be evaluated by management, with consideration given to the growth of the Bank's loan portfolio, liquidity needs, cost of deposits, market conditions and other factors. As of December 31, 1999, Republic had the capacity to increase its borrowings from the FHLB an additional $103 million.

LIQUIDITY

     Republic maintains sufficient liquidity in order to fund loan demand and routine deposit withdrawal activity. Liquidity is managed by retaining sufficient liquid assets in the form of investment securities and core deposits to meet demand. Funding and cash flows can also be realized from the available-for-sale portion of the securities portfolio and paydowns from the loan portfolio. Republic's banking centers also provide access to their retail deposit markets. Approximately $102 million of repurchase agreements are attributable to three customer relationships at December 31, 1999. These funds are short-term in nature and subject to immediate withdrawal by these entities. Should these funds be removed, Republic has the ability to replenish these funds through various funding sources. Republic has established lines of credit with other financial institutions, the FHLB and brokerage firms. While Republic utilizes numerous funding sources in order to meet liquidity requirements, FHLB borrowings remain a material component of management's balance sheet strategy.

CAPITAL

     On January 29,  1999,  Republic  formed an Employee  Stock  Ownership  Plan
(ESOP) for the benefit of its employees. The ESOP borrowed $3.9 million from the Parent Company and purchased 300,000 shares of Class A Common Stock. The transaction led to a reduction in capital of $3.6 million during 1999.

     In July of 1998 Republic sold 2 million shares of its Class A Common Stock at an initial offering price of $13 per share and received approximately $23.6 million in proceeds. The stock offering proceeds strengthened Republic's capital base and are being utilized for continued banking center expansion, broadening existing business lines and other general corporate purposes.

     Republic's board of directors approved a Class A share repurchase program of 500,000 shares during the fourth quarter of 1998 and throughout 1999 Under the repurchase program Republic has repurchased approximately 299,000 shares as of December 31, 1999 with a weighted average cost of $11.42, totaling $3.4 million.

     On December 31, 1997, Republic redeemed its $5 million outstanding Series A Convertible Preferred stock. At the option of each shareholder, each security was either convertible into 10 shares of Class A Common Stock and 2 shares of Class B Common Stock, or redeemable in cash for the initial offering price of $100 per share plus a 20% premium. As a result of this redemption approximately 80% of the outstanding securities were converted to Common Stock. The remaining securities were redeemed for cash. The $1.2 million payout to those shareholders included the 20% premium of $203,000, which was charged to retained earnings.

     Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Republic improved its capital position in 1998 due to capital raised during the offerings mentioned above and increased retained earnings achieved during the period. Republic's capital decreased slightly in 1999 due to net unrealized depreciation on securities available for sale of $3.9 million, and the ESOP plan shares totalling $3.6 million. These reductions were largely offset by an increase of $8.1 million in retained earnings in 1999 compared to 1998. Republic's capital to average assets ratio increased to 8.27% at December 31, 1999 compared to 7.58% and 5.97% at year end 1998 and 1997. Republic continues to exceed the regulatory requirements for Tier I, Tier I leverage and total risk-based capital. The Bank intends to maintain a capital position that meets or exceeds the "well capitalized" requirements as defined by the FDIC. See Note 13 to the Consolidated Financial Statements.

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

     Tables  15  &  16  illustrate   Republic's  estimated  annualized  earnings
sensitivity profile based on the asset/liability model as of year-end 1999 and year-end 1998:

TABLE 15 - INTEREST RATE SENSITIVITY FOR 1999

                                                       Decrease in Rates                                  Increase in Rates
                                                       -----------------                                  -----------------
                                                      200             100                                100              200
As of December 31, 1999 (dollars in thousands)    Basis Points    Basis Points         BASE          Basis Points     Basis Points
Projected interest income
Loans ................................              $ 82,805        $ 87,101        $  92,825         $  97,350         $101,418
Investments ..........................                13,311          13,862           14,191            14,565           14,914
Short-term investments ...............                   353             871              585               613              631

Total interest income ................                96,469         101,834          107,601           112,528          116,963

Projected interest expense
Deposits .............................                28,261          31,367           34,736            38,277           41,834
Other borrowings .....................                16,622          20,047           23,661            27,256           30,866

Total interest expense ...............                44,883          51,414           58,397            65,533           72,700

Net interest income ..................              $ 51,586        $ 50,420        $  49,204         $  46,995         $ 44,263
Change from base .....................              $  2,382        $  1,216                          $  (2,209)        $ (4,941)
% Change from base ...................                  4.84%           2.47%                             (4.49)%         (10.04)%

TABLE 16 - INTEREST RATE SENSITIVITY FOR 1998

                                                       Decrease in Rates                                  Increase in Rates
                                                       -----------------                                  -----------------
                                                      200             100                                100              200
As of December 31, 1999 (dollars in thousands)    Basis Points    Basis Points         BASE          Basis Points     Basis Points
Projected interest income
Loans ................................              $ 63,043        $ 68,835        $  75,394         $  81,537         $ 86,959
Investments ..........................                11,111          12,011           13,060            13,583           14,102
Short-term investments ...............                   240             354              493               635              773

Total interest income ................                74,394          81,200           88,947            95,755          101,834

Projected interest expense
Deposits .............................                27,287          29,197           31,126            33,111           35,446
Other borrowings .....................                12,368          14,366           16,364            18,361           20,359

Total interest expense ...............                39,655          43,563           47,490            51,472           55,805

Net interest income ..................              $ 34,739        $ 37,637        $  41,457         $  44,283         $ 46,029
Change from base .....................              $ (6,718)       $ (3,820)                         $   2,826         $  4,572
% Change from base ...................                (16.20)%         (9.21)%                             6.82%           11.03%

     Republic's interest sensitivity profile changed from 1998 to 1999 as a result of the increase in longer term adjustable rate mortgage (ARM) loan products. In a rising interest rate environment these longer term ARM loans reduce net interest income, due to the fact that the rates during the initial term on the five-, seven-, and ten-year products are fixed. Given a sustained 200 basis point downward shock to the interest rate yield curve used in the simulation model, Republic's base net interest income would decrease by an estimated 16.20% in 1998 compared to an increase of 9.84% for 1999. Given a 200 basis point rise in the yield curve Republic's base net interest income would increase by an estimated 11.03% in 1998 compared to a decrease of 10.04% for 1999.

     The interest rate sensitivity profile of Republic at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities as well as their relative repricing schedules. The tables above may not be a precise measurement of the effect of changing interest rates on Republic in the future.

YEAR 2000

     Republic undertook a project (the "Year 2000 Project") to identify and assess the readiness of its computer systems, programs and other infrastructure that could be affected by the Year 2000 issue and to remedy any problems identified. Republic's Year 2000 Project also included an assessment of the Year 2000 readiness of key third parties on whom the Company's operations depend, as well as customers Republic deemed to have material Year 2000 issues. Republic also developed contingency plans permitting the Company to continue operations, consistent with the highest quality standards, in the event Year 2000 problems arose. Management believes that its Year 2000 Project proceeded successfully as all operating systems performed well during the year change. While management does not expect future problems resulting from the Year 2000 issue, it is possible that other dates in the year 2000 may further affect computer software or systems, or cause a Year 2000 problem relating to the Company's own systems or to those of key third parties with whom Republic conducts business that could adversely affect its financial condition.

     Republic has incurred costs of approximately $760,000 attributable to year 2000 remediation and anticipates total costs and charges to be in an approximate range of $1.2 to $1.5 million. A large proportion of the remaining budgeted costs to be incurred are related to the Year 2000 employee retention program, with the majority not being fully earned until the end of 2000. Actual expenses could vary from management's estimates if unforeseen circumstances were to arise.

     Monitoring of computer date-sensitive issues will continue at least through the first quarter of 2000. Corrective action will be taken if management encounters any previously unidentified Year 2000 problems internally or in interfacing with third parties, and the Company's contingency plans remain available. Management has determined that if an unlikely business interruption as a result of computer date-sensitive issues occurred, such an interruption could be material to Republic's overall financial performance.

MARKET AND DIVIDEND INFORMATION

     Republic's Class A common stock is traded on the Nasdaq National Market System (NASDAQ) under the symbol "RBCAA". The following table sets forth the high and low prices of the Class A common stock since July 21, 1998, the date the Class A common stock began trading on NASDAQ.

                                                     1998
Quarter Ended                                 High           Low
------------------------------------------------------------------
September 30                               $   16.44     $   12.63
December 31                                    14.13         11.88

                                                     1999
Quarter Ended                                 High           Low
------------------------------------------------------------------
March 31                                   $   13.00     $   11.00
June 30                                        12.00         10.63
September 30                                   11.63          9.00
December 31                                     9.94          8.31

     There is no established public trading market for the Class B common stock, and there was no established public trading market for the Class A common stock prior to July 22, 1998. At February 25, 2000, the Class A common stock was held by 825 shareholders of record, and the Class B common stock was held by 227 shareholders of record. Note 24 to Republic's Consolidated Financial Statements provides the amount of quarterly cash dividends paid on the Class A and Class B Common Stock for both 1999 and 1998. The Company currently intends to continue its policy of paying quarterly cash dividends although there is no assurance that such dividends will continue to be paid in the future. The payment of dividends is subject to the discretion of the board of directors. The payment of dividends in the future is dependent on future income, financial position, capital requirements and other considerations. In addition, the payment of dividends is subject to the restrictions described in note 13 to the Company's consolidated financial statements.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
of Republic Bancorp, Inc.

We have audited the accompanying consolidated balance sheets of Republic Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Republic's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1999, in conformity with generally accepted accounting principles.

/s/ Crowe, Chizek and Company LLP

Louisville, Kentucky
January 14, 2000

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
As of December 31, 1999 and 1998 (dollars in thousands)                             1999           1998
ASSETS:
  Cash and cash equivalents:
       Cash and due from banks                                                  $    20,827    $    37,446
       Federal funds sold                                                            46,700          2,500
                                                                                -----------    -----------
            Total cash and cash equivalents                                          67,527         39,946

  Securities available for sale                                                     181,627        186,936
  Securities to be held to maturity                                                  32,931         29,985
  Mortgage loans held for sale                                                        7,408         38,167
  Loans, less allowance for loan losses
    of $7,862 (1999 and 1998)                                                     1,031,512        870,031
  Federal Home Loan Bank stock                                                       15,054         14,036
  Accrued interest receivable                                                         9,162          8,825
  Premises and equipment, net                                                        18,986         15,870
  Other assets                                                                        4,776          3,888
                                                                                -----------    -----------

       TOTAL                                                                    $ 1,368,983    $ 1,207,684
                                                                                ===========    ===========

LIABILITIES:
  Deposits:
       Non-interest bearing                                                     $    84,256    $    80,345
       Interest bearing                                                             716,653        666,802
  Securities sold under agreements to repurchase
    and other short-term borrowings                                                 215,718        148,659
  Other borrowed funds                                                              231,383        190,222
  Accrued interest payable                                                            3,942          3,769
  Guaranteed preferred beneficial interests in
    Republic's subordinated debentures                                                6,352          6,402
  Other liabilities                                                                   6,909          7,643
                                                                                -----------    -----------

       Total liabilities                                                          1,265,213      1,103,842

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, 100,000 shares authorized
    Series A 8.5% noncumulative convertible
  Class A common stock, no par value, 30,000,000 shares authorized,
    14,536,337 shares (1999) and 14,868,741 shares (1998) issued and outstanding; Class B common stock, no par value, 5,000,000 shares authorized, 2,142,149 shares (1999) and 2,304,928 shares (1998)
    issued and outstanding                                                            4,099          4,149
  Additional paid-in capital                                                         33,617         34,014
  Retained earnings                                                                  73,600         65,469
  Unearned employee stock ownership plan shares                                      (3,620)
  Accumulated other comprehensive income (loss)                                      (3,926)           210
                                                                                -----------    -----------

       Total stockholders' equity                                                   103,770        103,842
                                                                                -----------    -----------

       TOTAL                                                                    $ 1,368,983    $ 1,207,684
                                                                                ===========    ===========

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years Ended December 31, 1999, 1998 and 1997 (in thousands, except per share data)

                                                                                    1999                 1998                 1997
INTEREST INCOME:
  Loans, including fees                                                           $83,581              $77,919              $76,889
  Securities available for sale - taxable                                          10,965                8,816                5,748
  Securities to be held to maturity:
       Taxable                                                                      1,295                4,035                7,249
       Non-taxable                                                                     95                  112                  123
  FHLB dividends                                                                    1,041                  855                  494
  Other                                                                               180                  930                  691
                                                                                  -------              -------              -------
       Total interest income                                                       97,157               92,667               91,194
                                                                                  -------              -------              -------

INTEREST EXPENSE:
  Deposits                                                                         32,686               34,221               38,940
  Securities sold under agreements to
    repurchase and short-term borrowings                                            5,656                4,869                4,533
  Other borrowed funds                                                             11,210               11,084                7,383
                                                                                  -------              -------              -------
       Total interest expense                                                      49,552               50,174               50,856
                                                                                  -------              -------              -------

NET INTEREST INCOME                                                                47,605               42,493               40,338

PROVISION FOR LOAN LOSSES                                                           1,806                3,110                7,251
                                                                                  -------              -------              -------

NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                                                  45,799               39,383               33,087
                                                                                  -------              -------              -------

NON-INTEREST INCOME:
  Service charges on deposit accounts                                               3,653                3,255                3,284
  Electronic refund check fees                                                      1,238                  380                  247
  Other service charges and fees                                                      489                  441                  414
  Loan servicing income                                                               455                  598                  734
  Net gain on sale of mortgage loans                                                2,974                4,326                1,852
  Net gain on sale of securities                                                      184                1,139                   81
  Net gain on sale of deposits                                                                           4,116                7,527
  Net gain on sale of Bankcard                                                                                                3,660
  Other                                                                             1,091                1,257                1,131
                                                                                  -------              -------              -------
       Total non-interest income                                                   10,084               15,512               18,930
                                                                                  -------              -------              -------

NON-INTEREST EXPENSE:
  Salaries and employee benefits                                                   20,661               16,968               15,444
  Occupancy and equipment                                                           7,632                7,423                8,562
  Communication and transportation                                                  1,716                1,703                1,796
  Marketing and development                                                         1,266                1,372                1,299
  Supplies                                                                            940                1,066                1,013
  Other                                                                             5,168                5,001                4,766
                                                                                  -------              -------              -------
       Total non-interest expense                                                  37,383               33,533               32,880
                                                                                  -------              -------              -------

INCOME BEFORE INCOME TAXES                                                         18,500               21,362               19,137

INCOME TAXES                                                                        6,248                7,606                6,878
                                                                                  -------              -------              -------

NET INCOME                                                                        $12,252              $13,756              $12,259
                                                                                  =======              =======              =======
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
  Change in unrealized gain (loss) on securities                                  $(4,015)             $ 1,004              $   218
  Reclassification of realized amount                                                (121)                (740)                 (53)
                                                                                  -------              -------              -------
  Net unrealized gain (loss) recognized in comprehensive
    income                                                                         (4,136)                 264                  165
                                                                                  -------              -------              -------

COMPREHENSIVE INCOME                                                              $ 8,116              $14,020              $12,424
                                                                                  =======              =======              =======

EARNINGS PER SHARE, BASIC
  Class A                                                                         $   .73              $   .87              $   .82
  Class B                                                                             .72                  .86                  .81

EARNINGS PER SHARE ASSUMING DILUTION
  Class A                                                                             .71                  .83                  .79
  Class B                                                                             .69                  .82                  .78

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended December 31, 1999, 1998 and 1997 (in thousands, except per share data)

                                                                                                   Unearned   Accumu-
                                                                                                   Employee    lated
                                                                                                     Stock     Other       Total
                                                            Common Stock       Additional          Ownership   Compre-     Stock-
                                    Preferred Stock  Class A  Class B            Paid-In  Retained    Plan     hensive    holders'
                                    Shares   Amount   Shares  Shares     Amount  Capital  Earnings   Shares  Income(Loss)  Equity

BALANCE, January 1, 1997              50    $ 5,000   12,104   2,340     $3,491  $ 6,817  $43,930              $  (219)  $ 59,019

Exercise of Common Stock options                          27                  7      146                                      153

Redemption of preferred stock        (10)    (1,015)                                         (203)                         (1,218)

Conversion of preferred stock into
 Common Stock                        (40)    (3,985)     398      80        115    3,870

Conversion of Class B Common to
 Class A Common                                            2      (2)

Dividends declared:
 Preferred ($8.50 per share)                                                                 (425)                           (425)
 Common:  Class A ($ .11 per share)                                                        (1,335)                         (1,335)
          Class B ($ .10 per share)                                                          (232)                           (232)

Net changes in unrealized appreciation
 (depreciation) on securities available
 for sale, net of tax                                                                                              165        165

Net income                                                                                 12,259                          12,259
                                     ---    -------   ------  ------     ------  -------  -------  ---------   -------   --------

BALANCE, December 31, 1997                            12,531   2,418     $3,613  $10,833  $53,994              $   (54)  $ 68,386

Exercise of Common Stock options                          34       5          7      148                                      155

Issuance of Class A Common                             2,000                484   23,097                                   23,581
Repurchase of Class A Common                             (52)               (12)    (100)    (574)                           (686)
Acquisition of Refunds Now                                       230         55      (53)      30                              32
Employee stock grant                                       3                  1       40                                       41

Conversion of Class B Common to
  Class A Common                                         348    (348)
Conversion of Capital Trust Preferred
 to Class A Common                                         5                  1       49                                       50

Dividends declared Common:
 Class A  ($ .11 per share)                                                                (1,501)                         (1,501)
 Class B  ($ .10 per share)                                                                  (236)                           (236)

Net changes in unrealized appreciation
 (depreciation) on securities available
 for sale, net of tax                                                                                              264        264

Net income                                                                                 13,756                          13,756
                                     ---    -------   ------  ------     ------  -------  -------  ---------   -------   --------

BALANCE, December 31, 1998                            14,869   2,305     $4,149  $34,014  $65,469              $   210   $103,842

Exercise of Common Stock options                          22       4          6       91                                       97

Repurchase of Class A Common                            (247)               (57)    (489)  (2,167)                         (2,713)

Conversion of Class B Common to
 Class A Common                                          167    (167)

Conversion of Capital Trust Preferred
 to Class A Common                                         5                  1       49                                       50

Purchase of 300,000 shares under the
 Employee Stock Ownership Plan                          (300)                                      $(3,873)                (3,873)

Commitment of 19,612 shares to be
 released under the Employee Stock
 Ownership Plan                                           20                         (48)              253                    205

Dividends declared Common:
 Class A  ($ .11825 per share)                                                             (1,721)                         (1,721)
 Class B  ($ .10750 per share)                                                               (233)                           (233)

Net changes in unrealized appreciation
 (depreciation) on securities available
 for sale,  net of tax                                                                                          (4,136)    (4,136)

Net income                                                                                 12,252                          12,252
                                     ---    -------   ------  ------     ------  -------  -------  -------     -------   --------

BALANCE, December 31, 1999                            14,536   2,142     $4,099  $33,617  $73,600  $(3,620)    $(3,926)  $103,770
                                     ===    =======   ======  ======     ======  =======  =======  =======     =======   ========

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 1999, 1998 and 1997 (in thousands)
                                                                                           1999             1998             1997
OPERATING ACTIVITIES:
  Net income                                                                            $  12,252        $  13,756        $  12,259
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation and amortization of premises and equipment                               3,608            3,313            4,683
      Amortization and accretion of securities                                                341              331              606
      FHLB stock dividends                                                                 (1,018)            (855)            (456)
      Provision for loan losses                                                             1,806            3,110            7,251
      Net gain on sale of deposits                                                                          (4,116)          (7,527)
      Net gain on sale of Bankcard                                                                                           (3,660)
      Net gain on sale of mortgage loans                                                   (2,974)          (4,326)          (1,852)
      Net gain on sale of securities                                                         (184)          (1,139)             (81)
      Proceeds from sale of mortgage loans held for sale                                  210,747          272,080          123,909
      Origination of mortgage loans held for sale                                        (177,014)        (295,951)        (124,403)
      Employee stock grant                                                                                      41
      Employee Stock Ownership Plan expense                                                   205
      Changes in assets and liabilities:
        Accrued interest receivable and other assets                                        3,273              595              899
        Accrued interest payable and other liabilities                                       (684)          (1,623)           2,858
                                                                                        ---------        ---------        ---------
          Net cash provided by (used in) operating activities                              50,358          (14,784)          14,486

INVESTING ACTIVITIES:
  Purchases of securities available for sale                                              (89,042)        (235,129)         (69,355)
  Purchases of securities to be held to maturity                                          (61,354)                          (11,189)
  Purchases of FHLB stock                                                                                   (5,057)          (2,120)
  Proceeds from maturities of securities to be held to maturity                            58,544           68,827           86,746
  Proceeds from maturities and paydowns of securities
    available for sale                                                                     67,546            9,094
  Proceeds from sales of securities available for sale                                     20,244          133,867           83,006
  Proceeds from sale of Bankcard                                                                                             26,590
  Net increase in loans                                                                  (165,653)         (79,421)         (66,654)
  Purchases of premises and equipment                                                      (6,733)          (7,394)          (3,364)
  Proceeds from sales of premises and equipment                                                 9              985            3,416
  Cash acquired in acquisition of Refunds Now                                                                   32
                                                                                        ---------        ---------        ---------
          Net cash provided by (used in) investing activities                            (176,439)        (114,196)          47,076

FINANCING ACTIVITIES:
  Net increase in deposits                                                                 53,762           81,229           63,593
  Sale of deposits                                                                                         (61,564)        (107,609)
  Net increase (decrease) in securities sold under agree-
    ments to repurchase and other short-term borrowings                                    67,059           37,522          (70,497)
  Payments on other borrowed funds                                                        (93,839)        (336,453)        (296,819)
  Proceeds from other borrowed funds                                                      135,000          402,270          314,250
  Proceeds from issuance of Class A common stock                                                            23,581
  Repurchase of Class A common stock                                                       (2,713)            (686)
  Proceeds from issuance of guaranteed preferred beneficial
    interests in Republic's subordinated debentures                                                                           6,452
  Proceeds from common stock options exercised                                                 97              155              153
  Redemption of preferred stock                                                                                              (1,218)
  Purchase of shares for Employee Stock Ownership Plan                                     (3,873)
  Cash dividends paid                                                                      (1,831)          (1,674)          (1,992)
                                                                                        ---------        ---------        ---------
          Net cash provided by (used in) financing activities                             153,662          144,380          (93,687)
                                                                                        ---------        ---------        ---------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                                                     27,581           15,400          (32,125)

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                                                     39,946           24,546           56,671
                                                                                        ---------        ---------        ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                                $  67,527        $  39,946        $  24,546
                                                                                        =========        =========        =========
SUPPLEMENTAL DISCLOSURES
  OF CASH FLOW INFORMATION:
  Cash paid during the year for:
    Interest                                                                            $  49,379        $  52,638        $  50,266
    Income taxes                                                                            5,949            8,379            6,095
  Transfers from loans to other real estate owned                                           2,366            1,219              958

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1999, 1998, AND 1997

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

      Republic operates 21 banking centers primarily in the retail banking industry and conducts its operations predominately in metropolitan Louisville and in Central Kentucky. During 1999, Republic began offering services through an internet banking software application. Republic's consolidated results of operations are dependent upon net interest income, which is the difference between the interest income on interest-earning assets and the interest expense on interest-bearing liabilities. Principal interest-earning assets are securities and real estate mortgage, commercial, and consumer loans. Interest-bearing liabilities consist of interest-bearing deposit accounts and short-term and long-term borrowings.

      Other sources of income include fees charged to customers for a variety of banking services such as transaction deposit accounts, and trust services. Republic also generates revenue from its mortgage banking activities, which include the origination and sale of loans in the secondary market and servicing loans for others, and through electronic tax return filing services.

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

      USE OF ESTIMATES - Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Estimates that are particularly subject to change include the allowance for loan losses and fair value of financial instruments. Actual results could differ from these estimates.

      CASH FLOWS - Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit and other borrowing transactions.

      SECURITIES - Securities to be held to maturity are those which Republic has the positive intent and ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

      Securities available for sale, carried at fair value, consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax, on securities available for sale are reported as a separate component of stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

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

      SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS - Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover most of these liabilities, not covered by federal deposit insurance. Certain of these liabilities, which are not covered by federal deposit insurance, are secured by private insurance purchased by Republic rather than by a pledge of securities.

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

      EMPLOYEE STOCK OWNERSHIP PLAN- The cost of shares held by the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

      FINANCIAL INSTRUMENTS - Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

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

      SEGMENT INFORMATION - Segments are parts of a company evaluated by management with separate financial information. Republic's internal information is primarily reported and evaluated in two lines of business - banking and mortgage banking.

      ACQUISITION - During 1998, Republic acquired Refunds Now, Inc. for 230,000 shares of Class B Common Stock. Refunds Now(R) provides electronic tax return filing and refund anticipation loan services through approximately 1,000 locations nationwide. The transaction was accounted for using the pooling of interests method. As reflected in the consolidated statements of stockholders' equity and cash flows, prior periods have not been restated for the acquisition as the impact to those periods is not material. As of and for the year ended 1998, Refunds Now had $507,000 in total assets and net income of $169,000.

      CURRENT ACCOUNTING ISSUES - Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect, but the effect will depend on derivative holdings when this standard applies.

      RECLASSIFICATIONS - Certain amounts presented in prior periods have been restated to conform with 1999 presentation.

2.    RESTRICTIONS ON CASH AND DUE FROM BANKS

      Republic is required by the Federal Reserve Bank to maintain average reserve balances. Cash and due from banks in the consolidated balance sheet includes $5.8 million of reserve balances at December 31, 1999.

3.    SECURITIES

      Securities available for sale:
                                                                            Gross              Gross
                                                       Amortized         Unrealized         Unrealized
As of December 31, 1999 (in thousands)                    Cost              Gains              Losses          Fair Value
      U.S. Treasury securities and U.S.
        government agencies                             $ 99,019          $      3           $ (1,993)          $ 97,029
      Mortgage-backed securities                          69,292                               (2,952)            66,340
      Corporate bonds                                     19,266                               (1,008)            18,258
                                                        --------          --------           --------           --------

           Total securities available for sale          $187,577          $      3           $ (5,953)          $181,627
                                                        ========          ========           ========           ========

                                                                             Gross             Gross
                                                       Amortized         Unrealized        Unrealized
As of December 31, 1998 (in thousands)                    Cost              Gains              Losses          Fair Value
      U.S. Treasury securities and U.S.
        government agencies                             $123,520          $    532           $    (76)          $123,976
      Mortgage-backed securities                          47,771               185               (150)            47,806
      Corporate bonds                                     15,326                                 (172)            15,154
                                                        --------          --------           --------           --------

           Total securities available for sale          $186,617          $    717           $   (398)          $186,936
                                                        ========          ========           ========           ========

      Securities to be held to maturity:

                                                                             Gross             Gross
                                                        Amortized         Unrealized        Unrealized
As of December 31, 1999 (in thousands)                    Cost              Gains              Losses          Fair Value
      U.S. Treasury securities and U.S.
        government agencies                             $ 25,353          $                  $   (134)          $ 25,219
      Obligations of state and political
        subdivisions                                       3,775                89                                 3,864
      Mortgage-backed securities                           3,803                                  (50)             3,753
                                                        --------          --------           --------           --------

           Total securities to be held to maturity      $ 32,931          $     89           $   (184)          $ 32,836
                                                        ========          ========           ========           ========

                                                                             Gross             Gross
                                                       Amortized          Unrealized        Unrealized
As of December 31, 1998 (in thousands)                    Cost              Gains              Losses          Fair Value
      U.S. Treasury securities and U.S.
        government agencies                             $ 25,422          $     32           $   (111)          $ 25,343
      Obligations of state and political
        subdivisions                                       4,077               159                                 4,236
      Mortgage-backed securities                             486                                  (26)               460
                                                        --------          --------           --------           --------

           Total securities to be held to maturity      $ 29,985          $    191           $   (137)          $ 30,039
                                                        ========          ========           ========           ========

      Securities having an amortized cost of $164.7 million and $168.1 million and fair value of $160.6 million and $168.4 million at December 31, 1999 and 1998, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes, as required or permitted by law. Gross gains of $185,000 and losses of $1,000 were recognized in 1999 from proceeds of $20 million on sales of available for sale securities. In 1998, gross gains of $1.1 million and losses of $2,000 were recognized from proceeds of $134 million on sales of available for sale securities.

      The amortized cost and fair value of securities, by contractual maturity, are as follows:

                                                                Securities to be                       Securities
                                                                held to maturity                    available for sale
                                                         Amortized                             Amortized
As of December 31, 1999 (in thousands)                      Cost            Fair Value            Cost            Fair Value
      Due in one year or less                             $  6,525           $  6,508           $ 24,029           $ 23,876
      Due after one year through
        five years                                          19,329             19,216             94,256             91,411
      Due after five through ten years                         824                909
      Due after ten years                                    2,450              2,450
      Mortgage-backed securities                             3,803              3,753             69,292             66,340
                                                          --------           --------           --------           --------

           Total                                          $ 32,931           $ 32,836           $187,577           $181,627
                                                          ========           ========           ========           ========

4.    LOANS

As of December 31, (in thousands)                                                                1999                        1998
      Residential real estate                                                                $  636,012                   $  520,583
      Commercial real estate                                                                    163,064                      118,293
      Real estate construction                                                                   63,928                       47,396
      Commercial                                                                                 31,411                       26,381
      Consumer                                                                                   39,435                       56,728
      Home equity                                                                               103,833                      106,845
      Other                                                                                       2,973                        3,146
                                                                                             ----------                   ----------
                Total loans                                                                   1,040,656                      879,372
           Less:
                Unearned interest income
        and unamortized loan fees                                                                 1,282                        1,479
      Allowance for loan losses                                                                   7,862                        7,862
                                                                                             ----------                   ----------

           Loans, net                                                                        $1,031,512                   $  870,031
                                                                                             ==========                   ==========

      Activity in the allowance for loan losses is summarized as follows:

As of December 31, (in thousands)                                            1999               1998               1997

      Balance, beginning of year                                       $        7,862     $         8,176     $        6,241
      Provision for loan losses charged to income                               1,806               3,110              7,251
      Charge-offs                                                              (2,398)             (3,924)            (5,859)
      Recoveries                                                                  592                 500                543
                                                                       --------------     ---------------     --------------

      Balance, end of year                                             $        7,862     $         7,862     $        8,176
                                                                       ==============     ===============     ==============

      The level of charge-offs in 1997 exceeded losses incurred in subsequent periods and were directly related to two unsecured credit programs initiated in 1995. The net charge-offs related to loans arising under these programs were $610,000, $1.9 million and $4.2 million in 1999, 1998 and 1997, and accounted for 34%, 57% and 71% of net charge offs in each of those years. Originations of loans under these programs were significantly reduced in 1997 and 1996, with no originations in 1998 and 1999.

      Information about Republic's investment in impaired loans is as follows:

As of and for the Year Ended December 31, (in thousands)                     1999               1998               1997

      Gross impaired loans which have allowances                       $        1,043     $         1,116     $        1,640
      Less:  related allowances for loan losses                                   700                 100                240
                                                                       --------------     ---------------     --------------

      Net impaired loans with related allowances                                  343               1,016              1,400
      Impaired loans with no related allowances                                     0                   0                  0
                                                                       --------------     ---------------     --------------

           Total                                                       $          343     $         1,016     $        1,400
                                                                       ==============     ===============     ==============

      Average impaired loans outstanding                               $        1,043     $         1,116     $        1,639
                                                                       ==============     ===============     ==============

      Interest income recognized                                                   92                 100                 93
      Interest income received                                                     92                 100                 93

      Nonperforming loans were as follows:
           Loans past due 90 days still on accrual                                968               1,731              4,459
           Nonaccrual loans                                                     2,721               3,258              2,676

      Nonperforming   loans  includes   impaired   loans  and  smaller   balance
      homogeneous loans as defined in note 1.

      Loans made to executive officers and directors of Republic and their related interests in the ordinary course of business, subject to substantially the same credit policies as other loans and current in their terms, are as follows:

                                          Balance,           Change in                                                  Balance,
                                         Beginning         Related Party           New                                    End
                Period                   Of Period            Status              Loans             Repayments         Of Period
                                                                              (in thousands)
      Year ended December 31, 1999     $       3,520       $       (118)      $       4,167       $      (1,043)     $       6,526
                                       =============       ============       =============       =============      =============

5.    LOAN SERVICING

      Republic was servicing loans for others (primarily FHLMC) totaling $199 million and $220 million at December 31, 1999 and 1998, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and processing foreclosures.

6.    PREMISES AND EQUIPMENT

As of December 31, (in thousands)                                                               1999               1998
      Land                                                                                $         1,502     $        1,502
      Office buildings and improvements                                                            11,348              9,458
      Furniture, fixtures and equipment                                                            20,666             18,322
      Leasehold improvements                                                                        1,994                960
                                                                                          ---------------     --------------

      Total premises and equipment                                                                 35,510             30,242
      Less accumulated depreciation and amortization                                               16,524             14,372
                                                                                          ---------------     --------------

      Net premises and equipment                                                          $        18,986     $       15,870
                                                                                          ===============     ==============

7.    DEPOSITS

      Time deposits of $100,000 or more were approximately $92 million and $77 million at year-end 1999 and 1998.

      At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more are as follows:

                                                                                                          Weighted
(dollars in thousands)                                                                                  Average Rate

      Less than 1 year                                                          $        61,440             5.55%
      Over 1 year through 3 years                                                        24,306             5.18
      Over 3 years through 5 years                                                        6,102             6.91
                                                                                ---------------
                                                                                $        91,848

8.    SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT TERM
      BORROWINGS

      These borrowings consist of short-term excess funds from correspondent banks, repurchase agreements and overnight liabilities to deposit customers arising from a cash management program offered by Republic. While effectively deposit equivalents, such arrangements are in the form of repurchase agreements or liabilities secured by insurance policies purchased by Republic. Repurchase agreements secured by securities are treated as financings; accordingly, the securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. All securities underlying the agreements were under Republic's control.

      Information concerning securities sold under agreements to repurchase and liabilities secured by insurance policies at year end 1999 and 1998 is as follows:

As of December 31, (in thousands)                                                           1999               1998
      Average outstanding balance during the year                                    $       129,903     $      115,280
      Average interest rate during the year                                                    4.35%              4.21%
      Maximum month end balance during the year                                      $       217,143     $      148,659

      Included in December 31, 1999 balances are $28 million from public funds entities, which are expected to be withdrawn during the first quarter of 2000, and $102 million related to three major customer relationships.

9.    OTHER BORROWED FUNDS

As of December 31, (in thousands)                                                               1999               1998
      Federal Home Loan Bank convertible fixed rate advance (see comment below)           $        10,000     $       50,000
      Federal Home Loan Bank  variable  interest  rate  advances,  with weighted
        average interest rate of 6.42% at December 31, 1999, due through 2001                     110,000             52,800
      Federal Home Loan Bank fixed interest rate advances, with weighted average
        interest rate of 5.61% at December 31, 1999, due through 2003                             111,383             87,422
                                                                                          ---------------     --------------

                                                                                          $       231,383     $      190,222
                                                                                          ===============     ==============

      Republic has entered into a convertible fixed rate advance maturing in 9 years with the Federal Home Loan Bank (FHLB) totaling $10 million. The advance is fixed for 2 years at 4.61%. At the end of the fixed term, the FHLB has the right to convert the fixed rate advance on a quarterly basis to a variable rate advance tied to the three month LIBOR index. The advance can be prepaid at any quarterly date without penalty, but may not be prepaid at any time during the fixed rate term.

      The Federal Home Loan Bank advances are collateralized by a blanket pledge of eligible real estate loans with an unpaid principal balance of greater than 150% of the total commitment. Republic has available collateral to borrow an additional $102.6 million from the Federal Home Loan Bank. Republic also has unsecured lines of credit totaling $40 million and secured lines of credit of $100 million available through various financial institutions.

      Aggregate future principal payments on borrowed funds as of December 31, 1999 are as follows:

      Year                        (in thousands)

      2000                          $  51,099
      2001                            110,284
      2002
      2003                             60,000
      2004 and thereafter              10,000
                                    ---------

                                    $ 231,383
                                    =========

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

      The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date of April 1, 2027 at the option of Republic on or after April 1, 2002, or upon the occurrence of specific events, defined within the trust indenture. Republic has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters. If distributions are deferred, Republic is prohibited from paying dividends to its Class A and Class B Common stockholders.

11.   INCOME TAXES

      Income tax expense is summarized as follows:

Years Ended December 31, (in thousands)                                  1999               1998               1997

      Current                                                      $         5,692     $        6,918     $        7,587
      Deferred expense (benefit)                                               556                688               (709)
                                                                   ---------------     --------------     --------------

           Total                                                   $         6,248     $        7,606     $        6,878
                                                                   ===============     ==============     ==============

      The provision for income taxes differs from the amount computed at the statutory rate as follows:

Years Ended December 31,                                                      1999               1998                1997

      Federal statutory rate                                                  35.0%              35.0%               35.0%
      Increase (decrease) resulting from:
           Tax-exempt interest income                                         (0.2)              (0.1)               (0.3)
           Other                                                              (1.0)               0.7                 1.2
                                                                              ----               ----                ----

      Effective rate                                                          33.8%              35.6%               35.9%
                                                                              ====               ====                ====

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

Years Ended December 31, (in thousands)                                                          1999                1998
      Deferred tax assets:
           Depreciation                                                                     $          691     $          511
           Allowance for loan losses                                                                 1,829              1,802
           Unrealized securities losses                                                              2,023
                                                                                            --------------     --------------

                Total deferred tax assets                                                            4,543              2,313
                                                                                            --------------     --------------

      Deferred tax liabilities:
           FHLB dividends                                                                            1,276                920
           Unrealized securities gains                                                                                    197
           Loan fees                                                                                   210
           Mortgage servicing                                                                          182
           Other                                                                                       491                476
                                                                                            --------------     --------------

                Total deferred tax liabilities                                                       2,159              1,593
                                                                                            --------------     --------------

      Net deferred tax asset, included in other assets                                      $        2,384     $          720
                                                                                            ==============     ==============

12.   EARNINGS PER SHARE

      A reconciliation of the combined Class A and B Common Stock numerators and denominators of the earnings per share and earnings per share assuming dilution computations is presented below.

      Class A and B shares participate equally in undistributed earnings. The difference in earnings per share between the two classes of common stock results solely from the 10% per share dividend premium paid to Class A Common Stock over that paid to Class B Common Stock as discussed in Note
      13. The aggregate dividend premium paid to Class A Common Stock for 1999, 1998 and 1997 was $156,000, $136,000 and $121,000, or approximately one cent on basic earnings per share.

Years Ended December 31, (in thousands)                                       1999               1998               1997
      Earnings Per Share
           Net Income                                                   $        12,252     $       13,756     $       12,259
           Less:  Dividends declared on preferred stock                                                                  (425)
                                                                        ---------------     --------------     --------------

           Net Income available to common shares
             outstanding                                                $        12,252     $       13,756     $       11,834
                                                                        ===============     ==============     ==============

           Weighted average shares outstanding                                   16,769             15,886             14,450
                                                                        ===============     ==============     ==============

      Earnings Per Share, Basic
           Class A                                                      $           .73     $          .87     $          .82
           Class B                                                                  .72                .86                .81

Years Ended December 31, (in thousands)                                       1999               1998               1997
      Earnings Per Share Assuming Dilution
           Net Income                                                   $        12,252     $       13,756     $       12,259
           Add:  Interest expense, net of tax benefit,
             on assumed conversion of guaranteed
             preferred beneficial interests in
             Republic's subordinated debentures                                     354                356                320
                                                                        ---------------     --------------     --------------

           Net Income available to common shareholder
             assuming conversion                                        $        12,606     $       14,112     $       12,579
                                                                        ===============     ==============     ==============

      Earnings Per Share, Diluted
           Class A                                                      $           .71     $          .83     $          .79
           Class B                                                                  .69                .82                .78

Years Ended December 31, (in thousands)                                       1999               1998               1997

      Weighted average shares outstanding                                        16,769             15,886             14,450
      Add dilutive effects of assumed
        conversion and exercise:
           Convertible preferred stock                                                                                    600
           Convertible guaranteed preferred
             beneficial interest in Republic's
             subordinated debentures                                                635                645                564
           Stock options                                                            496                498                320
                                                                        ---------------     --------------     --------------

      Weighted average shares and dilutive
        potential shares outstanding                                             17,900             17,029             15,934
                                                                        ===============     ==============     ==============

      Stock options for 238,000 shares of Class A Common Stock were excluded from the 1999 earnings per share assuming dilution because their impact was antidilutive.

      The difference in earnings per share between the two classes of common stock result solely from the dividend premium paid to Class A over Class B Common Stock.

13.   STOCKHOLDERS' EQUITY

      COMMON STOCK - The Class A shares are entitled to cash dividends equal to 110% of the cash dividend paid per share on the Class B Common Stock. Class A shares have one vote per share and Class B shares have ten votes per share. Class B Common Stock may be converted, at the option of the holder, to Class A stock on a share-for-share basis. The Class A Common Stock is not convertible into any other class of Republic's capital stock.

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

      PREFERRED STOCK - On December 31, 1997, Republic redeemed the $5 million outstanding Series A Convertible Preferred stock. At the option of shareholder, each security was either convertible into 10 shares of Class A Common Stock and 2 shares of Class B Common Stock, or redeemable in cash for the initial offering price of $100 per share plus a 20% premium.

      DIVIDEND LIMITATIONS - Banking regulations limit the amount of dividends that may be paid to the Parent Company without prior approval of the Bank's regulatory agency. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years, less any dividends declared during those periods. At December 31, 1999, the Bank had $23 million of retained earnings available for such purposes.

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

      Quantitative measures established by regulation to ensure capital adequacy require the Parent Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Parent Company and the Bank meet all capital adequacy requirements to which it is subject.

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

                                                                                           Minimum
                                                               Minimum                   Requirement
                                                             Requirement                 To Be Well
                                                             For Capital              Capitalized Under
                                                              Adequacy                Prompt Corrective
                                                               Actual                      Purposes               Action Provisions
                                                        ----------------------------------------------------------------------------
                                                          Amount      Ratio            Amount    Ratio             Amount     Ratio
(dollars in thousands)
As of December 31, 1999
     Total Risk Based Capital (to Risk Weighted Assets)
          Consolidated                                  $  121,892    14.28%        $    68,285    8%            $   85,356    10%
          Bank only                                        117,665    13.79              68,281    8                 85,351    10

     Tier I Capital (to Risk Weighted Assets)
          Consolidated                                     114,030    13.36              34,142    4                 51,213     6
          Bank only                                        109,803    12.86              34,140    4                 51,211     6

     Tier I Leverage Capital (to Average Assets)
          Consolidated                                     114,030     8.61              49,804    4                 62,254     5
          Bank only                                        109,803     8.29              49,799    4                 62,249     5

As of December 31, 1998
     Total Risk Based Capital (to Risk Weighted Assets)
          Consolidated                                  $  117,878    15.68%        $    60,146    8%            $   75,192    10%
          Bank only                                        117,528    15.63              60,144    8                 75,181    10

     Tier I Capital (to Risk Weighted Assets)
          Consolidated                                     110,016    14.63              30,073    4                 45,109     6
          Bank only                                        109,666    14.59              30,072    4                 45,108     6

     Tier I Leverage Capital (to Average Assets)
          Consolidated                                     110,016     9.29              47,374    4                 59,217     5
          Bank only                                        109,666     9.26              47,368    4                 59,211     5

14.   STOCK OPTION PLAN

      Under a stock option plan, certain key employees and directors are granted options to purchase shares of Republic's common stock at fair value at the date of the grant. Options granted become fully exercisable at the end of two to six years of continued employment and must be exercised within one year.

      A summary of Republic's stock option activity, and related information for the years ended December 31 follows:

                                               1999                                                    1998
                        ---------------------------------------------------    --------------------------------------------------
                         Options      Weighted       Options       Weighted     Options        Weighted    Options       Weighted
                         Class A       Average       Class B        Average     Class A         Average     Class B       Average
                         Shares       Exercise       Shares        Exercise     Shares         Exercise     Shares       Exercise
                                        Price                        Price                       Price                     Price

Outstanding
beginning of year       1,217,500     $   7.03        52,500       $   3.83      993,000       $   5.36      57,000      $   3.81

Granted                     7,000        10.63                                   281,000          12.52

Exercised                 (22,500)        3.61        (4,500)          3.61      (32,500)          4.34      (4,500)         3.61

Forfeited                 (76,000)        7.52                                   (24,000)          5.97
                        ---------                  ---------                   ---------

Outstanding
year end                1,126,000         7.08        48,000           3.84    1,217,500           7.03      52,500          3.83
                        =========                  =========                   =========                  =========

Exercisable
(vested) end
of year                        --                         --                         --                          --

                                                 1997
                        ---------------------------------------------------
                         Options      Weighted       Options       Weighted
                         Class A       Average       Class B        Average
                         Shares       Exercise       Shares        Exercise
                                        Price                        Price

Outstanding
beginning of year         937,000     $   5.16        68,000       $   3.73

Granted                   227,000         6.00

Exercised                 (27,000)        5.54        (1,000)          3.61

Forfeited                (144,000)        5.04       (10,000)          3.28
                        ---------                  ---------

Outstanding
year end                  993,000         5.36        57,000           3.81
                        =========                  =========

Exercisable
(vested) end
of year                        --                         --

Options outstanding at year-end 1999 were as follows.

                                                                                Outstanding
                                                             Class A                                Class B
                                                     ---------------------------           ----------------------------
                                                                     Weighted                               Weighted
                                                                      Average                                Average
                                                                     Remaining                              Remaining
                                                                    Contractual                            Contractual
                                                       Number           Life               Number              Life
      Range of Exercise Prices
      $3.28 - $5.97                                    681,000              2.38              48,000               1.63
      $6.00 - $13.00                                   445,000              4.46
                                                     ---------     -------------           ---------      -------------

           Outstanding                               1,126,000              3.21              48,000               1.63
                                                     =========     =============           =========      =============

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

                                                                            December 31,
                                                        1999                    1998                   1997

      Assumptions:
           Risk-free interest rate                       5.08%                   5.53%                  6.25%
           Expected dividend yield                       1.03                     .89                   1.84
           Expected life (years)                         6.00                    5.94                   5.78
           Expected common stock
              market price volatility                      17                      13                     13

      Estimated fair value per share                   $ 2.78                  $ 3.21                 $ 1.38

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on an accelerated basis. Republic's pro forma information follows (in thousands except for earnings per share information):

Years Ended December 31,                               1999                    1998                   1997
      Pro forma net income                           $ 11,874                $ 13,461               $ 12,058

      Pro forma earnings per share
           Class A                                        .71                     .85                    .81
           Class B                                        .70                     .84                    .80

      Pro forma earnings per share
       assuming dilution
           Class A                                        .69                     .81                    .79
           Class B                                        .68                     .80                    .78

      Future pro forma net income will be negatively impacted should Republic choose to grant additional options.

15.   EMPLOYEE BENEFIT PLANS

      Republic maintains a 401(k) plan for full-time employees who have been employed for 1,000 hours in a plan year and have reached the age of 21. Participants in the plan may elect to contribute from 1% to 15% of their annual compensation. Republic matches 50% of participant contributions up to 5% of each participant's annual compensation. Republic's contribution may increase if certain operating ratios are achieved. Republic's matching contributions were $446,000, $372,000, and $313,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

      On January 29, 1999,  Republic  formed an Employee  Stock  Ownership  Plan
      (ESOP) for the benefit of its employees. The ESOP borrowed $3.9 million from the Parent Company and directly and indirectly purchased 300,000 shares of Class A Common Stock from Republic's largest beneficial owner at a market value of $12.91 per share. The purchase price, determined by an independent pricing committee, was the average closing price for the thirty trading days immediately prior to the transaction. Shares in the ESOP are allocated to eligible employees based on principal payments over the term of the loan, which is ten years. Participants become fully vested in allocated shares after five years of credited service and may receive their distributions in the form of cash or stock.

      During 1999, 19,612 shares of stock were allocated, resulting in ESOP compensation expense of approximately $205,000. As of December 31, 1999, 280,388 shares were unallocated. The fair value of the unallocated shares was approximately $2.4 million.

      The cost of shares issued to the employee stock ownership plan but not yet committed to be released to participants is presented in the consolidated balance sheet as a reduction of shareholders equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between market price and the cost of shares committed to be released is recorded as an adjustment to be paid in capital.

16.    LEASES AND TRANSACTIONS WITH AFFILIATES

      Republic leases office facilities from Republic's Chairman and from partnerships in which Republic's Chairman and Chief Executive Officer are partners under operating leases. Rent expense for the years ended December 31, 1999, 1998 and 1997 under these leases was $1,320,000, $1,251,000 and
      $1,064,000, respectively. Total rent expense on all operating leases was $1,747,000, $1,563,000 and $1,533,000, for the years ended December 31,
      1999, 1998 and 1997, respectively. The total minimum lease commitments under noncancelable operating leases are as follows:

                                                     December 31, 1999
        Year                               Affiliate       Other         Total
                                                      (in thousands)
      2000                                 $   1,367     $     485     $   1,852
      2001                                     1,147           429         1,576
      2002                                       522           423           945
      2003                                       355           393           748
      Thereafter                                 207         1,510         1,717
                                           ---------     ---------     ---------

                                           $   3,598     $   3,240     $   6,838
                                           =========     =========     =========

      Republic made payments to companies owned by directors of the Bank for the construction of branches totaling $245,000 for the year ended December 31, 1997.

      A director of the Bank is a partner in a law firm. Fees paid by Republic to this firm totaled $155,000, $207,000, and $88,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

      Banker's Insurance Agency (BIA), a company beneficially owned by Republic's chairman and CEO, sells title insurance to most of the company's mortgage borrowers. Under an agreement between BIA and Republic, Republic personnel perform certain functions for issuance of the policies. BIA recorded title insurance revenues of $1.1 million, $1.0 million and $496,000 from Republic loan clients in 1999, 1998 and 1997, respectively. BIA paid Republic $61,000, $27,000 and $27,000 for services performed by Republic employees during the same periods.

17.  SALE OF DEPOSITS AND BANKING CENTERS

      During 1997, Republic entered into agreements to sell deposits totaling $180 million and fixed assets of $3.7 million associated with its Western Kentucky banking centers. Substantially all loans originated by these banking centers were retained by Republic at the time of sale. Sales of four of the five banking centers were finalized during 1997, resulting in a pretax gain of $7.5 million. The sale of the remaining banking center was finalized during January 1998 for a pretax gain of $4.1 million.

18.   OFF-BALANCE SHEET RISKS, COMMITMENTS AND CONTINGENT LIABILITIES

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

      Republic extends binding commitments to prospective customers. Such commitments assure the borrower of financing for a specified period of time at a specified rate. The risk to Republic under such loan commitments is limited by the terms of the contract. For example, Republic may not be obligated to advance funds if the customer's financial condition deteriorates or if the customer fails to meet specific covenants. An approved, but undrawn, loan commitment represents a potential credit risk once the funds are advanced to the customer, a liquidity risk since the customer may demand immediate cash that would require a funding source, and an interest rate risk since interest rates may rise above the rate committed to the customer. Republic's current liquidity position continues to meet its need for funds. In addition, since a portion of these loan commitments normally expire unused, the total amount of outstanding commitments at any point in time will not require a funding source. As of December 31, 1999, Republic had outstanding loan commitments totaling $143 million which includes unused home equity lines of credit totaling $93 million. These commitments are substantially all at variable rates.

      At December 31, 1999, Republic's mortgage banking activities included commitments to extend credit, primarily representing fixed rate mortgage loans, totaling $20 million. Of commitments to originate loans, borrowers with commitments totaling $7 million have elected to wait until closing to lock the rate on the loan. Republic has also entered into forward commitments to deliver loans into the secondary market of $13 million at December 31, 1999.

      Standby letters of credit are conditional commitments issued by Republic to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. Commitments outstanding under standby letters of credit totaled $3.9 million for December 31, 1999 and $2.0 million for December 31, 1998.

19.   FAIR VALUE OF FINANCIAL INSTRUMENTS

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

                                                                          December 31, 1999                   December 31, 1998
                                                                    ----------------------------         ---------------------------
(in thousands)

                                                                     Carrying            Fair            Carrying            Fair
                                                                      Amount             Value            Amount             Value
      Assets:
        Cash and cash equivalents                                   $   67,527        $   67,527        $   39,946        $   39,946
        Securities available for sale                                  181,627           181,627           186,936           186,936
        Securities to be held to maturity                               32,931            32,836            29,985            30,039
        Mortgage loans held for sale                                     7,408             7,462            38,167            38,525
        Loans, net                                                   1,031,512         1,025,216           870,031           874,253
        Federal Home Loan Bank stock                                    15,054            15,054            14,036            14,036

      Liabilities:
        Deposits:
           Certificate of deposit and individual
             retirement accounts                                    $  457,272        $  459,575        $  439,529        $  442,962
           Non interest-bearing accounts                                84,256            84,256            80,345            80,345
           Transaction accounts                                        259,381           259,381           227,273           227,279
        Securities sold under agreements to
             repurchase and other short-term
             borrowings                                                215,718           215,738           148,659           148,659
           Other borrowed funds                                        231,383           227,737           190,222           190,608
        Guaranteed preferred beneficial interests
           in Republic's subordinated debentures                         6,352             6,352             6,402             6,402

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

      The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

20.   PARENT COMPANY CONDENSED FINANCIAL INFORMATION

      BALANCE SHEETS

As of December 31, (in thousands)                                                                        1999               1998
      Assets:
           Cash and cash equivalents                                                               $        1,517     $        1,238
           Due from subsidiaries                                                                            4,293              1,493
           Investment in subsidiaries                                                                     106,219            110,217
           Other                                                                                               46                 19
                                                                                                   --------------     --------------

                Total assets                                                                       $      112,075     $      112,967
                                                                                                   ==============     ==============

      Liabilities:
           Long-term debt                                                                          $        6,652     $        6,702
           Other                                                                                            1,653              2,423
                                                                                                   --------------     --------------

                Total liabilities                                                                           8,305              9,125
                                                                                                   --------------     --------------

      Stockholders' equity:
           Common stock                                                                                     4,099              4,149
           Additional paid-in capital                                                                      33,617             34,014
           Retained earnings                                                                               73,600             65,469
           Unearned employees stock ownership plan shares                                                  (3,620)
           Accumulated other comprehensive income (loss)                                                   (3,926)               210
                                                                                                   ---------------    --------------

                Total stockholders' equity                                                                103,770            103,842
                                                                                                   --------------     --------------

      Total                                                                                        $      112,075     $      112,967
                                                                                                   ==============     ==============

      STATEMENTS OF INCOME

Years Ended December 31, (in thousands)                                             1999                1998               1997

      Income:
           Dividends from subsidiary                                           $        8,699     $        2,826     $        4,446
           Interest                                                                       281                 24                 38
                                                                               --------------     --------------     --------------

                Total income                                                            8,980              2,850              4,484
                                                                               --------------     --------------     --------------

      Expenses:
           Interest expense                                                               567                574                590
           Other expense                                                                  165                 73                 67
                                                                               --------------     --------------     --------------

                Total expenses                                                            732                647                657
                                                                               --------------     --------------     --------------

      Income before income taxes                                                        8,248              2,203              3,827
      Income tax benefit                                                                  220                222                283
                                                                               --------------     --------------     --------------

      Income before equity in undistributed
        net income of subsidiaries                                                      8,468              2,425              4,110

      Equity in undistributed net income of subsidiaries                                3,784             11,331              8,149
                                                                               --------------     --------------     --------------

      Net income                                                               $       12,252     $       13,756     $       12,259
                                                                               ==============     ==============     ==============

STATEMENTS OF CASH FLOWS

Years Ended December 31, (in thousands)                                             1999                1998               1997

      Operating activities:
           Net income                                                          $       12,252     $       13,756     $       12,259
           Adjustments to reconcile net income to net
             cash provided by operating activities:
                Undistributed net income of subsidiaries                               (3,784)           (11,331)            (8,149)
                Change in due from subsidiary                                          (2,800)               727             (1,678)
                Change in other assets                                                    (27)                 1                (38)
                Change in other liabilities                                              (893)              (609)             1,480
                                                                               --------------     --------------     --------------
                     Net cash provided by operating activities                          4,748              2,544              3,874
                                                                               --------------     --------------     --------------

      Investment activities:
           Dividends on unallocated ESOP shares                                           (22)
           Purchase of common stock of subsidiary bank                                                   (23,278)            (6,775)
           Proceeds from maturities of repurchase agreements                                                                    889
                                                                               --------------     --------------     --------------
                Net cash used in investing activities                                     (22)           (23,278)            (5,886)
                                                                               --------------     --------------     --------------

      Financing activities:
           Dividends paid                                                              (1,831)            (1,674)            (1,992)
           Proceeds from stock options exercised                                           97                155                153
           Proceeds from issuance of guaranteed preferred beneficial
             interests in Republic's subordinated debentures                                                                  6,752
           Proceeds from issuance of Class A common stock                                                 23,581
           Repurchase of Class A common stock                                          (2,713)              (686)
           Payments on long-term debt                                                                                        (1,638)
           Redemption of preferred stock                                                                                     (1,218)
                                                                               --------------     --------------     --------------
                Net cash provided by (used in) financing activities                    (4,447)            21,376              2,057
                                                                               --------------     --------------     --------------

      Net increase (decrease) in cash and cash equivalents                                279                642                 45

      Cash and cash equivalents, beginning of year                                      1,238                596                551
                                                                               --------------     --------------     --------------

      Cash and cash equivalents, end of year                                   $        1,517     $        1,238     $          596
                                                                               ==============     ==============     ==============

21.   SEGMENT INFORMATION

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

                                                                                             1999
                                                                                           Mortgage     Consolidated
                                                                            Banking         Banking         Totals
(in thousands)

      Net interest income                                                  $   47,285     $      320     $   47,605
      Provision for loan loss                                                   1,806                         1,806
      Net gain on sale of loans                                                                2,974          2,974
      Other revenues                                                            7,110                         7,110
      Income tax expense                                                        5,861            387          6,248
      Segment profit                                                           11,501            751         12,252
      Segment assets                                                        1,358,679         10,304      1,368,983

                                                                                                1998
                                                                                           Mortgage     Consolidated
                                                                            Banking         Banking         Totals
(in thousands)

      Net interest income                                                  $   42,126     $      367     $   42,493
      Provision for loan loss                                                   3,110                         3,110
      Net gain on sale of loans                                                                4,326          4,326
      Other revenues                                                           11,186                        11,186
      Income tax expense                                                        6,758            848          7,606
      Segment profit                                                           12,111          1,645         13,756
      Segment assets                                                        1,168,562         39,122      1,207,684

                                                                                                1997
                                                                                           Mortgage     Consolidated
                                                                            Banking         Banking         Totals
(in thousands)

      Net interest income                                                  $   40,114     $      224     $   40,338
      Provision for loan loss                                                   7,251                         7,251
      Net gain on sale of loans                                                                1,852          1,852
      Other revenues                                                           17,078                        17,078
      Income tax expense                                                        6,470            408          6,878
      Segment profit                                                           11,466            793         12,259
      Segment assets                                                        1,044,396         10,554      1,054,950

22.  SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

      Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 1999 and 1998.

                                                                             Fourth           Third          Second           First
(dollars in thousands)                                                       Quarter         Quarter         Quarter         Quarter
1999:
      Interest income                                                        $25,724         $24,192         $23,386         $23,855
      Net interest income                                                     12,233          11,626          11,603          12,143
      Provision for loan losses                                                  329             204             419             854
      Income before income taxes                                               4,746           4,475           4,211           5,068
      Net income                                                               3,113           3,007           2,768           3,364
      Earnings per share:
           Class A Common                                                        .19             .18             .17             .20
           Class B Common                                                        .18             .18             .16             .20
      Earnings per share assuming dilution:
           Class A Common                                                        .18             .17             .16             .19
           Class B Common                                                        .18             .17             .16             .19
      Weighted average common shares outstanding:
           Basic Common                                                       16,675          16,708          16,764          16,934
           Diluted Common                                                     17,696          17,814          17,925          18,137
      Cash Dividends declared
           Class A Common                                                     .03575           .0275           .0275           .0275
           Class B Common                                                     .03250           .0250           .0250           .0250

1998:
      Interest income                                                        $23,336         $23,517         $23,029         $22,785
      Net interest income                                                     11,096          10,710          10,317          10,370
      Provision for loan losses                                                1,423             303             741             643
      Income before income taxes                                               4,334           4,409           4,054           8,565
      Net income                                                               2,830           2,800           2,602           5,524
      Earnings per share:
           Class A Common                                                       0.17            0.17            0.17            0.37
           Class B Common                                                       0.16            0.17            0.17            0.37
      Earnings per share assuming dilution:
           Class A Common                                                       0.16            0.16            0.17            0.35
           Class B Common                                                       0.16            0.16            0.17            0.35
      Weighted average common shares outstanding:
           Basic Common                                                       17,116          16,480          14,959          14,958
           Diluted Common                                                     18,382          17,751          15,873          15,898
      Cash Dividends declared
           Class A Common                                                      .0275           .0275           .0275           .0275
           Class B Common                                                      .0250           .0250           .0250           .0250