Form 10-K, Exhibit 13
period 2000-12-31
REPUBLIC BANCORP INC /KY/
filed 2001-03-19
CIK 921557

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth Republic's selected historical financial information from 1996 through 2000. This information should be read in conjunction with the Consolidated Financial Statements and the related Notes. Factors affecting the comparability of certain indicated periods are discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                                                                               Years Ended December 31,

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)         2000            1999            1998              1997              1996
                                                      ----            ----            ----              ----              ----



INCOME STATEMENT DATA:

Interest income ..............................     $  118,660      $   97,157      $   92,667        $   91,194        $   81,986
Interest expense .............................         66,851          49,552          50,174            50,856            43,855
Net interest income ..........................         51,809          47,605          42,493            40,338            38,131
Provision for loan losses ....................          1,382           1,806           3,110             7,251             9,149
Non-interest income ..........................          8,859          10,084          11,396             7,743             7,097
Gain on sale of deposits .....................                                          4,116             7,527
Gain on sale of Bankcard .....................                                                            3,660
Non-interest expense .........................         40,029          37,383          33,533            32,880            31,409
Income before taxes ..........................         19,257          18,500          21,362            19,137             4,670
Net income ...................................         12,921          12,252          13,756            12,259             2,727

BALANCE SHEET DATA:

Total assets .................................     $1,508,072      $1,368,983      $1,207,684        $1,054,950        $1,140,882
Total securities .............................        275,568         214,558         216,921           192,372           281,855
Total loans, net .............................      1,136,531       1,031,512         870,031           794,939           759,424
Allowance for loan losses ....................          7,862           7,862           7,862             8,176             6,241
Total deposits ...............................        863,761         800,909         747,147           731,598           783,141
Repurchase agreements and other
   short-term borrowings
                                                      263,001         215,718         148,659           111,137           181,634
Other borrowed funds .........................        246,050         231,383         190,222           124,405           106,974
Total stockholders' equity ...................        116,942         103,770         103,842            68,386            59,019

PER SHARE DATA:

Basic Class A Common earnings per

   share .....................................     $     0.78      $     0.73      $     0.87        $     0.82        $     0.16
Basic Class B Common  earnings per
   share .....................................           0.77            0.72            0.86              0.81              0.15
Book value (1) ...............................           7.06            6.46            6.03              4.58              3.74
Cash dividends per Class A Common
                                                         0.15            0.12            0.11              0.11              0.11
Cash dividends per Class B Common

                                                         0.14            0.11            0.10              0.10              0.10

PERFORMANCE RATIOS:

Return on average assets .....................           0.89%           0.98%           1.20%             1.12%             0.29%
Return on average common equity ..............
                                                        11.77           11.90           15.82             18.81              4.57
Net interest margin ..........................           3.71            3.96            3.84              3.85              4.21
Efficiency ratio .............................             66              65              62(2)             68(3)             64(4)

Asset quality ratios:
Non-performing assets to total loans .........           0.40%           0.38%           0.63%             0.90%             1.06%
Net loan charge-offs to average loans ........           0.12            0.19            0.40              0.66              0.91
Allowance for loan losses to total
   loans......................................           0.69            0.76            0.89              1.02              0.81
Allowance for loan losses to
   non-performing loans ......................            193             213             158               115                78

Capital ratios:
  Leverage ratio..............................           8.13%           8.61%           9.29%             6.99%             5.76%
  Average stockholders' equity to
     average total assets.....................           7.58            8.27            7.58              5.97              6.30
  Tier 1 risk-based capital ratio.............          12.01           13.36           14.63             10.57              9.14
  Total risk-based capital ratio..............          12.78           14.28           15.68             11.73             10.10
  Dividend payout ratio.......................             19              16              13                13                68

Other key data:
  End-of-period full-time equivalent
     employees ...............................            462             467             425               418               419
  Number of bank offices(5) ..................             22              21              19                18                21

-----------
(1)  Exclusive of accumulated other comprehensive income.
(2)  Excludes pre-tax gain of $4.1 million on sale of deposits.
(3) Excludes pre-tax gain of $7.5 million on sale of deposits and pre-tax gain of $3.7 million on sale of Bankcard.
(4) Excludes one-time Savings Association Insurance Fund ("SAIF") assessment of $2.3 million.
(5)  Includes loan production office in Clarksville, Indiana.

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

     In addition to factors disclosed by Republic elsewhere in this Annual Report, the following factors, among others, could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions both nationally and in the Bank's markets; the extent and timing of actions of the Federal Reserve Board; market's acceptance of the Bank's products and services; and, the extent and timing of legislative, regulatory actions and reforms.

HIGHLIGHTS

     Republic reported earnings of $12.9 million during 2000 compared with $12.3 million for 1999, an increase of 5%. Republic's 2000 performance was supported by a steady increase in net interest income and continued declining provisions due to reduced loan losses. These improvements more than offset a reduction in gains on sales of loans in the secondary market, attributable to the higher interest rate environment during 2000, and increases in non-interest expenses arising from banking center expansion. Republic's book value per common share, exclusive of accumulated other comprehensive income, increased from $6.46 at December 31, 1999 to $7.06 per share at December 31, 2000.

The  following  table  summarizes  selected  financial   information   regarding
Republic's financial performance:

TABLE 1 - SUMMARY

                                                        For the Years Ended
                                                            December 31,
(DOLLARS IN THOUSANDS)                              2000        1999        1998
                                                    ----        ----        ----

Net income                                        $ 12,921    $ 12,252    $ 13,756
Net income excluding asset dispositions             12,921      12,252      11,122
Diluted Class A earnings per share                    0.76        0.71        0.83
Diluted Class A earnings per share
  excluding asset dispositions                        0.76        0.71        0.68
ROA                                                   0.89%       0.98%       1.20%
ROA excluding asset dispositions                      0.89        0.98        0.97
ROE                                                  11.77       11.90       15.82
ROE excluding asset dispositions                     11.77       11.90       13.19

     Republic's total assets grew more than 10% during 2000 to $1.5 billion at December 31, 2000. Net loans increased $105 million from December 31, 1999 to over $1.1 billion at December 31, 2000. This growth was attributable to continued commercial real estate loan demand in Republic's markets and the expanded emphasis on Republic's commercial and business banking services and products. While overall loan demand remained steady, the Bank's level of delinquent loans to total loans declined slightly to 1.27% at December 31, 2000, compared to 1.29% at December 31, 1999.

     Funding for the growth in the loan portfolio was derived from deposits, repurchase agreements and Federal Home Loan Bank advances. Deposits and repurchase agreements increased to over $1.1 billion as of December 31, 2000 compared to $1.0 billion at year-end 1999. A significant portion of this increase was in lower cost deposits such as demand and money market accounts. Republic's Internet banking (republicbank.com) accounted for $31 million of the increase in deposits, while Republic's corporate cash management accounts reflected a 22% increase in business checking balances over year-end 1999. FHLB advances increased from $231 million at December 31, 1999 to $246 million at December 31, 2000.

     During 2000 Republic continued to expand its banking center locations by moving into a newly completed facility in the Prospect area of the Louisville metropolitan area. It is expected that this new banking center will be well positioned to attract new clients from rapidly growing Oldham County, Kentucky. Republic also continued to expand its service delivery through republicbank.com. Twenty seven percent of the Bank's checking account clients now utilize Republic's Internet banking services. Republicbank.com has generated deposits from customers located in 48 states and the District of Columbia as of December 31, 2000.

REFUNDS NOW

     During November 1998, a wholly owned subsidiary of the Bank acquired Refunds Now, Inc. Republic exchanged 230,000 shares of Class B Common Stock for the stock of Refunds Now, Inc. in a business combination accounted for as a pooling of interest. Refunds Now is a tax refund processing service for taxpayers receiving both federal and state tax refunds through a nationwide network of tax preparers. Refund anticipation loans ("RALs") are made to taxpayers filing income tax returns electronically. The RALs are repaid by the taxpayer when the taxpayer's refunds are electronically received by the Bank from governmental taxing authorities. Fees from RALs are included in interest income on loans. Refunds Now also provides electronic refund checks ("ERCs") to taxpayers. After receiving refunds electronically from governmental taxing authorities, checks are issued to taxpayers for the amount of their refund, less fees. Fees on ERCs are included in non-interest income.

     During the 2000 tax season, total tax offices serviced by Refunds Now increased 35% over 1999. RALs processed increased 264% and ERCs processed increased by 42% compared to the 1999 tax season. Total RAL and ERC gross fees collected increased by 82% and RAL and ERC fees, net of rebates, increased by 60%. RAL fees, net of tax preparer rebates were $2.4 million in 2000 compared to $944,000 in 1999. ERC fees, net of tax preparer rebates, were $1.1 million in 2000 compared to $1.2 million in 1999. The decline in net ERC fees was due to a larger amount of rebates, as a percentage of fees collected, being allocated to ERC fees in 2000 compared to 1999.

RESULTS OF OPERATIONS

NET INTEREST INCOME

     The principal source of Republic's revenue is net interest income. Net interest income is the difference between interest income on interest-earning assets, such as loans and securities and the interest expense on liabilities used to fund those assets, such as interest-bearing deposits and borrowings. Net interest income is impacted by both changes in the amount and composition of interest-earning assets and interest-bearing liabilities as well as market interest rates.

     For 2000, net interest income was $51.8 million, up $4.2 million over the $47.6 million attained during 1999. Overall, the net interest rate spread decreased from 3.34% in 1999 to 3.04% in 2000. The Bank's net interest margin also decreased from 3.96% in 1999 to 3.71% in 2000. While both the net interest spread and margin declined during 2000 compared to 1999, Republic was able to increase its net interest income primarily through increased overall loan volume. (FOR FURTHER DISCUSSION SEE VOLUME/RATE VARIANCE ANALYSIS OF THIS REPORT.)

     Market interest rates have generally increased from year-end 1999 through December 31, 2000. Short-term rates generally increased more than long-term rates during that time period. This caused the Company's interest-bearing liabilities, which are typically tied to shorter-term market indices, to reprice faster at higher rates during 2000 than its interest earning assets, which are generally tied to longer-term indexes. Management expects that if market interest rates decline, the Company's overall net interest margin and spread are likely to be positively impacted. These improvements in spread and margin would, in turn, be reflected in increased net interest income, even if there was no growth in the Bank's overall loan portfolio. (FOR FURTHER DISCUSSION SEE ASSET/LIABILITY MANAGEMENT AND MARKET RISK OF THIS REPORT.)

     Average interest-earning assets increased 16% in 2000, compared to a 9% increase in 1999. The 2000 and 1999 growth in these assets resulted from increased loan volume coupled with an increase in investment securities. The increase in loan volume is attributable to the Bank's continued focus on commercial real estate lending. (SEE DISCUSSION ON LOAN PORTFOLIO OF THIS
REPORT.) The growth in average investments was directly attributable to a one-time securities growth initiative. Under this initiative, Republic purchased approximately $50 million in variable rate collateralized mortgage-backed securities (CMO's) with funds obtained from floating rate FHLB borrowings and floating rate repurchase agreements. The Company was able to lock in a spread of approximately one percent on the transaction adding $500,000 to net interest income during 2000.

     During 2000, average interest-bearing liabilities grew $182 million to $1.2 billion, an increase of 17% over 1999. The increase was primarily in repurchase agreements and other short-term borrowings and other borrowings. The growth in the average balance of repurchase agreements and other short-term borrowings was primarily due to increases in the average balances of three large cash management accounts during 2000 and the Bank's acquisition of a repurchase agreement that was utilized to fund the securities growth initiative. The increase in other borrowings, which consists of FHLB advances, was primarily due to the securities growth initiative and growth in the loan portfolio.

     For 1999, net interest income was $47.6 million, up $5.1 million over the $42.5 million attained during 1998. Overall, the net interest rate spread increased from 3.18% during 1998 to 3.34% in 1999. The Bank's net interest margin also increased from 3.84% in 1998 to 3.96% in 1999. The growth in net interest income during 1999 was primarily attributable to Republic's loan growth, particularly residential and commercial real estate lending. Net interest income was also positively affected by the increase in spread and margin realized during 1999.

     Table 2 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for 1998 through 2000. Table 3 provides an analysis of the changes in net interest income attributable to changes in rates and changes in volume of interest-earning assets and interest-bearing liabilities.


TABLE 2 - AVERAGE BALANCE SHEETS AND RATES FOR DECEMBER 31, 2000, 1999 AND 1998

                                                         2000                         1999                         1998
                                              ---------------------------   --------------------------   --------------------------
                                              AVERAGE             AVERAGE   Average            Average   Average            Average
(DOLLARS IN THOUSANDS)                        BALANCE    INTEREST    RATE   Balance   Interest    Rate   Balance   Interest    Rate
                                              ---------------------------   --------------------------   --------------------------

ASSETS

Earning assets:
U.S. Treasury and U.S. Government Agency
   Securities...............................  $  121,296   $  7,155  5.90%  $  127,492   $ 6,938  5.44%  $  168,862   $ 9,798  5.80%
State and political subdivision securities..       1,954        181  9.26        3,915       339  8.66        4,195       368  8.77
Mortgage-backed securities..................     116,764      7,956  6.81       65,493     4,015  6.42       42,572     2,591  6.09
Other investments...........................      33,937      2,257  6.65       32,781     2,104  6.13       15,365     1,061  6.91
Federal funds sold..........................      11,140        689  6.18        3,487       180  5.16       16,472       930  5.65
Total loans and fees(1)(2)..................   1,111,356    100,422  9.04      967,751    83,581  8.64      858,420    77,919  9.08

Total earning assets........................   1,396,447    118,660  8.50    1,200,919    97,157  8.09    1,105,886    92,667  8.38

Less: Allowance for loan losses.............      (7,862)                       (7,911)                      (8,150)
Non-earning assets:
Cash and due from banks.....................      25,785                        20,931                       19,942
Bank premises and equipment, net............      19,580                        17,597                       14,123
Other assets................................      14,422                        13,552                       14,934

Total assets................................  $1,448,372                    $1,245,088                   $1,146,735

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest bearing liabilities:
Transaction accounts........................  $  144,034   $  4,426  3.07%  $  124,435   $ 3,311  2.66%  $  102,231   $ 3,263  3.19%
Money market accounts.......................     114,675      5,792  5.05      139,567     6,285  4.50      105,668     4,977  4.71
Individual retirement accounts..............      30,884      1,811  5.86       26,359     1,407  5.34       22,549     1,316  5.84
Certificates of deposits and
  other time deposits ......................     441,581     25,492  5.77      414,406    21,683  5.23      425,721    24,665  5.79
Repurchase agreements and other short-term
   borrowings...............................     243,582     13,819  5.67      129,903     5,656  4.35      115,734     4,869  4.21
Other borrowings............................     249,315     15,511  6.22      207,687    11,210  5.40      193,010    11,084  5.74

Total interest bearing liabilities..........   1,224,071     66,851  5.46    1,042,357    49,552  4.75      964,913    50,174  5.20

Non-interest bearing liabilities:
Non-interest bearing deposits...............     101,584                        87,760                       79,636
Other liabilities...........................      12,983                        12,002                       15,218
Stockholders' equity........................     109,734                       102,969                       86,968
Total liabilities and stockholders' equity..  $1,448,372                    $1,245,088                   $1,146,735

Net interest income.........................               $ 51,809                      $47,605                      $42,493
Net interest spread.........................                         3.04%                        3.34%                        3.18%
Net interest margin.........................                         3.71%                        3.96%                        3.84%


-----------
(1) THE AMOUNT OF FEE INCOME INCLUDED IN INTEREST ON LOANS WAS $3,520; $2,050 AND $1,367 FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998, RESPECTIVELY.
(2) CALCULATIONS INCLUDE NON-ACCRUING LOANS IN THE AVERAGE LOAN AMOUNTS OUTSTANDING

     Table 3 illustrates the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities affected Republic's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.



TABLE 3 - VOLUME/RATE VARIANCE ANALYSIS

                                                                 Year Ended December 31, 2000        Year Ended December 31, 1999
                                                                          compared to                         compared to
                                                                 Year Ended December 31, 1999        Year Ended December 31, 1998
                                                               --------------------------------    --------------------------------
                                                                      INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                                                            Due to                              Due to
                                                               --------------------------------    --------------------------------
                                                                Total Net                           Total Net
                                                                 Change     Volume       Rate        Change     Volume       Rate
                                                                 ------     ------       ----        ------     ------       ----
                                                                                      (dollars in thousands)

Interest income:
U.S. Treasury and Government Agency Securities .............   $    217    $   (348)   $    565    $ (2,860)   $ (2,400)   $   (460)
State and political subdivision securities .................       (158)       (180)         22         (29)        (25)         (4)
Mortgage backed securities .................................      3,941       3,450         491       1,424       1,395          29
Other investments ..........................................        153          76          77       1,043       1,203        (160)
Federal funds sold .........................................        509         467          42        (750)       (733)        (17)
Total loans and fees(1) ....................................     16,841      12,840       4,001       5,662       9,924      (4,262)

Total increase (decrease) in interest income ...............     21,503      16,305       5,198       4,490       9,364      (4,874)

Interest expense:
Interest bearing transaction accounts ......................      1,115         562         553          48         709        (661)
Money market accounts ......................................       (493)     (1,202)        709       1,308       1,597        (289)
Individual retirement accounts .............................        404         257         147          91         222        (131)
Certificates of deposit and other time deposits ............      3,809       1,479       2,330      (2,982)       (656)     (2,326)
Repurchase agreements and other short-term borrowings ......      8,163       6,064       2,099         787         647         140
Other borrowings ...........................................      4,301       2,442       1,859         126         843        (717)

Total increase (decrease) in interest expense ..............     17,299       9,602       7,697        (622)      3,362      (3,984)

Increase (decrease) in net interest income .................   $  4,204    $  6,703    $ (2,499)   $  5,112    $  6,002    $   (890)

-----------
(1) INTEREST INCOME FOR LOANS ON NON-ACCRUAL STATUS HAS BEEN EXCLUDED FROM INTEREST INCOME.

NON-INTEREST INCOME

     Non-interest income was $8.9 million during 2000, $10.1 million during 1999, and $15.5 million during 1998. The increased level of non-interest income in 1998 was primarily due to the gain from the sale of the Mayfield banking center deposits. The decrease from 1999 to 2000 was primarily due to a reduction of the gains generated from sales of loans into the secondary market and sales of investment securities.


TABLE 4 - ANALYSIS OF NON-INTEREST INCOME
                                                                                                           PERCENT INCREASE/DECREASE
Year Ended December 31, (DOLLARS IN THOUSANDS)                       2000          1999         1998        2000/99          1999/98
                                                                     ----          ----         ----        ---------        -------

Service charges on deposit accounts ..........................      $ 4,410       $ 3,653      $ 3,255           21%            12%
Electronic refund check fees .................................        1,070         1,238          380          (14)           226
Other service charges and fees ...............................          442           489          441          (10)            11
Loan servicing income ........................................          363           455          598          (20)           (24)
Net gain on sale of mortgage loans ...........................        1,417         2,974        4,326          (52)           (31)
Net gain (loss) on available for sale securities .............         (161)          184        1,139         (188)           (84)
Other ........................................................        1,318         1,091        1,257           21            (13)
   Subtotal ..................................................        8,859        10,084       11,396          (12)           (12)

Net gain on sale of deposits .................................                                   4,116           NM             NM
   Total .....................................................      $ 8,859       $10,084      $15,512          (12%)          (35%)

     Service charges on deposit accounts were $4.4 million for 2000 compared with $3.7 million for 1999, an increase of 21%. The increase in service charges on deposit accounts was due primarily to the Bank's "Overdraft Honor" program. Under this program, selected clients are allowed to overdraft their accounts up to $500. These clients are required to pay the Bank's customary overdraft charges. Since its inception in August 2000, this program has added approximately $500,000 in non-interest income.

     Electronic refund check fees, net of rebates, decreased by $168,000 from 1999 to 2000. This decline in net ERC fees was due to the allocation of a larger amount of rebates, as a percentage of fees collected, to ERC fees in 2000 compared to 1999, as overall ERC volume actually increased during that same time period. (FOR FURTHER DISCUSSION ON ERC FEES SEE REFUNDS NOW SECTION ON PAGE 18). The increase in electronic refund check fees from 1998 to 1999 was due the acquisition of Refunds Now in November 1998. Prior to the acquisition the Bank to received only a portion of the full benefit of the ERC fees generated by Refunds Now under a revenue sharing agreement.

     Securities gains decreased from $1.1 million in 1998 to $184,000 in 1999 to a loss of $161,000 in 2000. The overall decline from 1998 through 2000 is directly attributable to the rising market interest rate environment, which had the effect of decreasing the overall market value of the available for sale securities portfolio. Management elected to sell selected securities at a loss of approximately $161,000 during the first quarter of 2000 in order to reinvest the proceeds at a higher interest rate, thus increasing the overall yield on the investment portfolio throughout the remainder of the year. This transaction, while creating a small loss initially, increased interest income on investments by approximately $270,000 during the remainder of 2000.

     The market interest rate environment also heavily influences revenue from mortgage banking activities. Revenue from mortgage loan sales during early 1999 and 1998 reflected strong secondary market originations, sales volume, and increased income realized from the sale of most loans with servicing released. This period generally exhibited lower, more stable interest rates. From 1999 through 2000, an overall increase in market interest rates led to fewer secondary market loan originations resulting in reduced mortgage banking revenue. Proceeds from sales of loans were $114 million, $211 million, and $272 million in 2000, 1999, and 1998, respectively. Net gains from sales of loans closely tracks secondary market loan origination volume. Net gains as a percentage of loans sold were 1.26%, 1.43%, and 1.59% in 2000, 1999, and 1998, respectively. Management anticipates an increase in mortgage banking activities in the near term resulting from a decline in secondary interest rates since year-end 2000.

     Other non-interest income increased 21% to $1.3 million in 2000 compared to $1.1 million in 1999. This increase is largely attributable to the Bank's trust business initiative and an increase in debit card transaction fees.

NON-INTEREST EXPENSE

     Total non-interest expense increased by 7% to $40.0 million in 2000 compared to $37.4 million in 1999. Significant factors impacting this increase included a full year of operation expenses attributable to new banking centers, republicbank.com, and the loan production office in southern Indiana. Non-interest expense increased from $33.5 million in 1998 to $37.4 million in 1999. Similar expansion activities occurred in 1999 that also accounted for the majority of the increase from 1998 to 1999. Moderate increases in non-interest expense are likely to continue going forward as Republic anticipates opening a separately chartered bank in southern Indiana during 2001.

     Non-interest expense levels are often measured using an efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income). A lower efficiency ratio is indicative of higher bank performance. Excluding its one-time gains from the sale of deposits and related fixed assets, Republic's efficiency ratio was 66% in 2000 compared to 65% in 1999 and 62% in 1998.


TABLE 5 - ANALYSIS OF NON-INTEREST EXPENSE
                                                                                                           PERCENT INCREASE/DECREASE
Year Ended in December 31, (DOLLARS IN THOUSANDS)              2000           1999          1998           2000/99          1999/98
                                                               ----           ----          ----           ---------        -------

Salaries and employee benefits ......................        $20,519        $20,661        $16,968             (1%)             22%
Occupancy and equipment .............................          8,825          7,632          7,423             16                3
Communication and transportation ....................          2,084          1,716          1,703             21                1
Marketing and development ...........................          1,555          1,266          1,372             23               (8)
Supplies ............................................            994            940          1,066              6              (12)
Other ...............................................          6,052          5,168          5,001             17                3

Total ...............................................        $40,029        $37,383        $33,533              7%              11%

     Salary and employee benefits expense decreased approximately 1% at year-end 2000 after an increase of approximately 22% in 1999 over 1998. Republic's overall staffing level decreased slightly to 462 full-time equivalent employees ("FTE's") at December 31, 2000, compared to 467 FTE's at December 31, 1999. The decline in FTE's and salary and benefit expense is directly attributable to centralization of the loan processing and administration functions during January 2000, which offset increased staffing requirements for new banking centers and annual merit pay increases. The increases in salaries and employee benefits during 1999 were attributable to several factors. Republic opened a new banking center, a loan production office and moved into permanent facilities in Springhurst banking center, while also expanding its commercial lending, cash management and trust activities. Annual merit salary increases were also awarded. Additional expense was recognized, as well, as a result of the formation of the Employee Stock Ownership Plan ("ESOP") in January 1999.

     Occupancy and equipment and communication and transportation expenses increased in 2000 compared to 1999 due to a full year of operation of the Bank's Springhurst, Fern Creek and Prospect banking centers, republicbank.com, and the loan production office in Southern Indiana. Marketing and development increased 23% during 2000 primarily because of expenses associated with the "Free checking" and "Overdraft Honor" promotions as well as additional expenses associated with the marketing of Refunds Now products.

     Other non-interest expense was up 17% over 1999 as the Bank incurred a fraud loss associated with an isolated transaction of approximately $300,000. Additionally, legal fees increased in 2000 as a result of two active lawsuits during the year, one of which has been finally resolved. Continued litigation expense is anticipated in 2001, on a patent infringement lawsuit which is not expected to be resolved in the near term.

FINANCIAL CONDITION

LOAN PORTFOLIO

     Republic experienced record overall loan growth during 2000 as net loans increased $105 million to $1.1 billion at December 31, 2000. Loan growth was particularly strong in the commercial real estate portfolio as the Company continued its focus in this area. Commercial real estate lending remains primarily concentrated within the Bank's existing markets, and is principally comprised of loans secured by multi-family investment properties, single-family developments, medical facilities, small business owner-occupied offices, retail properties and golf courses. In conjunction with its commercial real estate lending, emphasis has also been placed on acquiring the associated deposit relationships from these loan clients. Overall, the centralized commercial lending area increased its sales staff from four at the beginning of 2000 to eight at the end of the year.

     The residential real estate loan portfolio declined slightly by $3 million to $633 million at December 31, 2000. The market interest rate environment negatively influenced residential real estate originations as the trend toward higher market interest rates, beginning the second quarter of 1999, continued through 2000. Higher market interest rates generally acted to slow residential home purchases and refinancing activity. Given the current market rate condition subsequent to December 31, 2000, management does not anticipate that the Bank's residential loan portfolio will increase in the near term as the majority of residential real estate loans are expected to be sold into the secondary market. Therefore, economic factors have resulted in increased efforts to attract higher yielding commercial real estate loans to offset the moderate decrease in residential loan originations within the Bank's portfolio.

     Republic's consumer loans have decreased from $42 million at December 31, 1999 to $33 million at December 31, 2000. Consumer lending is not a key bank initiative and therefore is not typically promoted through marketing efforts. The Bank does provide basic consumer loan products to its current customer base but management does not intend to actively grow this line of business due to the smaller loan amounts, higher origination costs and generally higher risk factors associated with these loans. The consumer loan portfolio also includes the "All Purpose" and "Pre Approved" unsecured loan program products. Republic is no longer originating these particular unsecured products and has elected to allow the remaining outstandings represented by these relatively small portfolios to continue to paydown. These portfolios had $8 million in outstandings at December 31, 1999 compared to $3 million at December 31, 2000. Because of these factors, it is likely that the consumer component of the Bank's total loan portfolio will continue to reduce in the near term.



TABLE 6 - LOANS BY TYPE
                                                                                        As of December 31,

(DOLLARS IN THOUSANDS)                            2000               1999              1998               1997                1996
                                                  ----               ----              ----               ----                ----


Real estate:
  Residential .......................         $  633,328         $  636,012         $  520,583         $  480,874         $  457,204
  Commercial ........................            256,834            163,064            118,293             76,306             59,086
  Construction ......................             77,437             63,928             47,396             37,940             32,130
Commercial ..........................             30,008             31,411             26,381             21,552             25,115
Consumer ............................             32,662             42,408             59,874             86,061            124,974
Home Equity .........................            115,467            103,833            106,845            102,512             69,572

Total Loans .........................         $1,145,736         $1,040,656         $  879,372         $  805,245         $  768,081


     Republic's mortgage banking operation generates originations and subsequent sales of first mortgage residential loans into the secondary market. This operation primarily sells fixed rate loan originations in the secondary market without recourse. During 2000, Republic sold $112 million in residential mortgage loans into the secondary market compared to $208 million in 1999. At the end of 2000, Republic was servicing $187 million in mortgage loans for other investors compared to $199 million in 1999 and $220 million in 1998. The decline in the mortgage banking servicing portfolio from 1997 to 2000 resulted from management's decision to sell a majority of its originations on a servicing released basis, combined with regularly scheduled loan principal paydowns in the servicing portfolio.

     Table  7  illustrates   Republic's  fixed  rate  maturities  and  repricing
frequency for the loan portfolio:


TABLE 7 - SELECTED LOAN DISTRIBUTION
                                                                                     ONE               OVER ONE              OVER
                                                                                     YEAR            THROUGH FIVE            FIVE
As of December 31, 2000 (DOLLARS IN THOUSANDS)                   TOTAL              OR LESS             YEARS                YEARS
                                                                 -----              -------          ------------            -----

Fixed rate maturities ..............................          $  148,508          $   47,315          $   52,106          $   49,087
Variable rate repricing frequency ..................             997,228             466,375             428,923             101,930

Total ..............................................          $1,145,736          $  513,690          $  481,029          $  151,017

ALLOWANCE AND PROVISION FOR LOAN LOSSES

     The provision for loan losses was $1.4 million for the year ended December 31, 2000, compared to $1.8 million for 1999 and $3.1 million for 1998. Net charge-offs were $1.4 million during 2000 compared to $1.8 million and $3.4 million for 1999 and 1998, respectively.

     The allowance for loan losses remained constant at $7.9 million for both December 31, 2000 and 1999. Republic's allowance to total loan ratio was 0.69% at December 31, 2000 compared to 0.76% at December 31, 1999. This change in the allowance reflects a slight reduction in overall portfolio risk due to the decreased outstandings in the Bank's unsecured consumer loan portfolio and management's historical portfolio performance analysis. As the overall loan portfolio outstandings have increased, unsecured consumer loans have been principally replaced by secured commercial real estate loans. Management is monitoring the commercial real estate loan portfolio closely, recognizing that commercial real estate loans carry a greater risk of loss than residential real estate loans, and believes it has provided an adequate component within the allowance for loans associated with its enhanced commercial real estate lending activity.

     The allowance for loan losses is regularly evaluated by management and maintained at a level believed to be adequate to absorb loan losses in the Bank's combined lending portfolios. Periodic provisions to the allowance are made when determined by management to be warranted. The amount of the provision for loan losses necessary to maintain an adequate allowance is based upon an assessment of current economic conditions, analysis of periodic internal loan reviews, delinquency trends and ratios, changes in the mixture and levels of the various categories of loans, historical charge-offs, recoveries, and other information. Management believes, based on information presently available, that it has adequately provided for loan losses at December 31, 2000. Although management believes it uses the best information available to make allowance provisions, future adjustments, which could be material, may be necessary if management's assumptions differ significantly from the loan portfolios' actual performance.



TABLE 8 - SUMMARY OF LOAN LOSS EXPERIENCE
                                                                                               Year Ended in December 31,
(DOLLARS IN THOUSANDS)                                                       2000        1999        1998        1997        1996
                                                                             ----        ----        ----        ----        ----

Allowance for loan losses at beginning of year .........................   $ 7,862     $ 7,862     $ 8,176     $ 6,241     $ 3,695

Charge-offs:
   Real estate .........................................................    (1,005)       (593)     (1,017)       (358)       (242)
   Commercial ..........................................................       (51)        (97)        (79)        (43)        (22)
   Consumer ............................................................    (1,234)     (1,708)     (2,828)     (5,458)     (6,865)
     Total .............................................................    (2,290)     (2,398)     (3,924)     (5,859)     (7,129)
Recoveries:
   Real estate .........................................................        48          15           7          23         290
   Commercial ..........................................................        15           8           4
   Consumer ............................................................       845         569         489         520         236
     Total .............................................................       908         592         500         543         526
Net loan charge-offs ...................................................    (1,382)     (1,806)     (3,424)     (5,316)     (6,603)
Provision for loan losses ..............................................     1,382       1,806       3,110       7,251       9,149
Allowance for loan losses at end of year ...............................   $ 7,862     $ 7,862     $ 7,862     $ 8,176     $ 6,241

Ratios:
   Allowance for loan losses to total loans ............................      0.69%       0.76%       0.89%       1.02%       0.81%
   Net loan charge-offs to average loans outstanding for the period ....      0.12        0.19        0.40        0.66        0.91
   Allowance for loan losses to non-performing loans ...................       193         213         158         115          78

     The following table depicts management's allocation of the allowance for loan losses by loan type. Allowance funding and allocation is based on management's assessment of economic conditions, past loss experience, loan volume, past-due history and other factors. Since these factors and management's assumptions are subject to change, the allocation is not necessarily indicative of future loan portfolio performance.


TABLE 9 - MANAGEMENT'S ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                                                              As of December 31,
                                                      2000                            1999                            1998
                                                      ----                            ----                            ----
                                                             Percent                          Percent                        Percent
                                                            of Loans                         of Loans                       of Loans
                                                            to Total                         to Total                       to Total
(DOLLARS IN THOUSANDS)                   ALLOWANCE            LOANS       ALLOWANCE            LOANS       ALLOWANCE          LOANS


Real estate .....................          $6,960              84%          $6,235              83%          $5,729            78%
Commercial ......................             385               3              483               3              265             3
Consumer ........................             517              13            1,144              14            1,868            19

Total ...........................          $7,862             100%          $7,862             100%          $7,862           100%

ASSET QUALITY

     Loans (including impaired loans under SFAS 114 and 118 but excluding consumer loans) are placed on non-accrual status when they become past due 90 days or more as to principal or interest, unless they are adequately secured and in the process of collection. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Consumer loans are not placed on non-accrual status, but are reviewed and charged off when they reach 120 days past due. At December 31, 2000, Republic had $116,000 in consumer loans 90 days or more past due compared to $97,000 at December 31, 1999.

     Total non-performing loans increased from $3.7 million at December 31, 1999, to $4.1 million at December 31, 2000, with approximately $600,000 of that total attributable to one commercial real estate loan. Management does not consider the overall increase in non-performing loans during the period to be material or indicative of any adverse change in overall asset quality. These non-performing loans are primarily real estate secured and historically, Republic's security interests in real estate secured loans have been generally adequate to limit the Bank's exposure to significant loss.


TABLE 10 - NON-PERFORMING ASSETS
                                                                                          As of December 31,
(DOLLARS IN THOUSANDS)                                                2000          1999          1998          1997          1996
                                                                      ----          ----          ----          ----          ----

Loans on non-accrual status(1) ...............................       $3,100        $2,721        $3,258        $2,676        $3,055
Loans past due 90 days or more ...............................          984           968         1,731         4,459         4,955
Total non-performing loans ...................................        4,084         3,689         4,989         7,135         8,010
Other real estate owned ......................................          478           218           540            22           104
Total non-performing assets ..................................       $4,562        $3,907        $5,529        $7,157        $8,114
Percentage of non-performing loans to total loans ............         0.36%         0.35%         0.57%         0.90%         1.04%
Percentage of non-performing assets to total loans ...........         0.40          0.38          0.63          0.90          1.06

------
(1) LOANS ON NON-ACCRUAL STATUS INCLUDES IMPAIRED LOANS. SEE NOTE 4 TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR ADDITIONAL DISCUSSION ON IMPAIRED LOANS.

     Republic defines impaired loans to be those commercial loans greater than $499,999 that management has classified as doubtful (collection of total amount due is highly questionable or improbable) or loss (all or a portion of the loan has been written off or a specific allowance for loss has been provided). Republic's policy is to charge off all or that portion of its investment in an impaired loan upon a determination that it is probable the full amount will not be collected. Impaired loans, consisting of two commercial real estate loans, decreased from $1.0 million at December 31, 1999 to $767,000 at December 31, 2000. The decrease was a result of a portion of one of these loans being written down to its net realizable value.

INVESTMENT SECURITIES


TABLE 11 - SECURITIES PORTFOLIO

                                                                                           December 31,
(IN THOUSANDS)                                                    2000           1999           1998           1997           1996
                                                                  ----           ----           ----           ----           ----

Securities Available for Sale:
  U.S. Treasury and government agencies .................       $ 87,309       $ 97,029       $123,976       $ 44,559       $107,937
  Agency mortgage-backed securities .....................         65,556         66,340         47,806         49,267
  Corporate bonds .......................................         18,810         18,258         15,154
  Other securities ......................................            125
                                                                --------       --------       --------       --------       --------
        Total Securities Available for Sale .............        171,800        181,627        186,936         93,826        107,937
Securities Held to Maturity:
  U.S. Treasury and government agencies .................         40,375         25,353         25,422         93,693        168,797
  States and political subdivisions .....................            275          3,775          4,077          4,270          4,458
  Agency mortgage-backed securities .....................         63,118          3,803            486            583            663
                                                                --------       --------       --------       --------       --------
        Total Securities Held to Maturity ...............        103,768         32,931         29,985         98,546        173,918
                                                                --------       --------       --------       --------       --------
           Total ........................................       $275,568       $214,558       $216,921       $192,372       $281,855
                                                                ========       ========       ========       ========       ========

     The investment portfolio primarily consists of U.S. Treasury and U.S. Government Agency obligations, corporate bonds and mortgage-backed securities. The mortgage-backed securities (MBS) consist of 15-year fixed and 7-year balloon mortgage securities, underwritten and guaranteed by GNMA, FHLMC and FNMA.

     Securities available for sale decreased slightly from $182 million at December 31, 1999 to $172 million at December 31, 2000. Securities available for sale have a weighted average maturity of 2.8 years. Securities in the held to maturity portfolio increased from $33 million at December 31, 1999 to $104 million at December 31, 2000. The growth in securities to be held to maturity was primarily the result of a management securities growth initiative. Under this initiative, Republic purchased approximately $50 million in floating-rate one-month LIBOR-indexed collateralized mortgage-backed securities (CMOs) with funds obtained from floating-rate FHLB borrowings and repurchase agreements, locking in a spread of approximately one percent on the transaction. At December 31, 2000, securities to be held to maturity have a weighted average maturity of
3.0 years. On January 1, 2001, Republic reclassified substantially all of its securities to be held to maturity into the available for sale category as permitted by the provisions of SFAS No. 133. During January 2001, Republic sold $44 million of CMOs for a approximate gain of $439,000 and paid off the corresponding borrowings and repurchase agreements.


TABLE 12 - INVESTMENT SECURITIES AVAILABLE FOR SALE

                                                                                           AS OF DECEMBER 31, 2000
                                                                                                            AVERAGE         WEIGHTED
                                                                           AMORTIZED                        MATURITY        AVERAGE
(DOLLARS IN THOUSANDS)                                                        COST         FAIR VALUE       IN YEARS         YIELD


U.S. Treasury and U.S. Government Agencies:
   Within one year .............................................           $ 40,618         $ 40,489           0.4            5.20%
   Over one through five years .................................             46,633           46,820           2.0            5.90
Total U.S. Treasury and Government Agencies ....................             87,251           87,309           1.4            5.58
Corporate Bonds
   Over one through five years .................................             19,205           18,810           2.8            5.64
Total corporate bonds ..........................................             19,205           18,810           2.8            5.64
Total mortgage-backed securities ...............................             65,904           65,556           4.6            6.23
Total other securities .........................................                125              125           2.4            4.31
Total available for sale investment securities .................           $172,485         $171,800           2.8            5.83


TABLE 13 -INVESTMENT SECURITIES HELD TO MATURITY

                                                                                           AS OF DECEMBER 31, 2000
                                                                                                            AVERAGE         WEIGHTED
                                                                           AMORTIZED                        MATURITY        AVERAGE
(DOLLARS IN THOUSANDS)                                                        COST         FAIR VALUE       IN YEARS         YIELD


U.S. Treasury and U.S. Government Agencies:
   Within one year .............................................           $  9,972         $  9,984           0.7            6.20%
   Over one through five years .................................             30,403           30,597           0.7            6.79
   Total U.S. Treasury and Government Agencies .................             40,375           40,581           0.7            6.64
Obligations of states and political subdivision:
   Within one year .............................................                 75               75           0.4            7.12
   Over one through five years .................................                200              202           2.0            7.27
   Total obligations of state and political subdivisions .......                275              277           1.6            7.23
   Total mortgage-backed securities ............................             63,118           63,324           4.4            7.50
Total held to maturity investment securities ...................           $103,768         $104,182           3.0            7.17


DEPOSITS

     Total deposits were $864 million at December 31, 2000 compared to $801 million at December 31, 1999. Republic's growth in deposits was the result of management's emphasis on retail deposit gathering and its commercial cash management program. In addition to the growth in deposits, Republic was also successful in positively changing its deposit mix by increasing non-interest bearing deposits. Money market CDs increased 78% during 2000 as the Bank began offering this as one of its premier rate deposit products. Brokered CDs declined by $16 million due to maturities. Management does not plan to seek additional brokered deposits in the near term. The 16% increase in certificates of deposit greater than $100,000 during 2000 is attributable to a growth in market share of these jumbo certificates that was obtained throughout the Bank's retail banking centers. Non-interest bearing deposits increased 27% due to an increase in small business clients obtained primarily through personal cash management department calling efforts.


TABLE 14 - DEPOSITS

                                                                                            December 31,
(IN THOUSANDS)                                                    2000           1999           1998           1997           1996
                                                                  ----           ----           ----           ----           ----


Demand (NOW, SuperNOW and Money Market) .................       $206,511       $204,071       $179,804       $118,870       $116,180
Savings .................................................         12,584         12,158         12,330         12,165         14,840
Money market certificates of deposit ....................         76,818         43,152         35,139         41,307         63,423
Individual retirement accounts ..........................         32,933         29,380         23,353         30,167         35,845
Certificates of deposit, $100,000 and over ..............        106,313         91,848         77,365         63,045         60,890
Other certificates of deposit ...........................        321,185        319,558        309,938        352,478        374,864
Brokered deposits .......................................            100         16,486         28,873         47,653         50,130

Total interest bearing deposits .........................        756,444        716,653        666,802        665,685        716,172
Total non-interest bearing deposits .....................        107,317         84,256         80,345         65,913         66,969

Total ...................................................       $863,761       $800,909       $747,147       $731,598       $783,141

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS

     Short-term borrowings consist of repurchase agreements and overnight liabilities to retail business clients arising from Republic's cash management program. While effectively deposit equivalents, these arrangements consist of securities sold under agreements to repurchase and liabilities secured by private insurance. Short-term borrowings increased from $216 million at December 31, 1999, to $263 million at December 31, 2000. Approximately $30 million of this increase is related to the securities growth initiative through which Republic purchased CMOs and used a floating-rate repurchase agreement and floating rate FHLB advances, securing approximately a one percent spread on the transaction. The remainder of the increase is primarily related to funds received from three large cash management clients. These funds are subject to daily fluctuation.

OTHER BORROWED FUNDS

     Other borrowed funds, which consist principally of FHLB advances, increased from $231 million at December 31, 1999 to $246 million at December 31, 2000. A portion of these borrowings was utilized to purchase CMO investment securities. (SEE DISCUSSION IN NET INTEREST INCOME ANALYSIS ON PAGE 18.) Republic's management expects to continue to use FHLB borrowings as a source of funds in addition to retail deposits. The need for additional FHLB borrowings above current levels will be evaluated by management, with consideration given to the growth of the Bank's loan portfolio, liquidity needs, cost of deposits, market conditions and other factors. As of December 31, 2000, Republic had the capacity and approval to increase its borrowings from the FHLB by an additional $118 million.

LIQUIDITY

     Republic maintains sufficient liquidity to fund short-term loan demand and routine deposit withdrawal activity by the Bank's clients. Liquidity is managed by retaining sufficient liquid assets in the form of investment securities and core deposits to meet the Bank's funding needs as well as client demand. Funding and cash flows can also be realized from the available-for-sale portion of the securities portfolio and paydowns from the loan portfolio. Republic's banking centers also provide access to their respective retail deposit markets. Approximately $108 million of deposits, repurchase agreements and other short-term borrowings secured by private insurance bonds are attributable to three customer relationships at December 31, 2000. These funds are short-term in nature and subject to fluctuation or immediate withdrawal by these entities. Should these funds be withdrawn, Republic has the ability to replenish them through numerous funding sources. Republic has established lines of credit with other financial institutions, the FHLB and brokerage firms. While Republic is able to utilize alternative funding sources in order to meet liquidity requirements, FHLB borrowings remain a significant component of management's balance sheet strategy.

CAPITAL

     On January 29,  1999,  Republic  formed an Employee  Stock  Ownership  Plan
(ESOP) for the benefit of its employees. The ESOP borrowed $3.9 million from the Parent Company and purchased 300,000 shares of Class A Common Stock. The transaction resulted in a reduction in capital of $3.6 million during 1999.

     In July 1998 Republic sold 2 million shares of its Class A Common Stock at an initial offering price of $13 per share and received approximately $23.6 million in proceeds. The stock offering proceeds further strengthened Republic's capital base and are being utilized for banking center expansion, broadening existing business lines and other general corporate purposes.

     Republic's board of directors approved a Class A share repurchase program of 500,000 shares during 1998 and 1999. Under the repurchase program, Republic has repurchased approximately 441,000 shares as of December 31, 2000 with a weighted average cost of $9.99, at a total cost of $4.4 million.

     Republic plans to purchase up to seven percent of the Company's Class A Common Stock through a modified Dutch auction tender offer. The Company's management and Board of Directors believe that the Company's business strategies, coupled with the current market price of its shares of Class A Common Stock, make the purchase of the shares pursuant to the terms and conditions of the offer an attractive investment opportunity. The Company plans to purchase up to 1,000,000 shares of the Company's Class A Common stock at a price between $8.00 and $10.00 per share. Republic has reserved the right to increase the number of shares purchased by approximately 295,000 shares. Shareholders who are considering a sale of all or a portion of their shares will have the opportunity to determine the price or prices at which they are willing to sell their shares, without the usual transaction costs associated with market sales. The offer to purchase commenced February 12, 2001 and expired on March 13, 2001. On March 13, 2001, preliminary results indicate that approximately 747,325 shares were tendered.

     Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Total capital increased $13 million during 2000 to $117 million. This increase was attributable to net income achieved during 2000 and an improvement in the accumulated other comprehensive income (loss) category as market interest rates declined favorably at year-end 2000, leading to an increase in the value of the available for sale security portfolio. Republic continues to exceed the regulatory requirements for Tier I, Tier I leverage and total risk-based capital. The Bank intends to maintain a capital position that meets or exceeds the "well capitalized" requirements as defined by the FDIC. See
Note 13 to the Consolidated Financial Statements.

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

     Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, while maintaining acceptable net interest income. Interest rate risk is the exposure to adverse changes in the net interest income as a result of market fluctuations in interest rates. Management, on an ongoing basis, monitors interest rate and liquidity risk in order to maintain the ability to quickly implement appropriate funding and balance sheet strategies. Management considers market interest rate risk to be Republic's most significant ongoing business risk consideration.

     Republic utilizes an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effects on net interest income are then evaluated through the application of management's assumptions within the model. The model projects the effect of instantaneous movements in interest rates of both 100 and 200 basis points. Assumptions based on the historical behavior of Republic's deposit rates and balances in relation to changes in interest rates are incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes, actual variations from the managerial assumptions utilized under the model, as well as changes in market conditions and the application and timing of various management strategies.

     Republic's interest sensitivity profile changed positively from December 31, 1999 to December 31, 2000. Given a sustained 100 basis point downward shock to the yield curve used in the simulation model, Republic's base net interest income would increase by an estimated 2.22% at December 31, 2000 compared to an increase of 2.47% at December 31, 1999. Given a 100 basis point increase in the yield curve Republic's base net interest income would decrease by an estimated 3.85% at December 31, 2000 compared to a decrease of 4.49% at December 31, 1999.

     The interest sensitivity profile of Republic at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities as well as their relative pricing schedules. It is also influenced by market interest rates, deposit growth, loan growth, and other factors. Republic is liability sensitive in that its deposits and borrowings are likely to reprice faster in response to changing market conditions than its loan portfolio. The table below is representative only and is not a precise measurement of the effect of changing interest rates on Republic's net interest income in the future.

     Tables  15  &  16  illustrate   Republic's  estimated  annualized  earnings
sensitivity profile based on the asset/liability model as of year-end 2000 and year-end 1999:


TABLE 15 - INTEREST RATE SENSITIVITY FOR 2000

                                                      Decrease in Rates                                    Increase in Rates
                                               ------------------------------                       -------------------------------
                                                   200               100                                100                200
(DOLLARS IN THOUSANDS)                         Basis Points      Basis Points           BASE        Basis Points       Basis Points
                                               ------------      ------------           ----        ------------       ------------

PROJECTED INTEREST INCOME
Loans ...................................        $ 100,645         $ 105,004         $ 108,130        $ 112,093          $ 115,729
Investments .............................           14,868            16,447            18,160           19,738             21,027
Short-term investments ..................              246               194               162               89                106
TOTAL INTEREST INCOME ...................          115,759           121,645           126,452          131,920            136,862

PROJECTED INTEREST EXPENSE
Deposits ................................           35,333            40,182            43,051           47,458             51,500
Other borrowings ........................           23,709            26,784            29,911           33,031             36,026
TOTAL INTEREST EXPENSE ..................           59,042            66,966            72,962           80,489             87,526

NET INTEREST INCOME .....................        $  56,717         $  54,679         $  53,490        $  51,431          $  49,336
Change from base ........................        $   3,227         $   1,189                          $  (2,059)         $  (4,154)
% Change from base ......................             6.03%             2.22%                             (3.85)%            (7.77)%


TABLE 16 - INTEREST RATE SENSITIVITY FOR 1999

                                                      DECREASE IN RATES                                    INCREASE IN RATES
                                               ------------------------------                       -------------------------------
                                                   200               100                                100                200
(DOLLARS IN THOUSANDS)                         BASIS POINTS      BASIS POINTS           BASE        BASIS POINTS       BASIS POINTS
                                               ------------      ------------           ----        ------------       ------------

PROJECTED INTEREST INCOME
Loans...................................         $  82,805         $  87,101         $  92,825        $  97,350          $ 101,418
Investments.............................            13,311            13,862            14,191           14,565             14,914
Short-term investments..................               353               871               585              613                631
TOTAL INTEREST INCOME...................            96,469           101,834           107,601          112,528            116,963

PROJECTED INTEREST EXPENSE
Deposits................................            28,261            31,367            34,736           38,277             41,834
Other borrowings........................            16,622            20,047            23,661           27,256             30,866
TOTAL INTEREST EXPENSE..................            44,883            51,414            58,397           65,533             72,700

NET INTEREST INCOME.....................         $  51,586         $  50,420         $  49,204        $  46,995          $  44,263
Change from base........................         $   2,382         $   1,216                          $  (2,209)         $  (4,941)
% Change from base......................              4.84%             2.47%                             (4.49)%           (10.04)%


MARKET AND DIVIDEND INFORMATION

     Republic's Class A Common Stock is traded on the Nasdaq National Market System (NASDAQ) under the symbol "RBCAA". The following table sets forth the high and low prices of the Class A Common Stock and the dividends paid on the Class A Common Stock and Class B Common Stock during the past two years.

                               2000
------------------------------------------------------------------
           CLASS A COMMON STOCK
                  MARKET VALUE                    DIVIDEND
QUARTER ENDED    HIGH      LOW            CLASS A          CLASS B
-------------------------------          -------------------------
March 31        $ 9.81   $ 7.88          $ 0.03575        $ 0.0325
June 30          10.06     6.38            0.03575          0.0325
September 30      8.63     6.75            0.03575          0.0325
December 31       7.00     5.63            0.04400          0.0400

                               1999
------------------------------------------------------------------
            Class A Common Stock
                  Market Value                    Dividend
Quarter Ended    High      Low            Class A          Class B
-------------------------------          -------------------------
March 31        $13.00   $11.00          $ 0.02750        $ 0.0250
June 30          12.00    10.63            0.02750          0.0250
September 30     11.63     9.00            0.02750          0.0250
December 31       9.94     8.31            0.03575          0.0325


     There is no established public trading market for the Class B Common Stock, and there was no established public trading market for the Class A Common Stock prior to July 21, 1998. At February 12, 2001, the Class A Common Stock was held by 759 shareholders of record, and the Class B Common Stock was held by 257 shareholders of record. The Company intends to continue its historical practice of paying quarterly cash dividends although there is no assurance by the board of directors that such dividends will continue to be paid in the future. The payment of dividends in the future is dependent on future income, financial position, capital requirements, the discretion and judgment of the Board of Directors and other considerations. In addition, the payment of dividends is subject to the regulatory restrictions described in Note 13 to the Company's consolidated financial statements.

                              [CROWE CHIZEK LOGO]

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of Republic Bancorp, Inc.

     We have audited the accompanying consolidated balance sheets of Republic Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of Republic's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancorp, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 2000, in conformity with generally accepted accounting principles.


/S/ Crowe, Chizek and Company, LLP

Crowe, Chizek and Company LLP
Louisville, Kentucky
January 11, 2001

REPUBLIC BANCORP, INC. AND SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS


December 31, 2000 and 1999 (IN THOUSANDS, EXCEPT SHARE DATA)
------------------------------------------------------------------------------------------

                                                                    2000             1999
ASSETS:
  Cash and cash equivalents:
      Cash and due from banks                                   $   40,215      $   20,827
      Federal funds sold                                                            46,700
                                                                ----------      ----------
           Total cash and cash equivalents                          40,215          67,527

  Securities available for sale                                    171,800         181,627
  Securities to be held to maturity                                103,768          32,931
  Mortgage loans held for sale                                       5,229           7,408
  Loans, less allowance for loan losses
    of $7,862 (2000 and 1999)                                    1,136,531       1,031,512
  Federal Home Loan Bank stock                                      16,171          15,054
  Premises and equipment, net                                       19,573          18,986
  Other assets and accrued interest receivable                      14,785          13,938
                                                                ----------      ----------
      TOTAL                                                     $1,508,072      $1,368,983
                                                                ==========      ==========
LIABILITIES:
  Deposits:
      Non-interest bearing                                      $  107,317      $   84,256
      Interest bearing                                             756,444         716,653
  Securities sold under agreements to repurchase
    and other short-term borrowings                                263,001         215,718
  Other borrowed funds                                             246,050         231,383
  Guaranteed preferred beneficial interests in
    Republic's subordinated debentures                               6,352           6,352
  Other liabilities and accrued interest payable                    11,966          10,851
                                                                ----------      ----------
      Total liabilities                                          1,391,130       1,265,213

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock, no par value, 100,000 shares
    authorized
  Series A 8.5% noncumulative convertible
  Class A common stock, no par value, 30,000,000
    shares authorized, 14,511,976 shares (2000) and
    14,536,337 shares (1999) issued and outstanding;
    Class B common stock, no par value, 5,000,000 shares
    authorized, 2,104,735 shares (2000) and 2,142,149
    shares (1999) issued and outstanding                             4,079           4,099
  Additional paid-in capital                                        33,294          33,617
  Retained earnings                                                 83,345          73,600
  Unearned shares in employee stock ownership plan                  (3,324)         (3,620)
  Accumulated other comprehensive income (loss)                       (452)         (3,926)
                                                                ----------      ----------
      Total stockholders' equity                                   116,942         103,770
                                                                ----------      ----------
                                                                $1,508,072      $1,368,983
                                                                ==========      ==========
SEE ACCOMPANYING NOTES.


CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME


Years Ended December 31, 2000, 1999 and 1998 (IN THOUSANDS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------

                                                    2000        1999        1998
INTEREST INCOME:
  Loans, including fees                           $100,422    $ 83,581    $ 77,919
  Securities
   Taxable                                          16,309      12,260      12,851
   Non-taxable                                          89          95         112
  Other                                              1,840       1,221       1,785
                                                  --------    --------    --------
      Total interest income                        118,660      97,157      92,667
                                                  --------    --------    --------

INTEREST EXPENSE:
  Deposits                                          37,521      32,686      34,221
  Securities sold under agreements to
    repurchase and short-term borrowings            13,819       5,656       4,869
  Other borrowed funds                              15,511      11,210      11,084
                                                  --------    --------    --------
      Total interest expense                        66,851      49,552      50,174
                                                  --------    --------    --------
NET INTEREST INCOME                                 51,809      47,605      42,493

PROVISION FOR LOAN LOSSES                            1,382       1,806       3,110
                                                  --------    --------    --------
NET INTEREST INCOME AFTER PROVISION
  FOR LOAN LOSSES                                   50,427      45,799      39,383
                                                  --------    --------    --------
NON-INTEREST INCOME:
  Service charges on deposit accounts                4,410       3,653       3,255
  Electronic refund check fees                       1,070       1,238         380
  Other service charges and fees                       442         489         441
  Loan servicing income                                363         455         598
  Net gain on sale of mortgage loans                 1,417       2,974       4,326
  Net gain (loss) on sale of securities               (161)        184       1,139
  Net gain on sale of deposits                                               4,116
  Other                                              1,318       1,091       1,257
                                                  --------    --------    --------
      Total non-interest income                      8,859      10,084      15,512
                                                  --------    --------    --------

NON-INTEREST EXPENSE:
  Salaries and employee benefits                    20,519      20,661      16,968
  Occupancy and equipment                            8,825       7,632       7,423
  Communication and transportation                   2,084       1,716       1,703
  Marketing and development                          1,555       1,266       1,372
  Supplies                                             994         940       1,066
  Other                                              6,052       5,168       5,001
                                                  --------    --------    --------
      Total non-interest expense                    40,029      37,383      33,533
                                                  --------    --------    --------
INCOME BEFORE INCOME TAXES                          19,257      18,500      21,362

INCOME TAXES                                         6,336       6,248       7,606
                                                  --------    --------    --------
NET INCOME                                        $ 12,921    $ 12,252    $ 13,756
                                                  ========    ========    ========
OTHER COMPREHENSIVE INCOME (LOSS),
  NET OF TAX:
    Change in unrealized gain (loss)
      on securities                               $  3,368    $ (4,015)   $  1,004
    Reclassification of realized amount                106        (121)       (740)
                                                  --------    --------    --------
    Net unrealized gain (loss) recognized
      in comprehensive income                        3,474      (4,136)        264
                                                  --------    --------    --------
COMPREHENSIVE INCOME                              $ 16,395    $  8,116    $ 14,020
                                                  ========    ========    ========
EARNINGS PER SHARE, BASIC
     Class A                                      $   0.78    $   0.73    $   0.87
     Class B                                          0.77        0.72        0.86

EARNINGS PER SHARE ASSUMING DILUTION
     Class A                                          0.76        0.71        0.83
     Class B                                          0.75        0.69        0.82

SEE ACCOMPANYING NOTES.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


Years Ended December 31, 2000, 1999 and 1998 (IN THOUSANDS, EXCEPT PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                               Unearned
                                                                                               Shares in
                                               Common Stock                                    Employee    Accumulated      Total
                                        ---------------------------    Additional                Stock        Other         Stock-
                                        Class A   Class B               Paid-In     Retained   Ownership   Comprehensive    holders'
                                        Shares    Shares     Amount     Capital     Earnings     Plan      Income(Loss)     Equity
                                        -------   -------    ------    ----------   --------   ---------   -------------    --------
BALANCE, January 1, 1998                12,531     2,418     $3,613     $10,833     $53,994                 $   (54)       $ 68,386
Exercise of Common Stock options            34         5          7         148                                                 155
Issuance of Class A Common               2,000                  484      23,097                                              23,581
Repurchase of Class A Common               (52)                 (12)       (100)       (574)                                   (686)
Acquisition of Refunds Now                           230         55         (53)         30                                      32
Employee stock grant                         3                    1          40                                                  41
Conversion of Class B Common to
  Class A Common                           348      (348)
Conversion of Capital Trust
  Preferred to Class A Common                5                    1          49                                                  50
Dividends declared Common:
  Class A ($ 0.11 per share)                                                         (1,501)                                 (1,501)
  Class B ($ 0.10 per share)                                                           (236)                                   (236)
Net changes in accumulated other
  comprehensive income (loss)                                                                                   264             264
Net income                                                                           13,756                                  13,756
                                        ------    ------     ------     -------     -------     -------     -------        --------
BALANCE, December 31, 1998              14,869     2,305     $4,149     $34,014     $65,469                 $   210        $103,842
Exercise of Common Stock options            22         4          6          91                                                  97
Repurchase of Class A Common              (247)                 (57)       (489)     (2,167)                                 (2,713)
Conversion of Class B Common to
  Class A Common                           167      (167)
Conversion of Capital Trust
  Preferred to Class A Common                5                    1          49                                                  50
Purchase of 300,000 shares under
  the Employee Stock Ownership Plan       (300)                                                 $(3,873)                     (3,873)
Commitment of 19,612 shares to be
  released under the Employee Stock
  Ownership Plan                            20                              (48)                    253                         205
Dividends declared Common:
  Class A ($ 0.11825 per share)                                                      (1,721)                                 (1,721)
  Class B ($ 0.10750 per share)                                                        (233)                                   (233)
Net changes in accumulated other
  comprehensive income (loss)                                                                                (4,136)         (4,136)
Net income                                                                           12,252                                  12,252
                                        ------    ------     ------     -------     -------     -------     -------        --------
BALANCE, December 31, 1999              14,536     2,142     $4,099     $33,617     $73,600     $(3,620)    $(3,926)       $103,770
Exercise of Common Stock options            42        17         14          86                                                 100
Repurchase of Class A Common              (143)                 (34)       (283)       (691)                                 (1,008)
Conversion of Class B Common to
  Class A Common                            54       (54)
Commitment of 22,930 shares to be
  released under the Employee Stock
  Ownership Plan                            23                             (126)                    296                         170
Dividends declared Common:
  Class A ($ 0.15125 per share)                                                      (2,194)                                 (2,194)
  Class B ($ 0.13750 per share)                                                        (291)                                   (291)
Net changes in accumulated other
  comprehensive income (loss)                                                                                 3,474           3,474
Net income                                                                           12,921                                  12,921
                                        ------    ------     ------     -------     -------     -------     -------        --------
BALANCE, December 31, 2000              14,512     2,105     $4,079     $33,294     $83,345     $(3,324)    $  (452)       $116,942
                                        ======    ======     ======     =======     =======     =======     =======        ========
SEE ACCOMPANYING NOTES.

                                       34                                                                 35


CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2000, 1999 and 1998 (IN THOUSANDS)
------------------------------------------------------------------------------------------------------

                                                                    2000          1999          1998
OPERATING ACTIVITIES:
Net income                                                       $  12,921     $  12,252     $  13,756
Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation and amortization, net                               4,132         3,949         3,644
    FHLB stock dividends                                            (1,117)       (1,018)         (855)
    Provision for loan losses                                        1,382         1,806         3,110
    Net gain on sale of deposits                                                                (4,116)
    Net gain on sale of mortgage loans                              (1,417)       (2,974)       (4,326)
    Net (gain) loss on sale of securities                              161          (184)       (1,139)
    Proceeds from sale of mortgage loans held for sale             113,768       210,747       272,080
    Origination of mortgage loans held for sale                   (110,172)     (177,014)     (295,951)
    Employee stock grant                                                                            41
    Employee Stock Ownership Plan expense                              170           205
    Changes in assets and liabilities:
      Accrued interest receivable and other assets                  (1,196)        3,273           595
      Accrued interest payable and other liabilities                   998          (684)       (1,623)
                                                                 ---------     ---------     ---------
        Net cash provided by (used in) operating activities         19,630        50,358       (14,784)

INVESTING ACTIVITIES:
Purchases of securities available for sale                         (61,159)      (89,042)     (235,129)
Purchases of securities to be held to maturity                     (88,109)      (61,354)
Purchases of FHLB stock                                                                         (5,057)
Proceeds from maturities of securities to be held to maturity       17,438        58,544        68,827
Proceeds from maturities and paydowns of securities
    available for sale                                              48,248        67,546         9,094
Proceeds from sales of securities available for sale                27,569        20,244       133,867
Net increase in loans                                             (107,842)     (165,653)      (79,421)
Purchases of premises and equipment, net                            (4,613)       (6,724)       (6,409)
Cash acquired in acquisition of Refunds Now                                                         32
                                                                 ---------     ---------     ---------
        Net cash used in investing activities                     (168,468)     (176,439)     (114,196)

FINANCING ACTIVITIES:
Net increase in deposits                                            62,852        53,762        81,229
Sale of deposits                                                                               (61,564)
Net increase in securities sold under agreements
  to repurchase and other short-term borrowings                     47,283        67,059        37,522
Payments on other borrowed funds                                  (305,531)      (93,839)     (336,453)
Proceeds from other borrowed funds                                 320,198       135,000       402,270
Proceeds from issuance of Class A common stock                                                  23,581
Repurchase of Class A common stock                                  (1,008)       (2,713)         (686)
Proceeds from common stock options exercised                           100            97           155
Purchase of shares for Employee Stock Ownership Plan                              (3,873)
Cash dividends paid                                                 (2,368)       (1,831)       (1,674)
                                                                 ---------     ---------     ---------
        Net cash provided by financing activities                  121,526       153,662       144,380
                                                                 ---------     ---------     ---------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                                             (27,312)       27,581        15,400

CASH AND CASH EQUIVALENTS
  AT BEGINNING OF YEAR                                              67,527        39,946        24,546
                                                                 ---------     ---------     ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR                         $  40,215     $  67,527     $  39,946
                                                                 =========     =========     =========
SUPPLEMENTAL DISCLOSURES
  OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                $  66,361     $  49,379     $  52,638
         Income taxes                                                6,284         5,949         8,379

SUPPLEMENTAL NONCASH DISCLOSURES
     Transfers from loans to other real estate owned                 1,441         2,366         1,219

SEE ACCOMPANYING NOTES.

                                       36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION AND BUSINESS - The consolidated financial statements include the accounts of Republic Bancorp, Inc. (Parent Company) and its wholly-owned subsidiaries: Republic Bank & Trust Company (Bank), Republic Capital Trust and Republic Mortgage Company (collectively Republic). The consolidated financial statements also include the wholly-owned subsidiaries of Republic Bank & Trust Company: Republic Financial Services, LLC (d/b/a Refunds
Now) and Republic Insurance Agency, Inc. All significant intercompany balances and transactions have been eliminated.

     Republic operates 22 banking centers, which includes a loan production office in Clarksville, Indiana, primarily in the retail banking industry and conducts its operations predominately in metropolitan Louisville, Central
Kentucky and through an Internet banking software application. Republic's consolidated results of operations are dependent upon net interest income, which is the difference between the interest income on interest-earning assets and the interest expense on interest-bearing liabilities. Principal interest-earning assets are securities and real estate mortgage, commercial, and consumer loans. Interest-bearing liabilities consist of interest-bearing deposit accounts and short-term and long-term borrowings.

     Other sources of income include fees charged to customers for a variety of banking services such as transaction deposit accounts and trust services. Republic also generates revenue from its mortgage banking activities, which include the origination and sale of loans in the secondary market and servicing loans for others, and through electronic tax refund services.

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

     MORTGAGE BANKING ACTIVITIES - Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Republic controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by entering into agreements to sell loans. The aggregate market value of mortgage loans held for sale considers the sales prices of such agreements. Republic also provides for any losses on uncovered commitments to lend or sell.

     Servicing rights are recognized as assets for purchased rights and for the allocated value of retained servicing rights on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans by interest rates and then, secondarily, by geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance. Republic's loans sold in the secondary market have been primarily sold with servicing released. Accordingly, servicing rights have not had a material impact on Republic's financial position or results of operations.

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

     Generally, the accrual of interest on loans, including impaired loans, is discontinued when it is determined that the collection of interest or principal is doubtful, or when a default of interest or principal has existed for 90 days or more, unless such loans are well secured and in the process of collection. Interest received on non-accrual loans generally is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. Such loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Consumer loans generally are not placed on non-accrual status but are reviewed periodically and charged off when deemed uncollectible.

     Republic recognizes interest income on an impaired loan when earned, unless the loan is on non-accrual status, in which case interest income is recognized when received.

     ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

     A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated collectively for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for commercial and commercial real estate loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

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

     SECURITIES  SOLD  UNDER  AGREEMENTS  TO  REPURCHASE  AND  OTHER  SHORT-TERM
BORROWINGS - Substantially all repurchase agreement liabilities represent amounts advanced by customers. Securities are pledged to cover most of these liabilities not covered by federal deposit insurance. Certain of these liabilities, which are not covered by federal deposit insurance, are secured by private insurance purchased by Republic rather than by a pledge of securities.

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

     EMPLOYEE STOCK OWNERSHIP PLAN - The cost of shares held by the ESOP, but not yet allocated to participants, is shown as a reduction of stockholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest.

     FINANCIAL INSTRUMENTS - Financial instruments include off-balance sheet credit instruments, such as commitments to fund loans and standby letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

     EARNINGS PER SHARE - Earnings per share is based on income (in the case of Class B Common Stock, less the dividend preference on Class A Common Stock) divided by the weighted average number of shares outstanding during the period. Earnings per share assuming dilution shows the effect of additional common shares issuable under stock options, convertible preferred stock and guaranteed preferred beneficial interests in Republic's subordinated debentures. All per share amounts have been restated to reflect the stock splits occurring during the periods presented.

     COMPREHENSIVE INCOME - Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

     SEGMENT INFORMATION - Segments are parts of a company evaluated by management with separate financial information. Republic's internal information is primarily reported and evaluated in three lines of business - banking, mortgage banking and Refunds Now.

     ACQUISITION - During 1998, Republic acquired Refunds Now, Inc. for 230,000 shares of Class B Common Stock. Refunds Now provides electronic tax return filing and refund anticipation loan services through independent tax preparer locations nationwide. The transaction was accounted for using the pooling of interests method. As reflected in the consolidated statements of stockholders' equity and cash flows, prior periods have not been restated for the acquisition as the impact to those periods is not material. As of and for the year ended 1998, Refunds Now had $507,000 in total assets and net income of $169,000.

     CURRENT ACCOUNTING ISSUES - Beginning January 1, 2001, a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. Republic periodically enters into non-exchange traded mandatory forward sales contracts in conjunction with its mortgage banking operations. These contracts, considered derivatives, typically last 90 days and are used to hedge the risk of interest rate changes between the time of the commitment to make a loan to a borrower at a stated rate and when the loan is sold. Republic had $2.5 million in mandatory forward sales contracts at December 31, 2000 with an unrecorded fair value of $22,000. These contracts were adjusted to fair value on January 1, 2001 resulting in an increase in other assets and other income. As allowed in conjunction with the adoption of this standard, on January 1, 2001, Republic transferred substantially all of its securities in the held to maturity portfolio into the available for sale portfolio. As a result of this transfer and the corresponding adjustment to fair value, securities increased $414,000, other assets decreased $132,000, and accumulated other comprehensive income increased $273,000.

     RECLASSIFICATIONS - Certain amounts presented in prior periods have been restated to conform with the year 2000 presentation.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

     Republic is required by the Federal Reserve Bank to maintain average reserve balances. Cash and due from banks in the consolidated balance sheet includes $1.5 million of reserve balances at December 31, 2000.

3. SECURITIES

Securities available for sale:

                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED
As of December 31, 2000 (IN THOUSANDS)          COST        GAINS        LOSSES     FAIR VALUE

U.S. Treasury securities and U.S.
  government agencies                         $ 87,251     $    246     $   (188)    $ 87,309
Mortgage-backed securities                      65,904           57         (405)      65,556
Corporate bonds                                 19,205                      (395)      18,810
Other securities                                   125                                    125
                                              --------     --------     --------     --------
    Total securities available for sale       $172,485     $    303     $   (988)    $171,800
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
                                              ========     ========     ========     ========

Securities to be held to maturity:

                                                            GROSS        GROSS
                                              AMORTIZED   UNREALIZED   UNREALIZED
As of December 31,2000 (IN THOUSANDS)           COST        GAINS        LOSSES     FAIR VALUE

U.S. Treasury securities and U.S.
  government agencies                         $ 40,375     $    207     $     (1)    $ 40,581
Obligations of state and political
  subdivisions                                     275            2                       277
Mortgage-backed securities                      63,118          345         (139)      63,324
                                              --------     --------     --------     --------
    Total securities to be held to maturity   $103,768     $    554     $   (140)    $104,182
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
                                              ========     ========     ========     ========

Securities having an amortized cost of $255.7 million and $164.7 million and fair value of $255.4 million and $160.6 million at December 31, 2000 and 1999, respectively, were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes, as required or permitted by law. Gross losses of $161,000 were recognized in 2000 from proceeds of $28 million on sales of available for sale securities. In 1999, gross gains of $185,000 and losses of $1,000 were recognized from proceeds of $20 million on sales of available for sale securities.

The amortized cost and fair value of securities, by contractual maturity, are as follows:


                                           SECURITIES TO BE             SECURITIES
                                           HELD TO MATURITY         AVAILABLE FOR SALE
                                        ----------------------    ----------------------
                                        AMORTIZED                 AMORTIZED
December 31, 2000 (IN THOUSANDS)          COST     FAIR VALUE       COST     FAIR VALUE

Due in one year or less                 $ 10,047     $ 10,059     $ 40,618     $ 40,489
Due after one year through
  five years                              30,603       30,799       65,838       65,630
Due after five through ten years                                       100          100
Due after ten years                                                     25           25
Mortgage-backed securities                63,118       63,324       65,904       65,556
                                        --------     --------     --------     --------

    Total                               $103,768     $104,182     $172,485     $171,800
                                        ========     ========     ========     ========

4. LOANS



December 31, (IN THOUSANDS)                             2000              1999


Residential real estate                             $  633,328        $  636,012
Commercial real estate                                 256,834           163,064
Real estate construction                                77,437            63,928
Commercial                                              30,008            31,411
Consumer                                                31,121            39,435
Home equity                                            115,467           103,833
Other                                                    1,541             2,973
                                                    ----------        ----------
  Total loans                                        1,145,736         1,040,656

Less:
  Unearned interest income
   and unamortized loan fees                             1,343             1,282
  Allowance for loan losses                              7,862             7,862
                                                    ----------        ----------

    Loans, net                                      $1,136,531        $1,031,512
                                                    ==========        ==========


Activity in the allowance for loan losses is summarized as follows:


December 31, (IN THOUSANDS)                               2000        1999        1998

Balance, beginning of year                              $ 7,862     $ 7,862     $ 8,176
Provision for loan losses charged to income               1,382       1,806       3,110
Charge-offs                                              (2,290)     (2,398)     (3,924)
Recoveries                                                  908         592         500
                                                        -------     -------     -------

Balance, end of year                                    $ 7,862     $ 7,862     $ 7,862
                                                        =======     =======     =======

Information about Republic's investment in impaired loans is as follows:


December 31, (IN THOUSANDS)                             2000          1999         1998

Year-end loans with no
   allocated allowance for loan losses                  $     0     $     0     $     0
Year-end loans with allocated
   allowance for loan losses                                767       1,043       1,116
                                                        -------     -------     -------

    Total                                               $   767     $ 1,043     $ 1,116
                                                        =======     =======     =======
Amount of the allowance for loan
   losses allocated                                     $   385     $   700     $   100

Average of impaired loans during the year                   714       1,043       1,116

Interest income recognized during impairment                  0          92         100
Cash-basis interest income recognized                         0          92         100

Nonperforming loans were as follows:
    Loans past due 90 days still on accrual                 984         968       1,731
    Nonaccrual loans                                      3,100       2,721       3,258

Nonperforming loans includes impaired loans and smaller balance homogeneous loans as defined in note 1.

     Loans made to executive officers and directors of Republic and their related interests in the ordinary course of business, subject to substantially the same credit policies as other loans and current in their terms, are as follows:


                            Balance,    Change in                              Balance,
                           Beginning  Related Party    New                       End
      Period               Of Period     Status       Loans        Repayments   Of Period
                                                   (IN THOUSANDS)
      ------               ---------   ---------     -------       ----------   ---------

Year ended
   December 31, 2000        $ 6,526     $ 9,123     $ 4,834     $(3,107)    $17,376
                            =======     =======     =======     =======     =======


5. LOAN SERVICING

     Republic was servicing loans for others (primarily FHLMC) totaling $187 million and $199 million at December 31, 2000 and 1999, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and processing foreclosures.

6. PREMISES AND EQUIPMENT



December 31, (IN THOUSANDS)                                2000        1999

Land                                                     $ 2,054     $ 1,502
Office buildings and improvements                         11,356      11,348
Furniture, fixtures and equipment                         19,068      20,666
Leasehold improvements                                     2,120       1,994
                                                         -------     -------
Total premises and equipment                              34,598      35,510
Less accumulated depreciation and amortization            15,025      16,524
                                                         -------     -------
Net premises and equipment                               $19,573     $18,986
                                                         =======     =======

7. DEPOSITS

Time deposits of $100,000 or more were approximately $106 million and $92 million at year-end 2000 and 1999.

At December 31, 2000, the scheduled maturities of time deposits of $100,000 or more are as follows:

                                                            Weighted
                                                          AVERAGE RATE

Less than 1 year                             $ 68,188         6.23%
Over 1 year through 3 years                    37,539         6.52
Over 3 years through 5 years                      586         6.33
                                             --------
                      Total                  $106,313
                                             ========

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT TERM
   BORROWINGS

     These liabilities consist of short-term excess funds from correspondent banks, repurchase agreements and overnight liabilities to deposit customers arising from Republic's cash management program. While effectively deposit equivalents, the overnight liabilities to customers are in the form of repurchase agreements or liabilities secured by insurance policies purchased by Republic. Repurchase agreements collateralized by securities are treated as financings; accordingly, the securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. All securities underlying the agreements were under Republic's control.

Information concerning securities sold under agreements to repurchase and liabilities secured by insurance policies at year end 2000 and 1999 are as follows:


December 31, (IN THOUSANDS)                         2000         1999

Average outstanding balance during the year       $243,582     $129,903
Average interest rate during the year                 5.67%        4.35%
Maximum month end balance during the year         $264,682     $217,143

Included in December 31, 2000 balances is $108 million related to three major customer relationships.


9. OTHER BORROWED FUNDS


December 31, (IN THOUSANDS)                                          2000         1999

Federal Home Loan Bank convertible fixed rate
  advance (see comment below)                                      $ 10,000     $ 10,000
Federal Home Loan Bank  variable  interest  rate
  advances,  with  weighted average interest rate
  of 6.73% at December 31, 2000, due through 2002                    40,000      110,000
Federal Home Loan Bank fixed interest rate advances,
  with weighted average interest rate of 6.37% at
  December 31, 2000, due through 2026                               196,050      111,383
                                                                   --------     --------
                                                                   $246,050     $231,383
                                                                   ========     ========

     During December 1998, Republic entered into a convertible fixed rate advance maturing in 10 years with the Federal Home Loan Bank (FHLB) totaling $10 million. The advance was fixed for 3 years at 4.61%. At the end of the fixed term, the FHLB has the right to convert the fixed rate advance on a quarterly basis to a variable rate advance tied to the three month LIBOR index. The advance can be prepaid at any quarterly date without penalty, but may not be prepaid at any time during the fixed rate term.

     The Federal Home Loan Bank advances are collateralized by a blanket pledge of eligible real estate loans with an unpaid principal balance of greater than 135% of the total commitment. Republic has available collateral to borrow an additional $118 million from the Federal Home Loan Bank. Republic also has unsecured lines of credit totaling $40 million and secured lines of credit of $100 million available through various financial institutions.

Aggregate future principal payments on borrowed funds as of December 31, 2000 are as follows:


YEAR                  (IN THOUSANDS)

2001                     $ 29,284
2002                       95,000
2003                       85,000
2004
2005 and thereafter        36,766
                         --------

                         $246,050
                         ========

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

11. INCOME TAXES

Income tax expense is summarized as follows:



Year Ended December 31, (IN THOUSANDS)   2000       1999       1998


Current                                 $5,904     $5,692     $6,918
Deferred expense (benefit)                 432        556        688
                                        ------     ------     ------
     Total                              $6,336     $6,248     $7,606
                                        ======     ======     ======

The provision for income taxes differs from the amount computed at the statutory rate as follows:


Years Ended december 31,                 2000       1999       1998

Federal statutory rate                    35.0%      35.0%      35.0%
Increase (decrease) resulting from:
  Tax-exempt interest income              (0.3)      (0.2)      (0.1)
  Other                                   (1.7)      (1.0)       0.7
                                        ------     ------     ------
Effective rate                            33.0%      33.8%      35.6%
                                        ======     ======     ======

The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:


December 31, (IN THOUSANDS)                          2000       1999

Deferred tax assets:
  Depreciation                                      $  592     $  691
  Allowance for loan losses                          1,832      1,829
  Unrealized securities losses                         233      2,023
                                                    ------     ------
    Total deferred tax assets                        2,657      4,543
                                                    ------     ------
Deferred tax liabilities:
  FHLB dividends                                     1,667      1,276
  Loan fees                                            155        210
  Mortgage servicing                                   218        182
  Other                                                455        491
                                                    ------     ------
    Total deferred tax liabilities                   2,495      2,159
                                                    ------     ------
Net deferred tax asset, included in other assets    $  162     $2,384
                                                    ======     ======

12. EARNINGS PER SHARE

     A reconciliation of the combined Class A and B Common Stock numerators and denominators of the earnings per share and earnings per share assuming dilution computations is presented below.

     Class A and B shares participate equally in undistributed earnings. The difference in earnings per share between the two classes of common stock results solely from the 10% per share dividend premium paid on Class A Common Stock over that paid on Class B Common Stock as discussed in Note 13. The aggregate dividend premium paid on Class A Common Stock for 2000, 1999 and 1998 was $199,000, $156,000 and $136,000, or approximately one and one-half cents on basic earnings per share.


BASIC

Years Ended December 31, (IN THOUSANDS)                 2000        1999        1998

Earnings Per Share
  Net Income available to common shares
    outstanding                                        $12,921     $12,252     $13,756
                                                       =======     =======     =======
  Weighted average shares outstanding                   16,621      16,769      15,886
                                                       =======     =======     =======
Earnings Per Share, Basic
  Class A                                              $  0.78     $  0.73     $  0.87
  Class B                                                 0.77        0.72        0.86


DILUTED

Years Ended December 31, (IN THOUSANDS)                2000        1999        1998

Earnings Per Share Assuming Dilution
  Net Income                                           $12,921     $12,252     $13,756
  Add:  Interest expense, net of tax benefit,
    on assumed conversion of guaranteed
    preferred beneficial interests in
    Republic's subordinated debentures                     348         354         356
                                                       -------     -------     -------
  Net Income available to common shareholder
    assuming conversion                                $13,269     $12,606     $14,112
                                                       =======     =======     =======


Years Ended December 31, (IN THOUSANDS)                  2000        1999            1998

Weighted average shares outstanding                     16,621      16,769      15,886
Add dilutive effects of assumed
  conversion and exercise:
    Convertible guaranteed preferred
      beneficial interest in Republic's
      subordinated debentures                              635         635         645
    Stock options                                          246         496         498
                                                       -------    --------     -------

Weighted average shares and dilutive
  potential shares outstanding                          17,502      17,900      17,029
                                                       =======    ========     =======

Earnings Per Share, Diluted

    Class A                                            $  0.76    $   0.71     $  0.83
    Class B                                               0.75        0.69        0.82

     Stock options for 282,500 and 238,000 shares of Class A Common Stock were excluded from the 2000 and 1999 earnings per share assuming dilution because their impact was antidilutive.

13. STOCKHOLDERS' EQUITY

COMMON STOCK - The Class A shares are entitled to cash dividends equal to 110% of the cash dividend paid per share on the Class B Common Stock. Class A shares have one vote per share and Class B shares have ten votes per share. Class B Common Stock may be converted, at the option of the holder, to Class A Common Stock on a share-for-share basis. The Class A Common Stock is not convertible into any other class of Republic's capital stock.

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

DIVIDEND LIMITATIONS - Banking regulations limit the amount of dividends that may be paid to the Parent Company without prior approval of the Bank's regulatory agency. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, as defined, combined with the retained net profits of the preceding two years, less any dividends declared during those periods. At December 31, 2000, the Bank had $24 million of retained earnings available for such purposes.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Parent Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2000, the Parent Company and the Bank meet all capital adequacy requirements to which they are subject.

     The most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Total Risk-Based, Tier I Risk-Based, and Tier I Leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's capital rating.

                                                                                                  Minimum
                                                                                 Minimum         Requirement
                                                                                Requirement      To Be Well
                                                                                For Capital   Capitalized Under
                                                                                 Adequacy     Prompt Corrective
                                                             Actual              Purposes     Action Provisions
                                                         Amount    Ratio       Amount  Ratio     Amount   Ratio
As of December 31, 2000                                                  (DOLLARS IN THOUSANDS)

  Total Risk Based Capital (to Risk Weighted Assets)
    Consolidated                                        $130,968   12.78%     $ 82,012   8%     $102,516   10%
    Bank only                                            126,710   12.36        82,006   8       102,508   10

  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                         123,106   12.01        41,006   4        61,509    6
    Bank only                                            118,848   11.59        41,003   4        61,505    6

  Tier I Leverage Capital (to Average Assets)
    Consolidated                                         123,106    8.13        60,599   4        75,748    5
    Bank only                                            118,848    7.84        60,599   4        75,749    5

As of December 31, 1999
  Total Risk Based Capital (to Risk Weighted Assets)
    Consolidated                                        $121,892   14.28%     $ 68,285   8%     $ 85,356   10%
    Bank only                                            117,665   13.79        68,281   8        85,351   10

  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                         114,030   13.36        34,142   4        51,213    6
    Bank only                                            109,803   12.86        34,140   4        51,211    6

  Tier I Leverage Capital (to Average Assets)
    Consolidated                                         114,030    8.61        49,804   4        62,254    5
    Bank only                                            109,803    8.29        49,799   4        62,249    5

     On February 12, 2001, Republic initiated a Dutch auction tender offer. The table below demonstrates the maximum pro forma effect on regulatory capital of the offer assuming the Company purchases, pursuant to the offer, up to 1,000,000 of the outstanding shares of Class A Common Stock, up to $10 per share, or $10 million. See Note 21 of this annual report for additional information on the offer.

                                                             Pro Forma
                                                            $10 million
                                                       ----------------------
                                                          Amount    Ratio
As of December 31, 2000 (UNAUDITED)                    (DOLLARS IN THOUSANDS)


  Total  Risk Based Capital (to Risk Weighted Assets)
    Consolidated                                        $120,893   11.79%
    Bank only                                            116,635   11.38
  Tier I Capital (to Risk Weighted Assets)
    Consolidated                                         113,031   11.03
    Bank only                                            108,773   10.61
  Tier I Leverage Capital (to Average Assets)
    Consolidated                                         113,031    7.51
    Bank only                                            108,773    7.23

     Republic has reserved the right to increase the number of shares purchased by approximately 295,000 shares. The purchase of additional shares in the tender offer will have the effect of reducing the pro forma capital ratios shown above.

14. STOCK OPTION PLAN

     Under a stock option plan, certain key employees and directors are granted options to purchase shares of Republic's common stock at fair value at the date of the grant. Options granted become fully exercisable at the end of two to six years of continued employment and must be exercised within one year.

     A summary of Republic's stock option activity, and related information for the years ended December 31 follows:

                                              2000                                             1999
                        ----------------------------------------------    ----------------------------------------------

                         OPTIONS     WEIGHTED     OPTIONS     WEIGHTED     OPTIONS     Weighted     Options     Weighted
                         CLASS A      AVERAGE     CLASS B      AVERAGE     CLASS A      Average     Class B      Average
                         SHARES      EXERCISE     SHARES      EXERCISE     SHARES      Exercise     Shares      Exercise
                                       PRICE                    PRICE                    Price                    Price

Outstanding
beginning of year       1,126,000     $  7.08      48,000     $  3.84     1,217,500     $  7.03      52,500     $  3.83
Granted                   137,000        6.21                                 7,000       10.63
Exercised                 (90,000)       3.28     (18,000)       3.28       (22,500)       3.61      (4,500)       3.61
Forfeited                (127,500)       7.82                               (76,000)       7.52
                        ---------                --------                 ---------
Outstanding
year end                1,045,500     $  7.20      30,000     $  4.18     1,126,000     $  7.08      48,000     $  3.84
                        =========                ========                 =========                ========
Exercisable
(vested) end
of year                    30,000        5.53       6,000     $  5.53          ---                     ---


                                              1998
                        ----------------------------------------------
                         OPTIONS     WEIGHTED     OPTIONS     WEIGHTED
                         CLASS A      AVERAGE     CLASS B      AVERAGE
                         SHARES      EXERCISE     SHARES      EXERCISE
                                       PRICE                    PRICE

Outstanding
beginning of year         993,000     $  5.36      57,000     $  3.81
Granted                   281,000       12.52
Exercised                 (32,500)       4.34      (4,500)       3.61
Forfeited                 (24,000)       5.97
                        ---------
Outstanding
year end                1,217,500     $  7.03      52,500     $  3.83
                        =========                ========
Exercisable
(vested) end
of year                      ---                     ---

Options outstanding at year-end 2000 were as follows.

                                                                 Outstanding
                                                     Class A                   Class B
                                              -----------------------   -----------------------
                                                           Weighted                  Weighted
                                                            Average                   Average
                                                           Remaining                 Remaining
                                                          Contractual               Contractual
                                                Number       Life         Number       Life
RANGE OF EXERCISE PRICES
------------------------
$3.28 - $5.97                                   635,000      2.40          30,000      1.00
$6.00 - $13.00                                  410,500      3.65
                                              ---------    ------
    Outstanding                               1,045,500      2.89          30,000      1.00
                                              =========    ======       =========    ======

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


December 31,                              2000         1999         1998

Assumptions:
  Risk-free interest rate                 5.33%        5.08%        5.53%
  Expected dividend yield                 2.36         1.03          .89
  Expected life (years)                   6.00         6.00         5.94
  Expected common stock
    market price volatility                 27%         17%          13%

Estimated fair value per share           $1.78       $2.78         $3.21

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on an accelerated basis. Republic's pro forma information follows (in thousands except for earnings per share information):


December 31,                               2000        1999          1998

Pro forma net income                     $12,568     $11,874       $13,461

Pro forma earnings per share
  Class A                                    .76         .71           .85
  Class B                                    .74         .70           .84

Pro forma earnings per share
 assuming dilution
  Class A                                    .74         .69           .81
  Class B                                    .73         .68           .80

     Future pro forma net income will be negatively impacted should Republic choose to grant additional options.

15. EMPLOYEE BENEFIT PLANS

     Republic maintains a 401(k) plan for full-time employees who have been employed for 1,000 hours in a plan year and have reached the age of 21. Participants in the plan may elect to contribute from 1% to 15% of their annual compensation. Republic matches 50% of participant contributions up to 5% of each participant's annual compensation. Republic's contribution may increase if the Bank achieves certain operating ratios. Republic's matching contributions were $269,000; $446,000 and $372,000 for the years ended December 31, 2000, 1999 and
1998, respectively.

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

     During 2000 and 1999, 22,930 shares and 19,612 shares were allocated to participants in the plan resulting in compensation expense of $170,000 and $205,000 respectively. At year-end 2000 the fair value of unallocated shares in the plan was approximately $1.6 million.

     The cost of shares acquired by the Employee Stock Ownership Plan but not yet committed to be released to participants is presented in the consolidated balance sheet as a reduction of shareholders equity. Compensation expense is recorded based on the market price of the shares as they are committed to be released for allocation to participant accounts. The difference between market price and the cost of shares committed to be released is recorded as an adjustment to paid in capital.

16. LEASES AND TRANSACTIONS WITH AFFILIATES

     Republic leases office facilities from Republic's Chairman and from partnerships in which Republic's Chairman and Chief Executive Officer are partners under operating leases. Rent expense for the years ended December 31, 2000, 1999 and 1998 under these leases was $1,469,000; $1,320,000; and
$1,251,000, respectively. Total rent expense on all operating leases was $2,060,000; $1,747,000; and $1,563,000 for the years ended December 31, 2000,
1999 and 1998, respectively. The total minimum lease commitments under noncancelable operating leases are as follows:

                                      DECEMBER 31, 2000
YEAR                         AFFILIATE     OTHER       TOTAL
                                       (IN THOUSANDS)

2001                          $ 1,271     $   551     $ 1,822
2002                              634         574       1,208
2003                              431         560         991
2004                              143         488         631
Thereafter                         87       1,323       1,410
                              -------     -------     -------
                              $ 2,566     $ 3,496     $ 6,062
                              =======     =======     =======

     A director of the Bank is a partner in a law firm. Fees paid by Republic to this firm totaled $53,000; $155,000; and $207,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     Prior to July 1, 2000, Banker's Insurance Agency (BIA), a corporation beneficially owned by Republic's Chairman and CEO, sold title insurance to most of the Bank's mortgage borrowers. Under an agreement between BIA and Republic, Republic personnel performed certain functions for issuance of the policies. BIA recorded title insurance revenues of $540,000; $1.1 million and $1.0 million from Republic loan clients in 2000, 1999 and 1998, respectively. BIA paid Republic $33,000; $61,000 and $27,000 for services performed by Republic employees during the same periods. On July 1, 2000, the Bank began selling title insurance directly to its mortgage borrowers.

17. OFF-BALANCE SHEET RISKS, COMMITMENTS AND CONTINGENT LIABILITIES

     Republic is a party to financial instruments with off-balance sheet risk in the normal course of business in order to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit and standby letters of credit. The contract or notional amounts of these instruments reflect the potential future obligations of Republic pursuant to those financial instruments. Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Republic's credit policies. Collateral from the customer may be required based on management's credit evaluation of the customer and may include business assets of commercial customers as well as personal property and real estate of individual customers or guarantors.

     Republic also extends binding commitments to customers and prospective customers. Such commitments assure the borrower of financing for a specified period of time at a specified rate. The risk to Republic under such loan commitments is limited by the terms of the contracts. For example, Republic may not be obligated to advance funds if the customer's financial condition deteriorates or if the customer fails to meet specific covenants. An approved, but unfunded, loan commitment represents a potential credit risk once the funds are advanced to the customer. This is also a liquidity risk since the customer may demand immediate cash that would require funding, and interest rate risk as market interest rates may rise above the rate committed. Republic's liquidity position is managed to meet its need for funds. In addition, since a portion of these loan commitments normally expire unused, the total amount of outstanding commitments at any point in time may not require future funding.

     As of December 31, 2000, Republic had outstanding loan commitments totaling $167 million which includes unfunded home equity lines of credit totaling $97 million. These commitments are generally have variable rates.

     At December 31, 2000, Republic's mortgage banking activities included commitments to extend credit, primarily representing fixed rate mortgage loans, totaling $22 million. Of these commitments to originate loans, borrowers with commitments totaling $6 million have elected to wait until closing to lock the rate on their loans. The commitments are generally for a period of 60 to 90 days and are at market rates. To deliver these loans to the secondary market, Republic has entered into $2.5 million mandatory and $8.5 million best efforts forward commitments at December 31, 2000.

     Standby letters of credit are conditional commitments issued by Republic to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. Commitments outstanding under standby letters of credit totaled $4 million at December 31, 2000 and $3.9 million at December 31, 1999.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of financial instruments has been determined by Republic using available market information and appropriate valuation methodologies. However, judgment of management is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts Republic could realize in a market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                  DECEMBER 31, 2000             December 31, 1999
                                              -------------------------     -------------------------
                                               CARRYING         FAIR         Carrying         Fair
(IN THOUSANDS)                                  AMOUNT          VALUE         Amount          Value

Assets:
  Cash and cash equivalents                   $   40,215     $   40,215     $   67,527     $   67,527
  Securities available for sale                  171,800        171,800        181,627        181,627
  Securities to be held to maturity              103,768        103,904         32,931         32,836
  Mortgage loans held for sale                     5,229          5,279          7,408          7,462
  Loans, net                                   1,136,531      1,143,537      1,031,512      1,025,216
  Federal Home Loan Bank stock                    16,171         16,171         15,054         15,054

Liabilities:
  Deposits:
    Certificate of deposit and individual
      retirement accounts                     $  460,531     $  462,835     $  457,272     $  459,575
    Non interest-bearing accounts                107,317        107,317         84,256         84,256
    Transaction accounts                         295,913        295,913        259,381        259,381
  Securities sold under agreements to
      repurchase and other short-term
      borrowings                                 263,001        263,033        215,718        215,738
    Other borrowed funds                         246,050        246,784        231,383        227,737
  Guaranteed preferred beneficial interests
    in Republic's subordinated debentures          6,352          6,352          6,352          6,352

CASH AND CASH EQUIVALENTS - The carrying amount is a reasonable estimate of fair value.

SECURITIES AVAILABLE FOR SALE, SECURITIES TO BE HELD TO MATURITY AND FEDERAL HOME LOAN BANK STOCK - Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For Federal Home Loan Bank stock, the carrying amount is an estimate of fair value.

LOANS - The fair value is estimated by discounting the future cash flows using the interest rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

MORTGAGE LOANS HELD FOR SALE - Estimated fair value is defined as the quoted secondary market price for such loans without regard to Republic's other commitments to make and sell loans.

DEPOSITS - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the interest rates offered for deposits of similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT-TERM BORROWINGS - The carrying amount is management's estimate of fair value.

GUARANTEED PREFERRED BENEFICIAL INTERESTS - The fair value is estimated based on the estimated present value of future cash flows using the rates at which similar financings with the same remaining maturities could be obtained.

OTHER BORROWED FUNDS - The fair value is estimated based on the estimated present value of future cash outflows using the rates at which similar loans with the same remaining maturities could be obtained.

COMMITMENTS TO EXTEND CREDIT - The fair value of commitments to extend credit is based upon the difference between the interest rate at which Republic is committed to make the loans and the rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for the estimated volume of loan commitments expected to close. The fair value of such commitments is not material.

COMMITMENTS TO SELL LOANS - The fair value of commitments to sell loans is based upon the difference between the interest rates at which Republic is committed to sell the loans and the quoted secondary market price for similar loans. The fair value of such commitments is not material.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value may differ significantly from the amounts presented.

19.  PARENT COMPANY CONDENSED FINANCIAL INFORMATION


BALANCE SHEETS

December 31, (IN THOUSANDS)                       2000         1999

Assets:
  Cash and cash equivalents                     $  1,780     $  1,517
  Due from subsidiaries                            4,112        4,293
  Investment in subsidiaries                     119,328      106,219
  Other                                              123           46
                                                --------     --------
    Total assets                                $125,343     $112,075
                                                ========     ========
Liabilities and stockholders' equity:
  Long-term debt                                $  6,652     $  6,652
  Other liabilities                                1,749        1,653
  Stockholders' equity                           116,942      103,770
                                                --------     --------
    Total                                       $125,343     $112,075
                                                ========     ========


STATEMENTS OF INCOME

                                                                 Years Ended December 31,
(IN THOUSANDS)                                                 2000        1999        1998

Income and expense:
  Dividends from subsidiary                                  $ 3,726     $ 8,699     $ 2,826
  Interest income                                                292         281          24
  Interest expense                                              (566)       (567)       (574)
  Other expense                                                 (209)       (165)        (73)
                                                             -------     -------     -------
Income before income taxes                                     3,243       8,248       2,203
Income tax benefit                                               254         220         222
                                                             -------     -------     -------
Income before equity in undistributed
  net income of subsidiaries                                   3,497       8,468       2,425
Equity in undistributed net income of subsidiaries             9,424       3,784      11,331
                                                             -------     -------     -------
Net income                                                   $12,921     $12,252     $13,756
                                                             =======     =======     =======


STATEMENTS OF CASH FLOWS

                                                                          Years Ended December 31,
(IN THOUSANDS)                                                        2000         1999         1998

Operating activities:
  Net income                                                       $ 12,921     $ 12,252     $ 13,756
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Undistributed net income of subsidiaries                       (9,424 )     (3,784)     (11,331)
      Change in due from subsidiary                                     181       (2,800)         727
      Change in other assets                                            (77)         (27)           1
      Change in other liabilities                                       (21)        (893)        (609)
                                                                   --------     --------     --------
        Net cash provided by operating activities                     3,580        4,748        2,544
                                                                   --------     --------     --------
Investment activities:
  Dividends on unallocated ESOP shares                                  (41)         (22)
  Purchase of common stock of subsidiary bank                                                 (23,278)
                                                                   --------     --------     --------
        Net cash used in investing activities                           (41)         (22)     (23,278)
                                                                   --------     --------     --------
Financing activities:
  Dividends paid                                                     (2,368)      (1,831)      (1,674)
  Proceeds from stock options exercised                                 100           97          155
  Proceeds from issuance of Class A common stock                                               23,581
  Repurchase of Class A common stock                                 (1,008)      (2,713)        (686)
                                                                   --------     --------     --------
        Net cash provided by (used in) financing activities          (3,276)      (4,447)      21,376
                                                                   --------     --------     --------

Net increase in cash and cash equivalents                               263          279          642

Cash and cash equivalents, beginning of year                          1,517        1,238          596
                                                                   --------     --------     --------

Cash and cash equivalents, end of year                             $  1,780     $  1,517     $  1,238
                                                                   ========     ========     ========

20. SEGMENT INFORMATION

The reportable segments are determined by the type of products and services offered, primarily distinguished between banking, mortgage banking operations and tax refund services. Loans, investments, and deposits provide the substantial amount of revenue from the banking operation; servicing fees and loan sales provide the substantial amount of revenue from mortgage banking; and refund anticipation loan fees and electronic refund check fees provide the substantial amount of revenue from tax refund services. All three operations are domestic.

The accounting policies used are the same as those described in the summary of significant accounting policies. Income taxes are allocated and indirect expenses are allocated on revenue. Transactions among segments are made at fair value. Information reported internally for performance assessment follows.


                                                                2000
                                       --------------------------------------------------------
                                                      TAX REFUND       MORTGAGE    CONSOLIDATED
                                        BANKING        SERVICES        BANKING        TOTALS
                                                            (IN THOUSANDS)

Net interest income                    $   48,770     $    2,768     $      271     $   51,809
Provision for loan losses                   1,170            212                         1,382
Electronic refund check fees                               1,070                         1,070
Net gain on sale of loans                                                 1,417          1,417
Other revenue                               6,789            136           (553)         6,372
Income tax expense                          5,451            714            171          6,336
Segment profit                             11,202          1,386            333         12,921
Segment assets                          1,497,843            338          9,891      1,508,072


                                                                1999
                                       --------------------------------------------------------
                                                      Tax Refund       Mortgage    Consolidated
                                        Banking        Services        Banking        Totals
                                                            (IN THOUSANDS)

Net interest income                    $   46,108     $    1,177     $      320     $   47,605
Provision for loan losses                   1,620            186                         1,806
Electronic refund check fees                               1,238                         1,238
Net gain on sale of loans                                                 2,974          2,974
Other revenue                               5,535            204            133          5,872
Income tax expense                          5,400            461            387          6,248
Segment profit                             10,597            904            751         12,252
Segment assets                          1,358,311            368         10,304      1,368,983

                                                                1998
                                       --------------------------------------------------------
                                                      Tax Refund       Mortgage    Consolidated
                                        Banking        Services        Banking        Totals
                                                            (IN THOUSANDS)

Net interest income                    $   41,800     $      326     $      367     $   42,493
Provision for loan losses                   3,110                                        3,110
Electronic refund check fees                                 380                           380
Net gain on sale of loans                                                 4,326          4,326
Other revenue                              10,802              4                        10,806
Income tax expense                          6,568            190            848          7,606
Segment profit                             11,766            345          1,645         13,756
Segment assets                          1,162,862          5,700         39,122      1,207,684

21. SUBSEQUENT EVENT (UNAUDITED)

     On February 12, 2001, Republic initiated an offer to purchase up to 1,000,000 shares of the Company's Class A Common Stock, approximately 7% of the shares outstanding. The offer was made at a purchase price between $8 and $10 per share through a modified Dutch auction tender offer. On March 13, 2001, the expiration date of the offer, preliminary results indicate that approximately 747,325 shares were tendered.

22. SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

     Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2000 and 1999.

                                                          FOURTH          THIRD         SECOND          FIRST
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)             QUARTER        QUARTER        QUARTER        QUARTER

2000:
   Interest income                                       $ 30,975       $ 29,886       $ 28,717       $ 29,082
   Net interest income                                     12,558         12,391         12,680         14,180
   Provision for loan losses                                  376             39            432            535
   Income before income taxes                               4,732          4,590          4,480          5,455
   Net income                                               3,140          3,068          3,062          3,651
   Earnings per share:
     Class A Common                                           .19            .19            .18            .22
     Class B Common                                           .19            .18            .18            .22
   Earnings per share assuming dilution:
     Class A Common                                           .19            .18            .18            .21
     Class B Common                                           .18            .18            .18            .21

1999:
   Interest income                                       $ 25,724       $ 24,192       $ 23,386       $ 23,855
   Net interest income                                     12,233         11,626         11,603         12,143
   Provision for loan losses                                  329            204            419            854
   Income before income taxes                               4,746          4,475          4,211          5,068
   Net income                                               3,113          3,007          2,768          3,364
   Earnings per share:
     Class A Common                                           .19            .18            .17            .20
     Class B Common                                           .18            .18            .16            .20
   Earnings per share assuming dilution:
     Class A Common                                           .18            .17            .16            .19
     Class B Common                                           .18            .17            .16            .19