Form 10-K405, Exhibit 13
period 2001-12-31
REPUBLIC BANCORP INC /KY/
filed 2002-03-15
CIK 921557

QuickLinks -- Click here to rapidly navigate through this document

Exhibit 13

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth Republic's selected consolidated historical financial information from 1997 through 2001. This information should be read in conjunction with the Consolidated Financial Statements and the related Notes. Factors affecting the comparability of certain indicated periods are discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

	Years Ended December 31,
	2001	2000	1999	1998	1997
	(dollars in thousands, except per share data)
Income Statement Data:
Interest income	$117,396	$118,660	$97,157	$92,667	$91,194
Interest expense	57,917	66,851	49,552	50,174	50,856
Net interest income	59,479	51,809	47,605	42,493	40,338
Provision for loan losses	3,493	1,382	1,806	3,110	7,251
Non-interest income	19,741	8,859	10,084	11,396	7,743
Gain on sale of deposits				4,116	7,527
Gain on sale of Bankcard					3,660
Non-interest expense	49,291	40,029	37,383	33,533	32,880
Income before taxes and extraordinary item	26,436	19,257	18,500	21,362	19,137
Extraordinary item	686
Net income	16,808	12,921	12,252	13,756	12,259
Balance Sheet Data:
Total assets	$1,590,831	$1,508,072	$1,368,983	$1,207,684	$1,054,950
Total securities	293,945	275,568	214,558	216,921	192,372
Total loans, net	1,176,094	1,136,531	1,031,512	870,031	794,939
Allowance for loan losses	8,607	7,862	7,862	7,862	8,176
Total deposits	866,358	863,761	800,909	747,147	731,598
Repurchase agreements and other short-term borrowings	282,023	263,001	215,718	148,659	111,137
Other borrowed funds	296,950	246,050	231,383	190,222	124,405
Total stockholders' equity	125,115	116,942	103,770	103,842	68,386
Per Share Data:
Basic Class A Common earnings per share	$1.04	$0.78	$0.73	$0.87	$0.82
Basic Class B Common earnings per share	1.03	0.77	0.72	0.86	0.81
Diluted Class A Common earnings per share	1.01	0.76	0.71	0.83	0.79
Diluted Class B Common earnings per share	0.99	0.75	0.69	0.82	0.78
Book value (1)	7.75	7.06	6.46	6.03	4.58
Cash dividends declared per Class A Common	0.18	0.15	0.12	0.11	0.11
Cash dividends declared per Class B Common	0.16	0.14	0.11	0.10	0.10

Performance ratios:
Return on average assets	1.10%	0.89%	0.98%	1.20%	1.12%
Return on average common equity	13.85	11.77	11.90	15.82	18.81
Net interest margin	4.04	3.71	3.96	3.84	3.85
Efficiency ratio	62	66	65	62 (2)	68 (3)
Asset quality ratios:
Non-performing assets to total loans	0.48%	0.40%	0.38%	0.63%	0.90%
Net loan charge-offs to average loans	0.23	0.12	0.19	0.40	0.66
Allowance for loan losses to total loans	0.73	0.69	0.76	0.89	1.02
Allowance for loan losses to non-performing loans	154	193	213	158	115
Capital ratios:
Average stockholders' equity to average total assets	7.96%	7.58%	8.27%	7.58%	5.97%
Tier 1 leverage ratio	8.36	8.13	8.61	9.29	6.99
Tier 1 risk-based capital ratio	12.44	12.01	13.36	14.63	10.57
Total risk-based capital ratio	13.26	12.78	14.28	15.68	11.73
Dividend payout ratio	14	19	16	13	13
Other key data:
End-of-period full-time equivalent employees	532	462	467	425	418
Number of bank offices	22	22	21	19	18

(1)
Exclusive of accumulated other comprehensive income.

(2)
Excludes pre-tax gain of $4.1 million on sale of deposits.

(3)
Excludes pre-tax gain of $7.5 million on sale of deposits and pre-tax gain of $3.7 million on sale of Bankcard.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management's Discussion and Analysis of Financial Condition and Results of Operations of Republic Bancorp, Inc. ("Republic" or "the Company") analyzes the major elements of Republic's balance sheets and statements of income. Republic, a bank holding company headquartered in Louisville, Kentucky, is the parent of Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana (collectively "Bank"). This section should be read in conjunction with the Company's Consolidated Financial Statements and accompanying Notes and other detailed information.

        This discussion includes various forward-looking statements with respect to credit quality (including but not limited to delinquency trends and the adequacy of the allowance for loan losses), corporate objectives, the Company's interest rate sensitivity model and other financial and business matters. When used in this discussion the words "anticipate," "project," "expect," "believe," and similar expressions are intended to identify forward-looking statements. Republic cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from forward-looking statements.

        In addition to factors disclosed by Republic elsewhere in this Annual Report, the following factors, among others, could cause actual results to differ materially from such forward-looking statements: pricing pressures on loan and deposit products; competition; changes in economic conditions both nationally and in the Bank's markets; the extent and timing of actions of the Federal Reserve Board; market acceptance of the Bank's products and services; and, the extent and timing of legislative or regulatory actions and reforms.

Highlights

        Republic reported earnings of $16.8 million during 2001 compared with $12.9 million for 2000, an increase of 30%. Diluted earnings per Class A Common share increased 33% to $1.01. Excluding an extraordinary charge for the early extinguishment of long-term debt, net income increased $4.6 million to $17.5 million and diluted earnings per Class A Common share increased from $0.76 to $1.05. The rise in earnings for 2001 was primarily attributable to increased net interest income, gains on the sale of loans into the secondary market, gains on securities sales and non-interest income from deposits. Republic's book value per common share, exclusive of accumulated other comprehensive income, increased from $7.06 at December 31, 2000 to $7.75 per share at December 31, 2001.

        The following table summarizes selected financial information regarding Republic's financial performance:

Table 1—Summary

	Years Ended December 31,
	2001	2000	1999
	(dollars in thousands)
Net income before extraordinary item	$17,494	$12,921	$12,252
Net income	16,808	12,921	12,252
Diluted Class A earnings per share before extraordinary item	1.05	0.76	0.71
Diluted Class A earnings per share	1.01	0.76	0.71
ROA	1.10%	0.89%	0.98%
ROE	13.85	11.77	11.90

        Republic experienced modest growth in total assets during 2001 as the majority of the Bank's loan origination volume was in fixed rate secondary market loan products. The Bank was able to offset a decline of $62 million in the residential real estate portfolio from refinancings into secondary market loan products and portfolio loan amortization by growing the commercial real estate portfolio $103 million during the year.

        Funding for the growth in the loan portfolio was derived from deposits, repurchase agreements and Federal Home Loan Bank advances. Deposits and repurchase agreements increased $26 million during 2001. A significant portion of this increase was in lower cost deposits such as non-interest bearing and money market certificate of deposit accounts as many customers elected to shift from longer term retail certificates of deposit. Republic's corporate cash management accounts reflected a 17% increase in balances over year-end 2000. FHLB advances increased from $246 million at December 31, 2000 to $297 million at December 31, 2001.

        During 2001 Republic continued to expand its banking center locations by chartering a new full service bank in the state of Indiana, with expansion into a second Indiana banking center location planned for the first half of 2002. It is expected that these two new banking centers in the state of Indiana will be well positioned to attract new clients from this market area. The Bank also plans to open two additional full service banking centers by the end of the second quarter in its Kentucky market.

Refunds Now ®

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

        RAL fees, net of tax preparer rebates, were $3.1 million in 2001 compared to $2.4 million in 2000. ERC fees, net of tax preparer rebates, were $2.1 million in 2001 compared to $1.1 million in 2000. The rise in fee income was the result of an increase in volume. During the 2001 tax season, total tax offices serviced by Refunds Now increased 90% over the 2000 tax season.

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

        For 2001, net interest income was $59.5 million, up $7.7 million over the $51.8 million attained during 2000. Republic was able to increase its net interest income through higher loan volume and an improved interest rate margin compared to 2000. (For further analysis see Volume/Rate Variance Analysis of this report.)

        Republic's increase in net interest income resulting from changes in volume occurred primarily on the asset side from growth in the loan portfolio during the latter half of 2000 as well as an increase in Refund Anticipation Loans during the 2001 tax season. Republic also experienced an increase of approximately $11 million in the average outstandings of loans available for sale during 2001, which are included as a part of total loans on the average balance sheet and volume/rate analyses. On the liability side, Republic pursued a strategy during 2001 of extending maturities, primarily through advances at the Federal Home Loan Bank, and not pursuing higher cost certificates of deposit. This strategy resulted in many of the Bank's clients electing to move maturing CD's into short-term, interest bearing money market CD accounts in anticipation of future interest rate increases. As a result, the change in interest expense due to volume was only a slight increase as the reduction in CD's was offset by the increase in the money market certificate of deposit accounts, along with other borrowings.

        The increase in net interest income resulting from changes in rate occurred as the Federal Reserve decreased short-term interest rates throughout 2001. All categories of interest income experienced a reduction due to rate and primarily all categories of interest expense experienced a reduction due to rate as well. Because Republic's interest bearing liabilities generally have a shorter repricing frequency than its interest earning assets, the overall effect to the Company was an increase in net interest income due to an improved spread during 2001. Management believes short-term rate reductions by the Federal Reserve in the near-term, if any, may not continue to have the positive effect on net interest income that occurred during 2001. This is due to the fact that the already low rates on the Company's interest bearing transaction accounts may not be subject to further corresponding rate reductions, even should market rates reduce from current levels. (For further discussion see Asset/Liability Management and Market Risk of this report.)

        For 2000, net interest income was $51.8 million, up $4.2 million over the $47.6 million attained during 1999. The growth in net interest income during 2000 was primarily attributable increased volume, particularly in commercial real estate lending. The increase in net interest income due to changes in volume was substantially offset by a decline in net interest income due to changes in rates. Market interest rates generally increased from year-end 1999 through December 31, 2000. Short-term rates generally increased more than long-term rates during that time period. This caused the Company's interest-bearing liabilities, which are typically tied to shorter-term market indices, to reprice faster at higher rates during 2000 than its interest earning assets, which are generally tied to longer-term indexes.

        Table 2 provides detailed information as to average balances, interest income/expense, and rates by major balance sheet category for 1999 through 2001. Table 3 provides an analysis of the changes in net interest income attributable to changes in rates and changes in volume of interest-earning assets and interest-bearing liabilities.

Table 2—Average Balance Sheets and Rates for Years Ended December 31,

	2001			2000			1999
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollars in thousands)
	ASSETS
Earning assets:
U.S. Treasury and U.S. Government Agency Securities	$66,247	$3,574	5.39%	$121,296	$7,155	5.90%	$127,492	$6,938	5.44%
State and political subdivision securities	232	11	4.74	1,954	181	9.26	3,915	339	8.66
Mortgage-backed securities	159,495	8,606	5.40	116,764	7,956	6.81	65,493	4,015	6.42
Other investments	27,153	1,735	6.39	33,937	2,257	6.65	32,781	2,104	6.13
Federal funds sold	34,254	1,146	3.35	11,140	689	6.18	3,487	180	5.16
Total loans and fees(1)	1,185,945	102,324	8.63	1,111,356	100,422	9.04	967,751	83,581	8.64

Total earning assets	1,473,326	117,396	7.97	1,396,447	118,660	8.50	1,200,919	97,157	8.09

Less: Allowance for loan losses	(8,061)			(7,862)			(7,911)
Non-earning assets:
Cash and due from banks	27,756			25,785			20,931
Bank premises and equipment, net	19,462			19,580			17,597
Other assets	12,497			14,422			13,552

Total assets	$1,524,980			$1,448,372			$1,245,088

	LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Transaction accounts	$214,528	$4,907	2.29%	$144,034	$4,426	3.07%	$124,435	$3,311	2.66%
Money market accounts	111,357	3,931	3.53	114,675	5,792	5.05	139,567	6,285	4.50
Individual retirement accounts	33,612	1,972	5.87	30,884	1,811	5.86	26,359	1,407	5.34
Certificates of deposits and other time deposits	379,057	21,896	5.78	441,581	25,492	5.77	414,406	21,683	5.23
Repurchase agreements and other short-term borrowings	251,068	8,529	3.40	243,582	13,819	5.67	129,903	5,656	4.35
Other borrowings	282,879	16,682	5.90	249,315	15,511	6.22	207,687	11,210	5.40

Total interest bearing liabilities	1,272,501	57,917	4.55	1,224,071	66,851	5.46	1,042,357	49,552	4.75

Non-interest bearing liabilities:
Non-interest bearing deposits	116,409			101,584			87,760
Other liabilities	14,748			12,983			12,002
Stockholders' equity	121,322			109,734			102,969

Total liabilities and stockholders' equity	$1,524,980			$1,448,372			$1,245,088

Net interest income		$59,479			$51,809			$47,605

Net interest spread			3.42%			3.04%			3.34%
Net interest margin			4.04%			3.71%			3.96%

(1)
The amount of fee income included in interest on loans was $5,593; $3,520 and $2,050 for the years ended December 31, 2001, 2000, and 1999, respectively.

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

Table 3—Volume/Rate Variance Analysis

	Year Ended December 31, 2001 compared to Year Ended December 31, 2000			Year Ended December 31, 2000 compared to Year Ended December 31, 1999
	INCREASE/(DECREASE) Due to			INCREASE/(DECREASE) Due to
	Total Net Change	Volume	Rate	Total Net Change	Volume	Rate
	(in thousands)
Interest income:
U.S. Treasury and Government Agency Securities	$(3,581)	$(3,014)	$(567)	$217	$(348)	$565
State and political subdivision securities	(170)	(109)	(61)	(158)	(180)	22
Mortgage backed securities	650	2,525	(1,875)	3,941	3,450	491
Other investments	(522)	(436)	(86)	153	76	77
Federal funds sold	457	892	(435)	509	467	42
Total loans and fees	1,902	6,558	(4,656)	16,841	12,840	4,001

Total increase (decrease) in interest income	(1,264)	6,416	(7,680)	21,503	16,305	5,198

Interest expense:
Interest bearing transaction accounts	481	1,802	(1,321)	1,115	562	553
Money market accounts	(1,861)	(163)	(1,698)	(493)	(1,202)	709
Individual retirement accounts	161	160	1	404	257	147
Certificates of deposit and other time deposits	(3,596)	(3,612)	16	3,809	1,479	2,330
Repurchase agreements and other short-term borrowings	(5,290)	413	(5,703)	8,163	6,064	2,099
Other borrowings	1,171	2,010	(839)	4,301	2,442	1,859

Total increase (decrease) in interest expense	(8,934)	610	(9,544)	17,299	9,602	7,697

Increase (decrease) in net interest income	$7,670	$5,806	$1,864	$4,204	$6,703	$(2,499)

Non-Interest Income

        Non-interest income was $19.7 million during 2001, $8.9 million during 2000, and $10.1 million during 1999. The increased level of non-interest income during 2001 occurred in substantially all categories with the most significant increase in net gain on sale of mortgage loans. The decrease from 1999 to 2000 was primarily due to a reduction of the gains generated from sales of loans into the secondary market and sales of investment securities.

Table 4—Analysis of Non-Interest Income

	Year Ended December 31,			Percent Increase/(Decrease)
	2001	2000	1999	2001/2000	2000/1999
	(dollars in thousands)
Service charges on deposit accounts	$6,267	$4,410	$3,653	42%	21%
Electronic refund check fees	2,087	1,070	1,238	95	(14)
Title insurance commissions	1,515	298		408	(10)
Net gain on sale of mortgage loans	6,191	1,417	2,974	337	(52)
Net gain (loss) on available for sale securities	1,864	(161)	184	NM	(188)
Other	1,817	1,825	2,035	0	(10)

Total	$19,741	$8,859	$10,084	123	(12)

        Service charges on deposit accounts were positively affected by the Bank's "Overdraft Honor" program and an increase in the number of retail checking accounts during 2001. Overdraft related fees increased $1.8 million during 2001 as the Company added over 11,800 new retail checking accounts during the year. The "Overdraft Honor" program permits selected clients to overdraft their accounts up to $500 for the Bank's customary fee. At December 31, 2001 the Bank had nearly 25,000 accounts eligible for the "Overdraft Honor" program.

        The Bank receives substantially all Electronic Refund Check fees during the first quarter of the fiscal year. Electronic Refund Check fees increased $1.0 million during 2001 over 2000, due to a 64% increase in overall ERC volume compared to the prior year resulting from successful marketing efforts during the last half of 2000. The Company plans to continue its aggressive marketing strategies in order to increase its overall market share in this line of business.

        Title insurance commissions increased $1.2 million for 2001 over 2000. Because the Bank first began offering this product on July 1, 2000, the 2000 amount reflects only six months of activity. As a result, title insurance commissions for 2001 reflect a significant increase over 2000. The large volume of refinance activity in 1-4 family residential real estate loans during 2001 also contributed to the increase for the year as well.

        Net gain on sale of loans increased 337% during 2001 as declining market interest rates prompted an increase in consumer refinance activity of 1-4 family fixed-rate residential loans, which Republic generally sells into the secondary market. Revenue from mortgage banking activities, principally gains on sale of loans, increased as a result of increased secondary market sales volume. As a percentage of loans sold, net gains on sale decreased to 1.20% in 2001 compared to 1.26% in 2000 and 1.43% in 1999. This reduction was due primarily to a promotional mortgage loan product that reduced the amount of fees charged to the client. Although the reduced fees reduced the net margin on average loan sales, the promotional program has generated significant origination volume. Overall, the Bank originated $548 million in mortgage loans held for sale during 2001 compared to $110 million during 2000. Management anticipates that the level of 1-4 family refinancing volume will continue at or near current levels during the first quarter of 2002.

        A declining interest-rate environment during 2001 also led to an increase in the market value of the available for sale securities portfolio. Republic received proceeds of $122 million on securities available for sale during 2001 resulting in overall gains of approximately $1.6 million. Republic also had $63 million in securities that were called during 2001 resulting in recognized gains of an additional $257,000. (For further analysis, see discussion on Investment Securities).

        The decrease in non-interest income from 1999 to 2000 was primarily in the net gain on sale of mortgage loans category. This decrease occurred as a generally rising long-term interest rate environment during 2000 significantly reduced the origination volume of fixed-rate, 1-4 family residential real estate loans that Republic generally sells into the secondary market.

Non-Interest Expense

        Total non-interest expense increased by 23% to $49.3 million in 2001 compared to $40.0 million in 2000. Significant factors impacting this increase included an increase in overtime and staffing levels as well as increased marketing efforts for the Bank's promotional products. Non-interest expense increased from $37.4 million in 1999 to $40.0 million in 2000. The increase in 2000 was primarily attributable to expansion activities. Moderate increases in non-interest expense are likely to continue going forward as Republic anticipates opening a minimum of three additional banking centers in 2002.

        Non-interest expense levels are often measured using an efficiency ratio (non-interest expense divided by the sum of net interest income and non-interest income). A lower efficiency ratio is indicative of higher bank performance. Republic's efficiency ratio was 62% in 2001 compared to 66% in 2000 and 65% in 1999.

Table 5—Analysis of Non-Interest Expense

	Year Ended December 31,			Percent Increase/(Decrease)
	2001	2000	1999	2001/2000	2000/1999
	(dollars in thousands)
Salaries and employee benefits	$25,943	$20,519	$20,661	26%	(1%)
Occupancy and equipment	9,073	8,825	7,632	3	16
Communication and transportation	2,319	2,084	1,716	11	21
Marketing and development	2,839	1,555	1,266	83	23
Bankshares tax	1,513	1,339	811	13	65
Legal fees	944	353	281	167	26
Supplies	1,170	994	940	18	6
Other	5,490	4,360	4,076	26	7

Total	$49,291	$40,029	$37,383	23%	7%

        Salary and employee benefits increased for 2001. The increase was attributable to annual merit increases and associated incentive compensation accruals, additions to commercial lending and cash management professional sales staff, additions to staff and overtime at Refunds Now and additional staff and overtime to support the strong secondary market loan origination volume during the year. Total full-time equivalent employees (FTE's) increased to 532 at December 31, 2001 from 462 at December 31, 2000.

        Marketing and development costs increased during 2001. The increase was attributable to the Company's aggressive direct-mail marketing campaign for the "Absolutely Free Checking" product and enhanced radio marketing for the Bank's fixed-rate secondary market loan products.

        Legal expenses increased $591,000 during 2001 over 2000. The increase was primarily attributable to the patent litigation at Refunds Now. All parties have settled the matter, and as a result, legal fees are expected to reduce to historical levels sustained in the normal course of business prior to the initiation of the patent litigation. (For further discussion, see Part II, Item 1, Legal proceedings of the Form 10K.)

        Non-interest expense increased modestly during 2000 over 1999 primarily in the occupancy and equipment category. This increase occurred due to a full year of operation of the Bank's Springhurst, Fern Creek and Prospect banking centers, republicbank.com, and the loan production office in southern Indiana.

FINANCIAL CONDITION

Loan Portfolio

        Net loans, primarily consisting of secured real estate loans, increased by $40 million to $1.2 billion at December 31, 2001. Republic's commercial real estate portfolio increased $103 million from December 31, 2000 as the Company continued its emphasis on commercial real estate lending. Republic was also successful in retaining a significant portion of its commercial real estate loans during 2001 despite the heavy refinance volume that occurred. The Company was successful in retaining many of these loans through the use of early termination penalties, which acted to inhibit routine refinancings. Republic's commercial real estate loans are primarily concentrated within the Bank's existing markets, and are principally comprised of loans secured by multi-family investment properties, single-family developments, medical facilities, small business owner-occupied offices, retail properties and, to a lesser extent, golf courses. In conjunction with its commercial real estate lending, emphasis continues to be placed on acquiring the associated deposit relationships from these loan clients.

        The residential real estate loan portfolio declined by $61 million to $572 million at December 31, 2001. The market interest rate environment negatively influenced portfolio residential real estate originations as the trend toward lower long-term market interest rates resulted in many adjustable-rate portfolio loans being refinanced into fixed-rate, secondary market loan products. Given the current market interest rate conditions subsequent to December 31, 2001, management does not anticipate that the Bank's residential loan portfolio will increase in the near term as the majority of residential real estate loan originations are expected to be fixed-rate secondary market loan products.

        The real estate construction category declined $6 million from December 31, 2000 to $71 million. The decrease was due primarily to the conversion of one large commercial construction loan totaling $8.3 million to a permanent, amortizing loan in the commercial real estate category.

        Republic's consumer loans decreased from $33 million at December 31, 2000 to $27 million at December 31, 2001. Consumer lending is not a key bank initiative and therefore is not promoted through structured advertising campaigns. The Bank does provide basic consumer loan products to its current customer base but management does not intend to actively grow this line of business due to the smaller loan amounts, higher origination and servicing costs, coupled with generally higher risk factors associated with these loans.

        Home equity loans increased $10 million during 2001 to $125 million. The increase was primarily the result of cross-sales made by the Company in conjunction with the origination of its fixed-rate secondary market loan products. During 2001 the Company originated 1,800 new home equity lines of credit representing $38 million outstanding at year-end. At year-end, Republic loan clients had $112 million of approved home equity lines of credit available for use.

Table 6—Loans by Type

	As of December 31,
	2001	2000	1999	1998	1997
	(in thousands)
Real estate:
Residential	$571,959	$633,328	$636,012	$520,583	$480,874
Commercial	360,056	256,834	163,064	118,293	76,306
Construction	70,870	77,437	63,928	47,396	37,940
Commercial	30,627	30,008	31,411	26,381	21,552
Consumer	26,905	32,662	42,408	59,874	86,061
Home Equity	125,360	115,467	103,833	106,845	102,512

Total Loans	$1,185,777	$1,145,736	$1,040,656	$879,372	$805,245

        Mortgage loans held for sale are primarily comprised of fixed-rate, single family residential loans the Company intends to sell into the secondary market. Management elects to sell the majority of its fixed-rate residential loans into the secondary market in order to reduce its exposure to market interest rate risk. Mortgage loans held for sale increased to $35 million at December 31, 2001 as lower long-term market interest rates led to an increase in the number of customers electing to refinance into fixed-rate secondary market loan products. During 2001, Republic sold $517 million in residential mortgage loans into the secondary market compared to $112 million in 2000. At the end of 2001, Republic was servicing $243 million in mortgage loans for other investors compared to $187 million in 2000. The increase in the mortgage-banking servicing portfolio from 2000 to 2001 resulted from management's decision to retain the servicing rights on a portion of its newly originated secondary market loans due to pricing cosiderations.

        Table 7 illustrates Republic's fixed rate maturities and repricing frequency for the loan portfolio:

Table 7—Selected Loan Distribution

	Total	One Year Or Less	Over One Through Five Years	Over Five Years
As of December 31, 2001 (in thousands)
Fixed rate maturities:
Real estate
Residential	$88,794	$27,056	$35,129	$26,609
Commercial	49,960	12,376	17,950	19,634
Construction	23,564	21,733	1,812	19
Commercial	16,892	7,528	8,895	469
Consumer	26,830	15,464	9,755	1,611
Home equity	3,988	2,765	802	421

Total Fixed	210,028	86,922	74,343	48,763

Variable rate repricing:
Real estate
Residential	$483,165	$184,147	$250,198	$48,820
Commercial	310,096	160,797	139,024	10,275
Construction	47,306	46,825	481
Commercial	13,735	13,715	20
Consumer	75	28	47
Home equity	121,372	121,354		18

Total Variable	975,749	526,866	389,770	59,113

Allowance and Provision for Loan Losses

        The provision for loan losses was $3.5 million during 2001 compared to $1.4 million during 2000. The higher provision for loan losses in 2001 was primarily attributable to an increase in losses associated with the higher volume of Refund Anticipation Loans at Refunds Now as well as an increase in losses in the 1-4 family residential and commercial real estate portfolios.

        While Refunds Now transaction volume increased, net charge-offs from refund anticipation loans also increased from $271,000 for 2000 to $1.1 million for 2001. This increase was attributable to higher overall volume, and to a lesser extent, losses attributable to limited errors in information received from third parties that Refunds Now utilizes, in part, in connection with its underwriting criteria. It is not known whether or not similar errors may occur in the information utilized by the Bank as a component of its underwriting in the 2002 tax processing year for 2001 tax returns. Excluding the net charge-offs related to Refunds Now, net charge-offs for the Bank's traditional loan portfolios increased from $1.1 million for 2000 to $1.7 million during 2001. Charge-offs for residential real estate loans includes approximately $250,000 for one commercial loan secured in part by residential real estate as well as charge-offs for business loans to real estate investors secured by 1-4 family residential real estate.

        The total allowance for loan losses increased $745,000 to $8.6 million from December 31, 2000 to December 31, 2001. Management elected to increase the allowance for loan losses due to the continued strong growth in commercial real estate lending and the generally recognized slowing in the U.S. economy. Based on information presently available, management believes it has adequately provided for loan losses at December 31, 2001. Management continues to monitor the commercial real estate portfolio closely and believes that it provided an adequate component within the allowance for loans associated with commercial real estate lending, recognizing that these loans generally carry a greater risk of loss than residential real estate loans.

Table 8—Summary of Loan Loss Experience

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(dollars in thousands)
Allowance for loan losses at beginning of year	$7,862	$7,862	$7,862	$8,176	$6,241
Charge-offs:
Real estate
Residential	(980)	(319)	(455)	(165)	(358)
Commercial	(703)	(571)	(77)	(500)
Construction	(8)	(115)	(61)	(352)
Commercial	(114)	(51)	(97)	(79)	(43)
Consumer	(818)	(734)	(1,508)	(2,828)	(5,458)
Tax refund loans	(1,550)	(500)	(200)

Total	(4,173)	(2,290)	(2,398)	(3,924)	(5,859)

Recoveries:
Real estate
Residential	105	43	15	7	23
Commercial	313	5
Construction
Commercial	24	15	8	4
Consumer	502	616	557	489	520
Tax refund loans	481	229	12

Total	1,425	908	592	500	543

Net loan charge-offs	(2,748)	(1,382)	(1,806)	(3,424)	(5,316)
Provision for loan losses	3,493	1,382	1,806	3,110	7,251

Allowance for loan losses at end of year	$8,607	$7,862	$7,862	$7,862	$8,176

Ratios:
Allowance for loan losses to total loans	0.73%	0.69%	0.76%	0.89%	1.02%
Net loan charge-offs to average loans outstanding for the period	0.23	0.12	0.19	0.40	0.66
Allowance for loan losses to non-performing loans	154	193	213	158	115

        Table 9 depicts management's allocation of the allowance for loan losses by loan type. Allowance funding and allocation is based on management's assessment of economic conditions, past loss experience, loan volume, past-due history and other factors. Since these factors and management's assumptions are subject to change, the allocation is not necessarily indicative of future loan portfolio performance.

Table 9—Management's Allocation of the Allowance for Loan Losses

	As of December 31,
	2001		2000		1999
	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans
	(dollars in thousands)
Real estate:
Residential	$982	48%	$1,685	55%	$2,070	61%
Commercial	5,761	30	4,322	22	2,527	16
Construction	759	6	953	7	1,638	6
Commercial	458	3	385	3	483	3
Consumer	647	13	517	13	1,144	14

Total	$8,607	100%	$7,862	100%	$7,862	100%

Asset Quality

        Loans, including impaired loans under SFAS 114 and excluding consumer loans, are placed on non-accrual status when they become past due 90 days or more as to principal or interest, unless they are adequately secured and in the process of collection. When loans are placed on non-accrual status, all unpaid accrued interest is reversed. These loans remain on non-accrual status until the borrower demonstrates the ability to remain current or the loan is deemed uncollectible and is charged off. Consumer loans are not placed on non-accrual status but are reviewed periodically and charged off when they reach 120 days past due or are deemed uncollectible. At December 31, 2001, Republic had $89,000 in consumer loans 90 days or more past due compared to $116,000 at December 31, 2000.

        The Bank's level of delinquent loans to total loans increased to 1.73% at December 31, 2001, up from 1.27% at December 31, 2000. Republic experienced an increase in total non-performing loans from $4.1 million at December 31, 2000 to $5.6 million at December 31, 2001. Other real estate owned decreased from $478,000 at December 31, 2000 to $149,000 at December 31, 2001. The increase in non-performing loans was in the residential real estate and construction real estate loan portfolios. Management does not consider the overall increase in non-performing loans during the period to be material or indicative of any adverse change in the overall asset quality of the Bank's loan portfolios.

Table 10—Non-Performing Assets

	As of December 31,
	2001	2000	1999	1998	1997
	(dollars in thousands)
Loans on non-accrual status(1)	$5,056	$3,100	$2,721	$3,258	$2,676
Loans past due 90 days or more	521	984	968	1,731	4,459

Total non-performing loans	5,577	4,084	3,689	4,989	7,135
Other real estate owned	149	478	218	540	22

Total non-performing assets	$5,726	$4,562	$3,907	$5,529	$7,157

Percentage of non-performing loans to total loans	0.47%	0.36%	0.35%	0.57%	0.90%
Percentage of non-performing assets to total loans	0.48	0.40	0.38	0.63	0.90

(1)
Loans on non-accrual status includes impaired loans. See note 4 to the Consolidated Financial Statements for additional discussion on impaired loans.

        Republic defines impaired loans to be those commercial loans greater than $499,999 that management has classified as doubtful (collection of total amount due is highly questionable or improbable) or loss (all or a portion of the loan has been written off or a specific allowance for loss has been provided). Republic's policy is to charge off all or that portion of its investment in an impaired loan upon a determination that it is probable the full amount will not be collected. Impaired loans, consisting of two commercial real estate loans, decreased from $767,000 at December 31, 2000 to $104,000 at December 31, 2001. The decrease was a result of a charge-off taken on one of the loans.

Investment Securities

Table 11—Securities Portfolio

	December 31,
	2001	2000	1999	1998	1997
	(in thousands)
Securities Available for Sale:
U.S. Treasury and government agencies	$32,023	$87,309	$97,029	$123,976	$44,559
Agency mortgage-backed securities	179,576	65,556	66,340	47,806	49,267
Corporate bonds		18,810	18,258	15,154
Other securities		125

Total Securities Available for Sale	211,599	171,800	181,627	186,936	93,826

Securities Held to Maturity:
U.S. Treasury and government agencies	50,995	40,375	25,353	25,422	93,693
States and political subdivisions	200	275	3,775	4,077	4,270
Agency mortgage-backed securities	31,151	63,118	3,803	486	583

Total Securities Held to Maturity	82,346	103,768	32,931	29,985	98,546

Total	$293,945	$275,568	$214,558	$216,921	$192,372

        The investment portfolio primarily consists of U.S. Treasury and U.S. Government Agency obligations, which include agency mortgage-backed securities, and corporate bonds. The agency mortgage-backed securities (MBS) consist of 15-year fixed, 7-year balloons and 5-year balloons as well as other adjustable rate mortgage securities, underwritten and guaranteed by GNMA, FHLMC and FNMA. Agency collateralized mortgage obligations (CMO's) are also held in the investment portfolio. The coupon on these CMO's adjusts monthly at a spread to the one-month LIBOR.

        Securities available for sale increased from $172 million at December 31, 2000 to $212 million at December 31, 2001 with a weighted average maturity of 3.1 years at year-end 2001. The increase in the available for sale portfolio was primarily in the agency mortgage-backed security category, which rose

$114 million from year-end 2000. Management elected to invest funds into these securities due to a greater interest rate spread compared to U.S. Treasuries. The increase in agency mortgage-backed securities was partially offset by a decline in U.S. Treasuries and government agencies as well as corporate bonds. A large portion of these securities was sold due to a changing economic environment, which included changing interest rates spreads between alternative investments and potential corporate debt downgrades.

        Securities in the held to maturity portfolio decreased from $104 million at December 31, 2000 to $82 million at December 31, 2001. During January 2001, $102 million of securities in the held to maturity portfolio were reclassified as available for sale as permitted by the adoption of new accounting guidance. Approximately $49 million of these securities represented CMO's and were subsequently sold for a gain of approximately $486,000. In December, Republic purchased a $50 million short-term Treasury bill for year-end collateral needs and classified the security in the held to maturity portfolio. Republic also purchased $31 million in CMO's during the fourth quarter of 2001 which management elected to classify as held to maturity.

Table 12—Investment Securities Available for Sale

	As of December 31, 2001
	Amortized Cost	Fair Value	Average Maturity in Years	Weighted Average Yield
	(dollars in thousands)
U.S. Treasury and U.S. Government Agencies:
Within one year	$8,507	$8,561	0.2	6.11%
Over one through five years	23,035	23,462	0.8	5.29

Total U.S. Treasury and Government Agencies	31,542	32,023	0.6	5.51
Total mortgage-backed securities	179,636	179,576	3.6	4.76

Total available for sale investment securities	$211,178	$211,599	3.1	4.85

Table 13—Investment Securities Held to Maturity

	As of December 31, 2001
	Amortized Cost	Fair Value	Average Maturity in Years	Weighted Average Yield
	(dollars in thousands)
U.S. Treasury and U.S. Government Agencies:
Within one year	$49,995	$49,980	0.1	1.60%
Over one through five years	1,000	978	1.9	2.47

Total U.S. Treasury and Government Agencies	50,995	50,958	0.1	1.62

Obligations of states and political subdivision:
Within one year	100	101	0.3	4.90
Over one through five years	100	102	0.7	4.70

Total obligations of state and political subdivisions	200	203	0.5	4.80
Total mortgage-backed securities	31,151	31,154	15.9	3.32

Total held to maturity investment securities	$82,346	$82,315	6.1	2.27

Deposits

        Total deposits were $866 million at December 31, 2001 compared to $864 million at December 31, 2000. Non-interest bearing deposits increased $22 million since December 31, 2000 to $130 million, as management continues to focus on gathering lower cost funds through the Company's retail banking centers and Cash Management areas. Because these funds are primarily transaction based, they are likely to have fluctuating balances from period to period.

        Money market certificates of deposit increased $79 million as declining market interest rates prompted certificate of deposit clients to switch their maturing deposits into more liquid investment vehicles. Certificates of deposit decreased $82 million as management pursued a strategy of lowering its rates on high-cost, retail certificates of deposit while utilizing lower-cost, longer-term Federal Home Loan Bank borrowings to fund the Company's assets during 2001.

Table 14—Deposits

	December 31,
	2001	2000	1999	1998	1997
	(in thousands)
Demand (NOW, SuperNOW and Money Market)	$185,447	$206,511	$204,071	$179,804	$118,870
Savings	16,293	12,584	12,158	12,330	12,165
Money market certificates of deposit	155,601	76,818	43,152	35,139	41,307
Individual retirement accounts	34,299	32,933	29,380	23,353	30,167
Certificates of deposit, $100,000 and over	87,154	106,313	91,848	77,365	63,045
Other certificates of deposit	258,012	321,185	319,558	309,938	352,478
Brokered deposits		100	16,486	28,873	47,653

Total interest bearing deposits	736,806	756,444	716,653	666,802	665,685
Total non-interest bearing deposits	129,552	107,317	84,256	80,345	65,913

Total	$866,358	$863,761	$800,909	$747,147	$731,598

Securities Sold Under Agreements to Repurchase and Other Short-Term Borrowings

        Securities sold under agreements to repurchase and other short-term borrowings increased $19 million. Securities sold under agreements to repurchase increased approximately $49 million from a small number of the Company's larger cash management accounts. These accounts are subject to large periodic changes in balances. This increase was offset by the pay-off of a $30 million repurchase agreement that was utilized to fund a CMO growth initiative during 2000. These securities were sold during the first quarter of 2001 and the funds from this sale were used to pay off the corresponding debt.

Other Borrowed Funds

        Other borrowed funds consists primarily of advances from the Federal Home Loan Bank. Management elected to extend maturities in this category during 2001 in order to improve its overall interest rate risk position and lower its current cost of funds. In the process of extending maturities, the Company paid off $25 million in advances with a coupon of 6.69% during the fourth quarter of 2001. These advances were scheduled to mature in October 2002. This early termination of long-term debt resulted in an extraordinary, after-tax expense of $686,000 to the Company. The Company subsequently borrowed $9 million from the Federal Home Loan Bank, in the form of a 3-year advance with a coupon of 3.91%, to replace a portion of this debt. Management estimates, based on interest rates at December 31, 2001, that the Company will realize an increase in net interest income of approximately $1.0 million before taxes for the one-year period subsequent to the execution of the transaction.

        For the year, the Company borrowed $129 million with $40 million fixed for 5 years. The remaining $89 million in borrowings are callable by the Federal Home Loan Bank after their respective fixed-rate periods, ranging from one to five years. These advances have a maturity of five to ten years if not called earlier by the Federal Home Loan Bank.

Liquidity

        Republic maintains sufficient liquidity to fund loan demand and routine deposit withdrawal activity. Liquidity is managed by retaining sufficient liquid assets in the form of investment securities and core deposits to meet demand. Funding and cash flows can also be realized from the available-for-sale portion of the securities portfolio and paydowns from the loan portfolio. Republic's banking centers also provide access to retail deposit markets. Approximately $79 million of deposits, repurchase agreements and short-term borrowings collateralized by investment securities, private insurance bonds and Federal Home Loan Bank letters of credit are attributable to three customer relationships at December 31, 2001. These funds are short-term in nature and subject to immediate withdrawal by those entities. Should these funds be withdrawn, Republic has the ability to replenish them through alternative funding sources, including established lines of credit with other financial institutions, the FHLB and brokerage firms. While Republic utilizes numerous funding sources in order to meet liquidity requirements, FHLB borrowings remain a material component of management's balance sheet strategy.

Capital

        Total capital increased from $117 million at December 31, 2000 to $125 million at December 31, 2001. The increase in capital was primarily attributable to net income during 2001, increases in accumulated other comprehensive income and stock options exercised by Republic's employees. These increases were largely offset by a "Dutch Auction" tender offer completed in March 2001. Under this tender offer, Republic purchased 747,319 shares of the Company's Class A Common Stock at a cost of $10 per share. The overall reduction to capital attributable to the tender offer was $7.6 million. The offer to purchase commenced February 12, 2001 and expired on March 13, 2001.

        In addition to the shares approved to be purchased under the Dutch Auction tender offer, Republic's board of directors approved a Class A share repurchase program of 500,000 shares during 1998 and 1999. Under this program, Republic repurchased approximately 456,000 shares through December 31, 2001 with a weighted average cost of $10.09, and a total cost of $4.6 million. Republic purchased approximately 15,000 of these shares during 2001 at a weighted average cost of $12.88. Republic was authorized to buyback an additional 44,000 shares of Class A Common Stock under the program at December 31, 2001.

        During the second quarter of 2001, the board of directors of Republic Bank & Trust Company approved a $5 million dividend to Republic Bancorp, Inc. The Parent Company then utilized the $5 million dividend as a capital contribution to its newly formed, wholly owned banking subsidiary, Republic Bank & Trust Company of Indiana.

        Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Republic continues to exceed the regulatory requirements for Tier I, Tier I leverage and total risk-based capital. The Bank intends to maintain a capital position that meets or exceeds the "well capitalized" requirements as defined by the FDIC. Regulatory agencies measure capital adequacy within a framework that makes capital requirements, in part, dependent on the individual risk profiles of financial institutions. Republic's average capital to average assets ratio was 7.96% at December 31, 2001 compared to 7.58% at December 31, 2000.

Asset/Liability Management and Market Risk

        Asset/liability management control is designed to ensure safety and soundness, maintain liquidity and regulatory capital standards, and achieve acceptable net interest income. Interest rate risk is the exposure to adverse changes in the net interest income as a result of market fluctuations in interest rates. Management, on an ongoing basis, monitors interest rate and liquidity risk in order to implement appropriate funding and balance sheet strategies. Management considers interest rate risk to be Republic's most significant market risk.

        Republic utilizes an earnings simulation model to analyze net interest income sensitivity. Potential changes in market interest rates and their subsequent effects on net interest income are then evaluated. The model projects the effect of instantaneous movements in interest rates of both 100 and 200 basis points. Assumptions based on the historical behavior of Republic's deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure future net interest income or precisely predict the impact of fluctuations in market interest rates on net interest income. Actual results will differ from the model's simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and the application and timing of various management strategies.

        Republic's interest sensitivity profile moderated from December 31, 2000 to December 31, 2001 as management pursued a strategy of extending liabilities to reduce the sensitivity of the Company's balance sheet to fluctuations in market interest rates. Given a sustained 100 basis point downward shock to the yield curve used in the simulation model, Republic's base net interest income would decrease by an estimated 1.22% at December 31, 2001 compared to an increase of 2.22% at December 31, 2000. Given a 100 basis point increase in the yield curve Republic's base net interest income would decrease by an estimated 2.41% at December 31, 2001 compared to a decrease of 3.85% at December 31, 2000.

        Management elected to shift a portion of Republic's funding from short-term repricing liabilities to longer-term FHLB borrowings with fixed interest rates from one to five years. (See discussion regarding other borrowed funds.) In addition to moderating the Company's interest rate risk position, this strategy minimized potential additional income from future rate decreases and reduced the negative impact on potential income resulting from future rate increases.

        The interest sensitivity profile of Republic at any point in time will be affected by a number of factors. These factors include the mix of interest sensitive assets and liabilities as well as their relative pricing schedules. It is also influenced by market interest rates, deposit growth, loan growth, and other factors. The following tables are representative only and is not a precise measurement of the effect of changing interest rates on Republic's net interest income in the future.

        Tables 15 & 16 illustrate Republic's estimated annualized earnings sensitivity profile based on the asset/liability model as of year-end 2001 and year-end 2000, respectively:

Table 15—Interest Rate Sensitivity for 2001

	Decrease in Rates			Increase in Rates
	200 Basis Points	100 Basis Points	BASE	100 Basis Points	200 Basis Points
	(dollars in thousands)
Projected interest income
Short-term investments	$165	$360	$969	$1,614	$1,893
Investments	9,374	10,540	11,958	13,333	15,064
Loans	82,075	85,238	88,517	92,130	95,945

Total interest income	91,614	96,138	101,444	107,077	112,902

Projected interest expense
Deposits	16,068	17,550	20,071	23,919	27,642
Securities sold under agreements to repurchase	2,550	3,355	5,286	8,505	11,730
Other borrowed funds	15,871	15,992	16,113	16,124	16,204

Total interest expense	34,489	36,897	41,470	48,548	55,576

Net interest income	$57,125	$59,241	$59,974	$58,529	$57,326

Change from base	$(2,849)	$(733)		$(1,445)	$(2,648)

% Change from base	(4.75)%	(1.22)%		(2.41)%	(4.42)%

Table 16—Interest Rate Sensitivity for 2000

	Decrease in Rates			Increase in Rates
	200 Basis Points	100 Basis Points	BASE	100 Basis Points	200 Basis Points
	(dollars in thousands)
Projected interest income
Short-term investments	$246	$194	$162	$89	$106
Investments	14,868	16,447	18,160	19,738	21,027
Loans	100,645	105,004	108,130	112,093	115,729

Total interest income	115,759	121,645	126,452	131,920	136,862

Projected interest expense
Deposits	35,333	40,182	43,051	47,458	51,500
Securities sold under agreements to repurchase	7,877	10,157	12,418	14,897	17,181
Other borrowed funds	15,832	16,627	17,493	18,134	18,845

Total interest expense	59,042	66,966	72,962	80,489	87,526

Net interest income	$56,717	$54,679	$53,490	$51,431	$49,336

Change from base	$3,227	$1,189		$(2,059)	$(4,154)

% Change from base	6.03%	2.22%		(3.85)%	(7.77)%

Market and Dividend Information

        Republic's Class A Common Stock is traded on the Nasdaq National Market System (NASDAQ) under the symbol "RBCAA". The following table sets forth the high and low closing prices of the Class A Common Stock and the dividends paid on the Class A Common Stock and Class B Common Stock during the past two years.

2001
Quarter Ended	Market Value		Dividend
	High	Low	Class A	Class B
March 31	$9.19	$6.19	$0.044	$0.040
June 30	13.18	8.13	0.044	0.040
September 30	14.51	10.70	0.044	0.040
December 31	13.99	12.10	0.044	0.040

2000
Quarter Ended	Market Value		Dividend
	High	Low	Class A	Class B
March 31	$9.81	$7.88	$0.03575	$0.0325
June 30	10.06	6.38	0.03575	0.0325
September 30	8.63	6.75	0.03575	0.0325
December 31	7.00	5.63	0.04400	0.0400

        There is no established public trading market for the Class B Common Stock, and there was no established public trading market for the Class A Common Stock prior to July 21, 1998. At February 8, 2002, the Class A Common Stock was held by 724 shareholders of record, and the Class B Common Stock was held by 239 shareholders of record. The Company intends to continue its historical practice of paying quarterly cash dividends although there is no assurance by the board of directors that such dividends will continue to be paid in the future. The payment of dividends in the future is dependent on future income, financial position, capital requirements, the discretion and judgment of the Board of Directors and other considerations. In addition, the payment of dividends is subject to the regulatory restrictions described in Note 13 to the Company's consolidated financial statements.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
of Republic Bancorp, Inc.

        We have audited the accompanying consolidated balance sheets of Republic Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Republic's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Republic Bancorp, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

        As disclosed in Note 1, during 2001 the Company adopted new accounting guidance on derivatives.

Crowe, Chizek and Company LLP

Louisville, Kentucky
January 11, 2002

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000 (in thousands, except share data)

	2001	2000
ASSETS:
Cash and cash equivalents—
Cash and due from banks	$35,569	$40,215
Securities available for sale	211,599	171,800
Securities to be held to maturity	82,346	103,768
Mortgage loans held for sale	35,492	5,229
Loans, less allowance for loan losses of $8,607 and $7,862 (2001 and 2000)	1,176,094	1,136,531
Federal Home Loan Bank stock	17,375	16,171
Premises and equipment, net	19,590	19,573
Other assets and accrued interest receivable	12,766	14,785

TOTAL	$1,590,831	$1,508,072

LIABILITIES:
Deposits:
Non-interest bearing	$129,552	$107,317
Interest bearing	736,806	756,444
Securities sold under agreements to repurchase and other short-term borrowings	282,023	263,001
Other borrowed funds	296,950	246,050
Guaranteed preferred beneficial interests in Republic's subordinated debentures	5,852	6,352
Other liabilities and accrued interest payable	14,533	11,966

Total liabilities	1,465,716	1,391,130
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Preferred stock, no par value, 100,000 shares authorized Series A 8.5% noncumulative convertible Class A common stock, no par value, 30,000,000 shares authorized, 14,027,284 shares (2001) and 14,511,976 shares (2000) issued and outstanding; Class B common stock, no par value, 5,000,000 shares authorized, 2,078,731 shares (2001) and 2,104,735 shares (2000) issued and outstanding	3,953	4,079
Additional paid-in capital	33,017	33,294
Retained earnings	90,873	83,345
Unearned shares in employee stock ownership plan	(3,005)	(3,324)
Accumulated other comprehensive income (loss)	277	(452)

Total stockholders' equity	125,115	116,942

TOTAL	$1,590,831	$1,508,072

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001, 2000 and 1999 (in thousands, except per share data)

	2001	2000	1999
INTEREST INCOME:
Loans, including fees	$102,324	$100,422	$83,581
Securities
Taxable	12,776	16,309	12,260
Non-taxable	11	89	95
Other	2,285	1,840	1,221

Total interest income	117,396	118,660	97,157

INTEREST EXPENSE:
Deposits	32,706	37,521	32,686
Securities sold under agreements to repurchase and short-term borrowings	8,529	13,819	5,656
Other borrowed funds	16,682	15,511	11,210

Total interest expense	57,917	66,851	49,552

NET INTEREST INCOME	59,479	51,809	47,605
PROVISION FOR LOAN LOSSES	3,493	1,382	1,806
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	55,986	50,427	45,799

NON-INTEREST INCOME:
Service charges on deposit accounts	6,267	4,410	3,653
Electronic refund check fees	2,087	1,070	1,238
Title insurance commissions	1,515	298
Net gain on sale of mortgage loans	6,191	1,417	2,974
Net gain (loss) on sale of securities	1,864	(161)	184
Other	1,817	1,825	2,035

Total non-interest income	19,741	8,859	10,084

NON-INTEREST EXPENSE:
Salaries and employee benefits	25,943	20,519	20,661
Occupancy and equipment	9,073	8,825	7,632
Communication and transportation	2,319	2,084	1,716
Marketing and development	2,839	1,555	1,266
Bankshares tax	1,513	1,339	811
Legal fees	944	353	281
Supplies	1,170	994	940
Other	5,490	4,360	4,076

Total non-interest expense	49,291	40,029	37,383

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM	26,436	19,257	18,500
INCOME TAXES	8,942	6,336	6,248

NET INCOME BEFORE EXTRAORDINARY ITEM	17,494	12,921	12,252
EXTRAORDINARY ITEM—EARLY EXTINGUISHMENT OF LONG-TERM DEBT, NET OF TAX	686

NET INCOME	$16,808	$12,921	$12,252

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX:
Change in unrealized gain (loss) on securities	$1,948	$3,368	$(4,015)
Reclassification of realized amount	(1,219)	106	(121)

Net unrealized gain (loss) recognized in comprehensive income	729	3,474	(4,136)

COMPREHENSIVE INCOME	$17,537	$16,395	$8,116

EARNINGS PER SHARE BEFORE EXTRAORDINARY ITEM, BASIC
Class A	$1.09	$0.78	$0.73
Class B	1.07	0.77	0.72
EARNINGS PER SHARE ASSUMING DILUTION BEFORE EXTRAORDINARY ITEM
Class A	1.05	0.76	0.71
Class B	1.03	0.75	0.69
EARNINGS PER SHARE, BASIC
Class A	1.04	0.78	0.73
Class B	1.03	0.77	0.72
EARNINGS PER SHARE ASSUMING DILUTION
Class A	1.01	0.76	0.71
Class B	0.99	0.75	0.69

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 and 1999 (in thousands, except per share data)

	Common Stock
						Unearned Shares in Employee Stock Ownership Plan
							Accumulated Other Comprehensive Income (Loss)
	Class A Shares	Class B Shares	Amount	Additional Paid-In Capital	Retained Earnings			Total Stockholders' Equity
BALANCE, January 1, 1999	14,869	2,305	$4,149	$34,014	$65,469		$210	$103,842
Stock options exercised, net of shares redeemed	22	4	6	91				97
Repurchase of Class A Common	(247)		(57)	(489)	(2,167)			(2,713)
Conversion of Class B Common to Class A Common	167	(167)
Conversion of Capital Trust Preferred to Class A Common	5		1	49				50
Purchase of 300,000 shares under the Employee Stock Ownership Plan	(300)					$(3,873)		(3,873)
Commitment of 19,612 shares to be released under the Employee Stock Ownership Plan	20			(48)		253		205
Dividends declared Common:
Class A ($0.11825 per share)					(1,721)			(1,721)
Class B ($0.10750 per share)					(233)			(233)
Net changes in accumulated other comprehensive income (loss)							(4,136)	(4,136)
Net income					12,252			12,252

BALANCE, December 31, 1999	14,536	2,142	$4,099	$33,617	$73,600	$(3,620)	$(3,926)	$103,770
Stock options exercised, net of shares redeemed	42	17	14	86				100
Repurchase of Class A Common	(143)		(34)	(283)	(691)			(1,008)
Conversion of Class B Common to Class A Common	54	(54)
Commitment of 22,930 shares to be released under the Employee Stock Ownership Plan	23			(126)		296		170
Dividends declared Common:
Class A ($0.15125 per share)					(2,194)			(2,194)
Class B ($0.13750 per share)					(291)			(291)
Net changes in accumulated other comprehensive income (loss)							3,474	3,474
Net income					12,921			12,921

BALANCE, December 31, 2000	14,512	2,105	$4,079	$33,294	$83,345	$(3,324)	$(452)	$116,942
Stock options exercised, net of shares redeemed	155	22	44	808	(385)			467
Repurchase of Class A Common	(763)		(182)	(1,521)	(6,113)			(7,816)
Conversion of Class B Common to Class A Common	48	(48)
Conversion of Capital Trust Preferred to Class A Common	50		12	488				500
Commitment of 24,649 shares to be released under the Employee Stock Ownership Plan	25			(52)		319		267
Dividends declared Common:
Class A ($0.176 per share)					(2,449)			(2,449)
Class B ($0.160 per share)					(333)			(333)
Net changes in accumulated other comprehensive income (loss)							729	729
Net income					16,808			16,808

BALANCE, December 31, 2001	14,027	2,079	$3,953	$33,017	$90,873	$(3,005)	$277	$125,115

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 and 1999 (in thousands)

	2001	2000	1999
OPERATING ACTIVITIES:
Net income	$16,808	$12,921	$12,252
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net	3,736	4,132	3,949
FHLB stock dividends	(1,204)	(1,117)	(1,018)
Provision for loan losses	3,493	1,382	1,806
Net gain on sale of mortgage loans	(6,191)	(1,417)	(2,974)
Net (gain) loss on sale of securities	(1,864)	161	(184)
Proceeds from sale of mortgage loans held for sale	523,663	113,768	210,747
Origination of mortgage loans held for sale	(547,735)	(110,172)	(177,014)
Employee Stock Ownership Plan expense	267	170	205
Changes in assets and liabilities:
Accrued interest receivable and other assets	2,267	(1,196)	3,273
Accrued interest payable and other liabilities	2,622	998	(684)

Net cash provided by (used in) operating activities	(4,138)	19,630	50,358
INVESTING ACTIVITIES:
Purchases of securities available for sale	(248,731)	(61,159)	(89,042)
Purchases of securities to be held to maturity	(80,845)	(88,109)	(61,354)
Proceeds from maturities of securities to be held to maturity	139	17,438	58,544
Proceeds from maturities and paydowns of securities available for sale	191,715	48,248	67,546
Proceeds from sales of securities available for sale	122,516	27,569	20,244
Net increase in loans	(43,680)	(107,842)	(165,653)
Purchases of premises and equipment, net	(3,955)	(4,613)	(6,724)

Net cash used in investing activities	(62,841)	(168,468)	(176,439)
FINANCING ACTIVITIES:
Net increase in deposits	2,597	62,852	53,762
Net increase in securities sold under agreements to repurchase and other short-term borrowings	19,022	47,283	67,059
Payments on other borrowed funds	(99,837)	(305,531)	(93,839)
Proceeds from other borrowed funds	150,737	320,198	135,000
Repurchase of Class A common stock	(7,816)	(1,008)	(2,713)
Proceeds from common stock options exercised	467	100	97
Purchase of shares for Employee Stock Ownership Plan			(3,873)
Cash dividends paid	(2,837)	(2,368)	(1,831)

Net cash provided by financing activities	62,333	121,526	153,662

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,646)	(27,312)	27,581
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	40,215	67,527	39,946

CASH AND CASH EQUIVALENTS AT END OF YEAR	$35,569	$40,215	$67,527

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$59,076	$66,361	$49,379
Income taxes	8,701	6,284	5,949
SUPPLEMENTAL NONCASH DISCLOSURES
Transfers from loans to other real estate owned	624	1,441	2,366
Transfers of securities to be held to maturity to securities available for sale	102,153

See accompanying notes.

REPUBLIC BANCORP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation and Business—The consolidated financial statements include the accounts of Republic Bancorp, Inc. (Parent Company) and its wholly-owned subsidiaries: Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana (together referred to as "Bank"), Republic Capital Trust and Republic Mortgage Company (collectively "Republic"). The consolidated financial statements also include the wholly owned subsidiaries of Republic Bank & Trust Company: Republic Financial Services, LLC (d/b/a Refunds Now) and Republic Insurance Agency, LLC. All significant intercompany balances and transactions have been eliminated.

        Republic operates 22 banking centers, primarily in the retail banking industry and conducts its operations predominately in metropolitan Louisville, central Kentucky, southern Indiana and through an Internet banking software application. Republic's consolidated results of operations are dependent upon net interest income, which is the difference between the interest income on interest-earning assets and the interest expense on interest-bearing liabilities. Principal interest-earning assets are securities and real estate mortgage, commercial, and consumer loans. Interest-bearing liabilities consist of interest-bearing deposit accounts and short-term and long-term borrowings.

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

        Use of Estimates—Financial statements prepared in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Estimates that are particularly subject to change include the allowance for loan losses and fair value of financial instruments. Actual results could differ from these estimates.

        Cash Flows—Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan, deposit and other borrowing transactions.

        Securities—Securities to be held to maturity are those which Republic has the positive intent and ability to hold to maturity and are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

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

        In conjunction with Republic's adoption of new guidance regarding accounting for derivative instruments and hedging activities, on January 1, 2001 Republic transferred substantially all of its securities classified as held to maturity at that date to available for sale.

        Declines in the fair value of individual securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

        Federal Home Loan Bank stock is carried at cost.

        Mortgage Banking Activities—Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or market value. Republic controls its interest rate risk with respect to mortgage loans held for sale and loan commitments expected to close by entering into agreements to sell loans. The aggregate market value of mortgage loans held for sale considers the sales prices of such agreements. Republic also provides for any losses on uncovered commitments to lend or sell.

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

        Loans—Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

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

        Allowance for Loan Losses—The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations, estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

        Premises and Equipment—Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed over the estimated useful lives of the related assets on the straight-line method. Estimated lives are 25 to 31 1/2 years for buildings and improvements, 3 to 5 years for furniture, fixtures and equipment and 3 to 9 years for leasehold improvements.

        Long Lived Assets—Long-lived assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at discounted amounts.

        Securities Sold under Agreements to Repurchase and Other Short-Term Borrowings—Substantially all repurchase agreement liabilities represent amounts advanced by customers. Securities are pledged to cover most of these liabilities not covered by federal deposit insurance. Certain of these liabilities, which are not covered by federal deposit insurance, are secured by private insurance purchased by Republic rather than by a pledge of securities.

        Stock Option Plans—Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro-forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense, using an option pricing model to estimate fair value.

        Income Taxes—Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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

        Financial Instruments—Financial instruments include off-balance sheet credit instruments, such as commitments to fund loans and standby letters of credit. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

        Derivatives—Beginning January 1, 2001, a new accounting standard required all derivatives to be recorded at fair value. If designated as hedges of fair values, both the change in fair value of the derivative and hedged item are included in earnings. Fair value adjustments related to cash flow hedges are recorded in other comprehensive income and reclassified to earnings when the hedged transaction is reflected in earnings. Ineffective portions of hedges are reflected in earnings as they occur.

        Republic periodically enters into non-exchange traded mandatory forward sales contracts in conjunction with its mortgage banking operations. These contracts, considered derivatives, typically last 60 to 90 days and are used to hedge the risk of interest rate changes between the time of the loan commitment to a borrower at a fixed rate and its sale to the secondary market. Republic had $92 million and $2 million in mandatory forward sales contracts at December 31, 2001 and 2000, in conjunction with loans held for sale and loan commitments of which the fair values were not material.

        Earnings per Share—Earnings per share are based on income (in the case of Class B Common Stock, less the dividend preference on Class A Common Stock) divided by the weighted average number of shares outstanding during the period. Earnings per share assuming dilution shows the effect of additional common shares issuable under stock options and guaranteed preferred beneficial interests in Republic's subordinated debentures. All per share amounts have been restated to reflect the stock splits occurring during the periods presented.

        Comprehensive Income—Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

        Segment Information—Segments are parts of a company evaluated by management with separate financial information. Republic's internal information is primarily reported and evaluated in three lines of business—banking, mortgage banking and Refunds Now.

        Reclassifications—Certain amounts presented in prior periods have been restated to conform with the current year presentation.

        New Accounting Pronouncements—A new accounting standard requires all business combinations to be recorded using the purchase method of accounting for any transaction initiated after June 30, 2001. Under the purchase method, all identifiable tangible and intangible assets and liabilities of the acquired company must be recorded at fair value at date of acquisition, and the excess of cost over fair value of net assets acquired is recorded as goodwill. Identifiable intangible assets must be separated from goodwill. Identifiable intangible assets with finite useful lives will be amortized under the new standard, whereas goodwill, both amounts previously recorded and future amounts purchased, will cease being amortized starting in 2002. Annual impairment testing will be required for goodwill with impairment being recorded if the carrying amount of goodwill exceeds its implied fair value. Adoption of this standard on January 1, 2002 will not have a material effect on the Republic's financial statements.

2. RESTRICTIONS ON CASH AND DUE FROM BANKS

        Republic is required by the Federal Reserve Bank to maintain average reserve balances. Cash and due from banks in the consolidated balance sheet includes $6.1 million of reserve balances at December 31, 2001.

3. SECURITIES

        Securities available for sale:

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses		Fair Value
	(in thousands)
U.S. Treasury securities and U.S. government agencies	$31,542	$481	$		$32,023
Mortgage-backed securities	179,636	798		(858)	179,576

Total securities available for sale	$211,178	$1,279		$(858)	$211,599

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and U.S. government agencies	$87,251	$246	$(188)	$87,309
Mortgage-backed securities	65,904	57	(405)	65,556
Corporate bonds	19,205		(395)	18,810
Other securities	125			125

Total securities available for sale	$172,485	$303	$(988)	$171,800

        Securities to be held to maturity:

	December 31, 2001
	Amortized Cost	Gross Unrealized Gains		Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and U.S. government agencies	$50,995	$		$(37)	$50,958
Obligations of state and political subdivisions	200		3		203
Mortgage-backed securities	31,151		10	(7)	31,154

Total securities to be held to maturity	$82,346		$13	$(44)	$82,315

	December 31, 2000
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
U.S. Treasury securities and U.S. government agencies	$40,375	$207	$(1)	$40,581
Obligations of state and political subdivisions	275	2		277
Mortgage-backed securities	63,118	345	(139)	63,324

Total securities to be held to maturity	$103,768	$554	$(140)	$104,182

        Securities having an amortized cost of $233.6 million and $255.7 million and fair value of $233.9 million and $255.4 million at December 31, 2001 and 2000 were pledged to secure public deposits, securities sold under agreements to repurchase and for other purposes, as required or permitted by law. Gross gains of $1.9 million were recognized in 2001 from proceeds of $123 million on sales of available for sale securities and proceeds of $63 million on calls of available for sale securities. Gross losses of $161,000 were recognized in 2000 from proceeds of $28 million on sales of available for sale securities.

        The amortized cost and fair value of securities, by contractual maturity, are as follows:

	December 31, 2001
	Securities to be held to maturity		Securities available for sale
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(in thousands)
Due in one year or less	$50,096	$50,081	$3,003	$3,014
Due after one year through five years	1,099	1,080	23,497	23,901
Due after five through ten years			5,042	5,108
Mortgage-backed securities	31,151	31,154	179,636	179,576

Total	$82,346	$82,315	$211,178	$211,599

4. LOANS

	December 31,
	2001	2000
	(in thousands)
Residential real estate	$571,959	$633,328
Commercial real estate	360,056	256,834
Real estate construction	70,870	77,437
Commercial	30,627	30,008
Consumer	26,905	32,662
Home equity	125,360	115,467

Total loans	1,185,777	1,145,736
Less:
Unearned interest income and unamortized loan fees	1,076	1,343
Allowance for loan losses	8,607	7,862

Loans, net	$1,176,094	$1,136,531

        Republic utilizes eligible real estate loans to collateralize advances and letters of credit from the Federal Home Loan Bank. At December 31, 2001 and 2000, Republic had $526 million and $597 million in first lien, 1-4 family residential real estate loans pledged to secure advances and letters of credit from the Federal Home Loan Bank, respectively. The Company also had $12 million in multi-family, commercial real estate loans pledged at December 31, 2001.

        Activity in the allowance for loan losses is summarized as follows:

	December 31,
	2001	2000	1999
	(in thousands)
Balance, beginning of year	$7,862	$7,862	$7,862
Provision for loan losses charged to income	3,493	1,382	1,806
Charge-offs	(4,173)	(2,290)	(2,398)
Recoveries	1,425	908	592

Balance, end of year	$8,607	$7,862	$7,862

        Information about Republic's investment in impaired loans is as follows:

	As of and for the Year Ended December 31,
	2001	2000	1999
	(in thousands)
Year-end loans with no allocated allowance for loan losses	$0	$0	$0
Year-end loans with allocated allowance for loan losses	104	767	1,043

Total	$104	$767	$1,043

Amount of the allowance for loan losses allocated	$26	$385	$700
Average of impaired loans during the year	707	714	1,043
Interest income recognized during impairment	0	0	92
Cash-basis interest income recognized	0	0	92
Nonperforming loans were as follows:
Loans past due 90 days still on accrual	521	984	968
Nonaccrual loans	5,056	3,100	2,721

        Nonperforming loans includes impaired loans and smaller balance homogeneous loans as defined in note 1.

        Loans made to executive officers and directors of Republic and their related interests in the ordinary course of business, subject to substantially the same credit policies as other loans and current in their terms, are as follows:

	Balance, Beginning Of Period	Change in Related Party Status	New Loans	Repayments	Balance, End Of Period
	(in thousands)
Year ended December 31, 2001	$17,376	$859	$10,684	$(7,354)	$21,565

5. LOAN SERVICING

        Republic was servicing loans for others (primarily FHLMC) totaling $243 million and $187 million at December 31, 2001 and 2000. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and processing foreclosures.

        Activity for capitalized mortgage servicing rights was as follows.

	December 31,
	2001	2000
	(in thousands)
Beginning of year	$624	$519
Additions	1,548	229
Amortized to expense	(287)	(124)

End of year	$1,885	$624

6. PREMISES AND EQUIPMENT

	December 31,
	2001	2000
	(in thousands)
Land	$2,054	$2,054
Office buildings and improvements	11,577	11,356
Furniture, fixtures and equipment	19,634	19,068
Leasehold improvements	2,037	2,120

Total premises and equipment	35,302	34,598
Less accumulated depreciation and amortization	15,712	15,025

Net premises and equipment	$19,590	$19,573

7. DEPOSITS

        Time deposits of $100,000 or more were approximately $87 million and $106 million at year-end 2001 and 2000.

        At December 31, 2001, the scheduled maturities of time deposits of $100,000 or more are as follows:

	Amount	Weighted Average Rate
Less than 1 year	$67,018	5.10%
Over 1 year through 3 years	16,213	5.24
Over 3 years through 5 years	3,923	4.09

Total	$87,154

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER SHORT TERM BORROWINGS

        These liabilities consist of short-term excess funds from correspondent banks, repurchase agreements and overnight liabilities to deposit customers arising from Republic's cash management program. While effectively deposit equivalents, the overnight liabilities to customers are in the form of repurchase agreements or liabilities secured by Federal Home Loan Bank letters of credit or private insurance policies purchased by Republic. Repurchase agreements collateralized by securities are treated as financings; accordingly, the securities involved with the agreements are recorded as assets and are held by a safekeeping agent and the obligations to repurchase the securities are reflected as liabilities. All securities underlying the agreements were under Republic's control.

        Information concerning securities sold under agreements to repurchase and liabilities secured by insurance policies at year-end 2001 and 2000 are as follows:

	December 31,
	2001	2000
	(in thousands)
Average outstanding balance during the year	$251,068	$243,582
Average interest rate during the year	3.40%	5.67%
Maximum month end balance during the year	$283,460	$264,682

        Included in December 31, 2001 balances is $79 million related to three major customer relationships.

9. OTHER BORROWED FUNDS

	December 31,
	2001	2000
	(in thousands)
Federal Home Loan Bank convertible fixed rate advances with weighted average interest rate of 5.39% (1)	$140,000	$10,000
Federal Home Loan Bank variable interest rate advances		40,000
Federal Home Loan Bank fixed interest rate advances, with weighted average interest rate of 5.49% at December 31, 2001, due through 2031	156,950	196,050

	$296,950	$246,050

(1)
Represents convertible fixed rate advances with the Federal Home Loan Bank (FHLB). These advances have fixed-rate periods ranging from one to five years with maturities of three to ten years if not called earlier by the Federal Home Loan Bank.

        Federal Home Loan Bank advances are collateralized by a blanket pledge of eligible real estate loans. (For additional information see Note 4 on Loans). Republic also has unsecured lines of credit totaling $40 million available through various financial institutions.

        Aggregate future principal payments on borrowed funds as of December 31, 2001 are as follows:

Year	(in thousands)
2002	$97,950
2003	90,000
2004	44,000
2005
2006 and thereafter	65,000

$296,950

        For purposes of this schedule, the $140 million in convertible fixed-rate advances are assumed to be paid on their respective call dates.

        During 2001, the Company prepaid $25 million on 6.69% Federal Home Loan Bank advances due October 2002. This transaction resulted in an extraordinary penalty of $686,000 (approximately $0.04 per share), net of income tax of $363,000.

10. GUARANTEED PREFERRED BENEFICIAL INTERESTS

        In February 1997, Republic Capital Trust (RCT), a trust subsidiary of Republic Bancorp, Inc., completed the private placement of 64,520 shares of cumulative trust preferred securities (Trust Preferred Securities) with a liquidation preference of $100 per security. Each security can be converted into ten shares of Class A Common Stock at the option of the holder. The sole asset of RCT represents the proceeds of the offering loaned to Republic Bancorp, Inc. in exchange for subordinated debentures which have terms that are similar to the Trust Preferred Securities. The subordinated debentures and the related interest expense, payable quarterly at the annual rate of 8.5%, are included in the consolidated financial statements.

        The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference. The subordinated debentures are redeemable prior to the maturity date of April 1, 2027 at the option of Republic on or after April 1, 2002, or upon the occurrence of specific events, defined within the trust indenture. Management anticipates redeeming these trust preferred securities during 2002. Republic has the option to defer interest on the subordinated debentures from time to time for a period not to exceed 20 consecutive quarters. If interest is deferred, Republic is prohibited from paying dividends to its Class A and Class B Common stockholders.

11. INCOME TAXES

        Income tax expense is summarized as follows:

	Year Ended December 31,
	2001	2000	1999
	(in thousands)
Current	$8,687	$5,904	$5,692
Deferred expense (benefit)	(108)	432	556

Total	8,579	6,336	6,248
Income tax benefit allocated to the extraordinary item	363

Tax expense allocated to income from continuing operations	$8,942	$6,336	$6,248

        The provision for income taxes differs from the amount computed at the statutory rate as follows:

	Years Ended December 31,
	2001	2000	1999
Federal statutory rate	35.0%	35.0%	35.0%
Increase (decrease) resulting from:
Tax-exempt interest income		(0.3)	(0.2)
Other	(1.2)	(1.7)	(1.0)

Effective rate	33.8%	33.0%	33.8%

        The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2001	2000
	(in thousands)
Deferred tax assets:
Depreciation	$755	$592
Allowance for loan losses	2,097	1,832
Unrealized securities losses		233
Other	200

Total deferred tax assets	3,052	2,657

Deferred tax liabilities:
FHLB dividends	2,172	1,667
Loan fees	183	155
Mortgage servicing rights	660	218
Unrealized securities gains	143
Other		455

Total deferred tax liabilities	3,158	2,495

Net deferred tax asset (liability), included in other assets	$(106)	$162

12. EARNINGS PER SHARE

        A reconciliation of the combined Class A and B Common Stock numerators and denominators of the earnings per share and earnings per share assuming dilution computations is presented below.

        Class A and B shares participate equally in undistributed earnings. The difference in earnings per share between the two classes of common stock results solely from the 10% per share dividend premium paid on Class A Common Stock over that paid on Class B Common Stock as discussed in Note 13. The aggregate dividend premium paid on Class A Common Stock for 2001, 2000 and 1999 was $224,000, $199,000 and $156,000, or approximately one and one-half cents on basic earnings per share.

	Years Ended December 31,
Basic
	2001	2000	1999
	(in thousands)
Earnings Per Share
Net Income available to common shareholders before extraordinary item	$17,494	$12,921	$12,252
Extraordinary item—early extinguishment of long-term debt	(686)

Net Income available to common shareholders	$16,808	$12,921	$12,252

Weighted average shares outstanding	16,126	16,621	16,769

Earnings Per Share before extraordinary item, basic
Class A	$1.09	$0.78	$0.73
Class B	1.07	0.77	0.72
Earnings Per Share, basic
Class A	$1.04	$0.78	$0.73
Class B	1.03	0.77	0.72
	Years Ended December 31,
Diluted
	2001	2000	1999
	(in thousands)
Earnings Per Share Assuming Dilution
Net Income before extraordinary item	$17,494	$12,921	$12,252
Add: Interest expense, net of tax benefit, on assumed conversion of guaranteed preferred beneficial interests in Republic's subordinated debentures	332	348	354

Net Income available to common shareholders assuming conversion before extraordinary item	$17,826	$13,269	$12,606
Extraordinary item—early extinguishment of long-term debt	(686)

Net Income available to common shareholders, assuming conversion	$17,140	$13,269	$12,606

	Years Ended December 31,
	2001	2000	1999
	(in thousands)
Weighted average shares outstanding	16,126	16,621	16,769
Add dilutive effects of assumed conversion and exercise:
Convertible guaranteed preferred beneficial interest in Republic's subordinated debentures	610	635	635
Stock options	356	246	496

Weighted average shares and dilutive potential shares outstanding	17,092	17,502	17,900

Diluted Earnings Per Share before extraordinary item
Class A	$1.05	$0.76	$0.71
Class B	1.03	0.75	0.69
Diluted Earnings Per Share
Class A	$1.01	$0.76	$0.71
Class B	0.99	0.75	0.69

        Stock options for 203,000 and 282,500 shares of Class A Common Stock were excluded from the 2001 and 2000 earnings per share assuming dilution because their impact was antidilutive.

13. STOCKHOLDERS' EQUITY

        Common Stock—The Class A shares are entitled to cash dividends equal to 110% of the cash dividend paid per share on the Class B Common Stock. Class A shares have one vote per share and Class B shares have ten votes per share. Class B Common Stock may be converted, at the option of the holder, to Class A Common Stock on a share-for-share basis. The Class A Common Stock is not convertible into any other class of Republic's capital stock.

        On February 12, 2001, Republic initiated an offer to purchase up to 1,000,000 shares of the Company's Class A Common Stock, approximately 7% of the shares outstanding. A total of 747,319 shares were tendered at a purchase price between $8 and $10 per share with a final price paid of $10 per share.

        Dividend Limitations—Kentucky banking laws limit the amount of dividends that may be paid to Parent Company by Republic Bank & Trust Company without prior approval of the Kentucky Department of Financial Institutions. Under these laws, the amount of dividends that may be paid in any calendar year is limited to current year's net income, as defined in the laws, combined with the retained net income of the preceding two years, less any dividends declared during those periods. At December 31, 2001, Republic Bank & Trust Company had approximately $15 million of retained earnings that could be utilized for payment of dividends if authorized by its board of directors without prior regulatory approval.

        Indiana banking laws prohibit the payment of dividends to the Parent Company by Republic Bank & Trust Company of Indiana for a period of three years without prior approval of the Indiana Department of Financial Institutions. These laws also require a minimum Tier I Capital ratio of 8% to be maintained for a period of three years.

        Regulatory Capital Requirements—The Parent Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on Republic's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Parent Company and each bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Parent Company and each bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 2001, the Parent Company, Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana meet all capital adequacy requirements to which they are subject.

        The most recent notification from the FDIC categorized each bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized each bank must maintain minimum Total Risk-Based, Tier I Risk-Based, and Tier I Leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the banks' capital ratings.

	Actual		Minimum Requirement For Capital Adequacy Purposes		Minimum Requirement To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2001
Total Risk Based Capital (to Risk Weighted Assets)
Republic Bancorp, Inc.	$139,093	13.26%	$83,943	8%	$104,929	10%
Republic Bank & Trust Co.	129,530	12.49	82,980	8	103,725	10
Republic Bank & Trust Co. of Indiana	5,179	43.01	963	8	1,204	10
Tier I Capital (to Risk Weighted Assets)
Republic Bancorp, Inc.	130,486	12.44	41,972	4	62,958	6
Republic Bank & Trust Co.	121,068	11.67	41,490	4	62,235	6
Republic Bank & Trust Co. of Indiana	5,034	41.81	482	4	722	6
Tier I Leverage Capital (to Average Assets)
Republic Bancorp, Inc.	130,486	8.36	62,448	4	78,060	5
Republic Bank & Trust Co.	121,068	7.79	62,142	4	77,678	5
Republic Bank & Trust Co. of Indiana	5,034	37.43	538	4	672	5
As of December 31, 2000
Total Risk Based Capital (to Risk Weighted Assets)
Republic Bancorp, Inc.	$130,968	12.78%	$82,012	8%	$102,516	10%
Republic Bank & Trust Co.	126,710	12.36	82,006	8	102,508	10
Tier I Capital (to Risk Weighted Assets)
Republic Bancorp, Inc.	123,106	12.01	41,006	4	61,509	6
Republic Bank & Trust Co.	118,848	11.59	41,003	4	61,505	6
Tier I Leverage Capital (to Average Assets)
Republic Bancorp, Inc.	123,106	8.13	60,599	4	75,748	5
Republic Bank & Trust Co.	118,848	7.84	60,599	4	75,749	5

14. STOCK OPTION PLAN

        Under a stock option plan, certain key employees and directors are granted options to purchase shares of Republic's common stock at fair value at the date of the grant. Options granted become fully exercisable at the end of two to six years of continued employment and must be exercised within one year.

        A summary of Republic's stock option activity, and related information for the years ended December 31 follows:

	2001				2000
	Options Class A Shares	Weighted Average Exercise Price	Options Class B Shares	Weighted Average Exercise Price	Options Class A Shares	Weighted Average Exercise Price	Options Class B Shares	Weighted Average Exercise Price
Outstanding beginning of year	1,045,500	$7.20	30,000	$4.18	1,126,000	$7.08	48,000	$3.84
Granted	194,750	7.57			137,000	6.21
Exercised	(207,000)	4.72	(26,000)	3.97	(90,000)	3.28	(18,000)	3.28
Forfeited	(50,500)	7.95			(127,500)	7.82

Outstanding year end	982,750	$7.76	4,000	$5.53	1,045,500	$7.20	30,000	$4.18

Exercisable (vested) end of year	134,500	$5.90	4,000	$5.53	30,000	$5.53	6,000	$5.53
	1999
	Options Class A Shares	Weighted Average Exercise Price	Options Class B Shares	Weighted Average Exercise Price
Outstanding beginning of year	1,217,500	$7.03	52,500	$3.83
Granted	7,000	10.63
Exercise	(22,500)	3.61	(4,500)	3.61
Forfeited	(76,000)	7.52

Outstanding year end	1,126,000	$7.08	48,000	$3.84

Exercisable (vested) end of year	—		—

        Options outstanding at year-end 2001 were as follows.

	Outstanding
	Class A		Class B
	Number	Weighted Average Remaining Contractual Life	Number	Weighted Average Remaining Contractual Life
Range of Exercise Prices
$5.53—$5.97	424,000	2.05	4,000	0.50
$6.00—$13.00	558,750	3.56

Outstanding	982,750	2.91	4,000	0.50

        Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if Republic had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model. The weighted average assumptions for options granted during the year and the resulting estimated weighted average fair values per share used in computing pro forma disclosures are as follows:

	December 31,
	2001	2000	1999
Assumptions:
Risk-free interest rate	4.99%	5.33%	5.08%
Expected dividend yield	2.37	2.36	1.03
Expected life (years)	6.00	6.00	6.00
Expected common stock market price volatility	34%	27%	17%
Estimated fair value per share	$3.71	$1.78	$2.78

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on an accelerated basis. Republic's pro forma information follows (in thousands except per share data):

	December 31,
	2001	2000	1999
Pro forma net income	$16,655	$12,568	$11,874
Pro forma earnings per share
Class A	1.00	0.76	0.71
Class B	0.99	0.74	0.70
Pro forma earnings per share assuming dilution
Class A	0.96	0.74	0.69
Class B	0.95	0.73	0.68

        Future pro forma net income will be negatively impacted should Republic choose to grant additional options.

15. EMPLOYEE BENEFIT PLANS

        Republic maintains a 401(k) plan for full-time employees who have been employed for 1,000 hours in a plan year and have reached the age of 21. Participants in the plan had the option to contribute from 1% to 15% of their annual compensation. Republic matches 50% of participant contributions up to 5% of each participant's annual compensation. Republic's contribution may increase if the Bank achieves certain operating ratios. Republic's matching contributions were $506,000; $269,000 and $446,000 for the years ended December 31, 2001, 2000 and 1999.

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

        During 2001; 2000 and 1999; 24,649 shares, 22,930 shares and 19,612 shares were allocated to participants in the plan resulting in compensation expense of $267,000; $170,000 and $205,000 respectively. At year-end 2001 the fair value of unallocated shares in the plan was approximately $3.1 million.

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

16. LEASES AND TRANSACTIONS WITH AFFILIATES

        Republic leases office facilities from Republic's Chairman and from partnerships in which Republic's Chairman and Chief Executive Officer are partners under operating leases. Rent expense for the years ended December 31, 2001, 2000 and 1999 under these leases was $1,475,000; $1,469,000 and $1,320,000. Total rent expense on all operating leases was $2,092,000; $2,060,000 and $1,747,000 for the years ended December 31, 2001, 2000 and 1999, respectively. The total minimum lease commitments under noncancelable operating leases are as follows:

	December 31, 2001
Year
	Affiliate	Other	Total
	(in thousands)
2002	$1,491	$648	$2,139
2003	1,263	702	1,965
2004	976	657	1,633
2005	858	556	1,414
Thereafter	688	2,758	3,446

	$5,276	$5,321	$10,597

        A director of Republic Bank & Trust Company is a partner in a law firm. Fees paid by Republic to this firm totaled $74,000; $53,000 and $155,000 for the years ended December 31, 2001, 2000 and 1999.

        Prior to July 1, 2000, Banker's Insurance Agency (BIA), a corporation beneficially owned by Republic's Chairman and CEO, sold title insurance to most of the Bank's mortgage borrowers. Under an agreement between BIA and Republic, Republic personnel performed certain functions for issuance of the policies. BIA recorded title insurance revenues of $540,000 and $1.1 million from Republic loan clients in 2000 and 1999. BIA paid Republic $33,000 and $61,000 for services performed by Republic employees during the same periods. On July 1, 2000, the Bank began selling title insurance directly to its mortgage borrowers.

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

        As of December 31, 2001, Republic had outstanding loan commitments totaling $188 million which includes unfunded home equity lines of credit totaling $112 million. These commitments generally have variable rates.

        At December 31, 2001, Republic's mortgage banking activities included commitments to extend credit, primarily representing fixed rate mortgage loans, totaling $96 million. Of these commitments to originate loans, borrowers with commitments totaling $9 million have elected to wait until closing to lock the rate on their loans. The commitments are generally for a period of 60 to 90 days and are at market rates. To deliver these loans to the secondary market, Republic has entered into $73 million in forward sales contracts at December 31, 2001, of which $59 million were mandatory. The realizable fair values of $14 million of commitments to extend credit were not covered by sales contracts and are therefore exposed to changes underlying interest rates until sales contracts are entered into, the customer withdraws from the commitment, or the loan is sold. Republic provides for any losses on uncovered loans and commitments to lend or sell. At December 31, 2001 no such provisions were required.

        Standby letters of credit are conditional commitments issued by Republic to guarantee the performance of a customer to a third party. The terms and risk of loss involved in issuing standby letters of credit are similar to those involved in issuing loan commitments and extending credit. Commitments outstanding under standby letters of credit totaled $21 million at December 31, 2001.

        At December 31, 2001, Republic had $93 million in letters of credit from the Federal Home Loan Bank issued on behalf of the Bank's clients. Approximately $13 million of these letters of credit were used as a credit enhancement for a client's bond offering. The remaining $80 million was used to collateralize a public funds deposit, which the Company classifies in short-term borrowings. These letters of credit reduce Republic's available borrowing line at the Federal Home Loan Bank by $93 million. Republic uses a blanket pledge of eligible real estate loans to secure the letters of credit. (For additional information see Note 4 on Loans and Note 8 on Short-term borrowings.)

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

	December 31, 2001		December 31, 2000
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in thousands)
Assets:
Cash and cash equivalents	$35,569	$35,569	$40,215	$40,215
Securities available for sale	211,599	211,599	171,800	171,800
Securities to be held to maturity	82,346	82,315	103,768	103,904
Mortgage loans held for sale	35,492	35,999	5,229	5,279
Loans, net	1,176,094	1,210,558	1,136,531	1,143,537
Federal Home Loan Bank stock	17,375	17,375	16,171	16,171
Liabilities:
Deposits:
Non interest-bearing accounts	$129,552	$129,552	$107,317	$107,317
Transaction accounts	357,341	357,341	295,913	295,913
Certificate of deposit and individual retirement accounts	379,465	384,323	460,531	462,835
Securities sold under agreements to repurchase and other short-term borrowings	282,023	282,145	263,001	263,033
Other borrowed funds	296,950	310,420	246,050	246,784
Guaranteed preferred beneficial interests in Republic's subordinated debentures	5,852	5,852	6,352	6,352

        Cash and Cash Equivalents—The carrying amount is a reasonable estimate of fair value.

        Securities Available for Sale, Securities to be Held to Maturity and Federal Home Loan Bank Stock—Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For Federal Home Loan Bank stock, the carrying amount is an estimate of fair value.

        Loans—The fair value is estimated by discounting the future cash flows using the interest rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

        Mortgage Loans Held for Sale—Estimated fair value is defined as the quoted secondary market price for such loans without regard to Republic's other commitments to make and sell loans.

        Deposits—The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the interest rates offered for deposits of similar remaining maturities.

        Securities Sold Under Agreements to Repurchase and Other Short-Term Borrowings—The carrying amount is management's estimate of fair value.

        Guaranteed Preferred Beneficial Interests—The fair value is estimated based on the estimated present value of future cash flows using the rates at which similar financings with the same remaining maturities could be obtained.

        Other Borrowed Funds—The fair value is estimated based on the estimated present value of future cash outflows using the rates at which similar loans with the same remaining maturities could be obtained.

        Commitments to Extend Credit—The fair value of commitments to extend credit is based upon the difference between the interest rate at which Republic is committed to make the loans and the rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, adjusted for the estimated volume of loan commitments expected to close. The fair value of such commitments is not material.

        Commitments to Sell Loans—The fair value of commitments to sell loans is based upon the difference between the interest rates at which Republic is committed to sell the loans and the quoted secondary market price for similar loans. The fair value of such commitments is not material.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, estimates of fair value may differ significantly from the amounts presented.

19. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

	December 31,
	2001	2000
	(in thousands)
Assets:
Cash and cash equivalents	$1,537	$1,780
Due from subsidiaries	4,552	4,112
Investment in subsidiaries	126,875	119,328
Other	18	123

Total assets	$132,982	$125,343

Liabilities and stockholders' equity:
Long-term debt	$6,152	$6,652
Other liabilities	1,715	1,749
Stockholders' equity	125,115	116,942

Total	$132,982	$125,343

STATEMENTS OF INCOME

	Years Ended December 31,
	2001	2000	1999
	(in thousands)
Income and expense:
Dividends from subsidiary	$15,699	$3,726	$8,699
Interest income	253	292	281
Interest expense	(548)	(566)	(567)
Other expense	(401)	(209)	(165)

Income before income taxes	15,003	3,243	8,248
Income tax benefit	297	254	220

Income before equity in undistributed net income of subsidiaries	15,300	3,497	8,468
Equity in undistributed net income of subsidiaries	1,508	9,424	3,784

Net income	$16,808	$12,921	$12,252

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2001	2000	1999
	(in thousands)
Operating activities:
Net income	$16,808	$12,921	$12,252
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net income of subsidiaries	(1,508)	(9,424)	(3,784)
Change in due from subsidiary	(440)	181	(2,800)
Change in other assets	105	(77)	(27)
Change in other liabilities	21	(21)	(893)

Net cash provided by operating activities	14,986	3,580	4,748

Investment activities:
Dividends on unallocated ESOP shares	(43)	(41)	(22)
Purchase of common stock of subsidiary bank	(5,000)

Net cash used in investing activities	(5,043)	(41)	(22)

Financing activities:
Dividends paid	(2,837)	(2,368)	(1,831)
Proceeds from stock options exercised	467	100	97
Repurchase of Class A common stock	(7,816)	(1,008)	(2,713)

Net cash provided by (used in) financing activities	(10,186)	(3,276)	(4,447)

Net increase (decrease) in cash and cash equivalents	(243)	263	279
Cash and cash equivalents, beginning of year	1,780	1,517	1,238

Cash and cash equivalents, end of year	$1,537	$1,780	$1,517

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

	2001
	Banking	Tax Refund Services	Mortgage Banking	Consolidated Totals
	(in thousands)
Net interest income	$55,264	$3,278	$937	$59,479
Provision for loan losses	2,389	1,104		3,493
Electronic refund check fees		2,087		2,087
Net gain on sale of loans			6,191	6,191
Other revenue	14,031	36	(2,604)	11,463
Income tax expense	7,415	425	1,102	8,942
Extraordinary item—early extinguishment of long-term debt, net of tax	686			686
Segment profit	13,822	831	2,155	16,808
Segment assets	1,549,346	507	40,978	1,590,831
	2000
	Banking	Tax Refund Services	Mortgage Banking	Consolidated Totals
	(in thousands)
Net interest income	$48,770	$2,768	$271	$51,809
Provision for loan losses	1,170	212		1,382
Electronic refund check fees		1,070		1,070
Net gain on sale of loans			1,417	1,417
Other revenue	6,789	136	(553)	6,372
Income tax expense	5,451	714	171	6,336
Segment profit	11,202	1,386	333	12,921
Segment assets	1,497,843	338	9,891	1,508,072

	1999
	Banking	Tax Refund Services	Mortgage Banking	Consolidated Totals
	(in thousands)
Net interest income	$46,108	$1,177	$320	$47,605
Provision for loan losses	1,620	186		1,806
Electronic refund check fees		1,238		1,238
Net gain on sale of loans			2,974	2,974
Other revenue	5,535	204	133	5,872
Income tax expense	5,400	461	387	6,248
Segment profit	10,597	904	751	12,252
Segment assets	1,358,311	368	10,304	1,368,983

21. SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)

        Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2001 and 2000.

	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in thousands, except per share data)
2001:
Interest income	$26,939	$28,288	$29,231	$32,938
Net interest income	15,023	14,174	14,006	16,276
Provision for loan losses	1,287	569	(152)	1,789
Income before income taxes and extraordinary item	6,955	5,645	6,677	7,160
Net income before extraordinary item	4,537	3,712	4,421	4,825
Extraordinary item, net of tax	686
Net income	3,851	3,712	4,421	4,825
Earnings per share before extraordinary item, basic:
Class A Common	0.28	0.23	0.28	0.29
Class B Common	0.28	0.23	0.27	0.29
Earnings per share before extraordinary item, assuming dilution:
Class A Common	0.27	0.22	0.27	0.28
Class B Common	0.27	0.22	0.26	0.28
Earnings per share, basic:
Class A Common	0.24	0.23	0.28	0.29
Class B Common	0.24	0.23	0.27	0.29
Earnings per share assuming dilution:
Class A Common	0.23	0.22	0.27	0.28
Class B Common	0.23	0.22	0.26	0.28
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
	(in thousands, except per share data)
2000:
Interest income	$30,975	$29,886	$28,717	$29,082
Net interest income	12,558	12,391	12,680	14,180
Provision for loan losses	376	39	432	535
Income before income taxes	4,732	4,590	4,480	5,455
Net income	3,140	3,068	3,062	3,651
Earnings per share:
Class A Common	0.19	0.19	0.18	0.22
Class B Common	0.19	0.18	0.18	0.22
Earnings per share assuming dilution:
Class A Common	0.19	0.18	0.18	0.21
Class B Common	0.18	0.18	0.18	0.21

QuickLinks

  Exhibit 13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
REPORT OF INDEPENDENT AUDITORS